As filed with the Securities and Exchange Commission on April 8, 2010

Registration No. 333-150446

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 6
To
 FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXSAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3572 (Primary standard classification industrial code number)	13-4149478 (I.R.S. Employer Identification No.)

555 St. Charles Drive, Suite 202
Thousand Oaks, California 91360
(805) 418-2700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philip Black
President and Chief Executive Officer
Nexsan Corporation
555 St. Charles Drive, Suite 202
Thousand Oaks, California 91360
(805) 418-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William R. Schreiber, Esq. Jeffrey R. Vetter, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988-8500	Denise M. Tormey, Esq. Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, NY 10020 (212) 768-6700	Craig W. Adas, Esq. Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065 (650) 802-3000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.001 par value	5,750,000	$12.00	$69,000,000.00	$4,919.70

(1)
Includes 750,000 shares issuable upon exercise of the underwriters' option to purchase additional shares from the Registrant.

(2)
Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED APRIL 8, 2010.

5,000,000 Shares
Common Stock

Nexsan Corporation is selling 4,884,000 shares of our common stock and the selling stockholder named in this prospectus is selling an additional 116,000 shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholder. We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

This is an initial public offering of our common stock. We currently expect the initial public offering price to be between $10.00 and $12.00 per share. Our common stock has been approved for listing on the NASDAQ Global Market under the symbol "NXSN."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholder	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Thomas Weisel Partners LLC

Lazard Capital Markets
Needham & Company, LLC	Morgan Keegan & Company, Inc.

The date of this prospectus is                                        , 2010.

Nexsan – storage for the digital age

DATABEAST
ASSUREON

Meeting the channel's demand for fast, reliable and scalable storage.

- Block storage systems: Fibre Channel and iSCSI
- File storage systems: Content Addressable Storage, Network File Server, Common Internet File System
- Feature rich: Replication, Thin Provisioning, Deduplication, Snapshots, Encryption
- Dedicated to channel fulfillment
- Energy-saving "green" storage

Energy
Media
Communications
Internet
E-Government
Life Science

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        In this prospectus "Nexsan," "we," "us" and "our" refer to Nexsan Corporation, and where appropriate, its subsidiaries.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common stock. Before deciding to invest in shares of our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case included elsewhere in this prospectus.

 Overview

        We are a leading provider of disk-based storage systems designed for the storage of digital information. Our systems are used to store information created in the new "digital-age" by the rapidly growing number of digital applications that are creating large amounts of information such as email, office documents, medical images and digital voice or video recordings. We have designed our products to bring enterprise-class storage features to the mid-tier market, which we define as mid-sized businesses and branch offices of larger organizations, and which has historically been underserved by legacy storage vendors. Our systems help these organizations store and access growing amounts of digital information over long periods of time by:

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  meaningfully lowering the cost of storing digital information on disk;

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  providing enterprise-class storage for mid-tier organizations;

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  minimizing the use of data center floor space by providing storage with industry-leading densities;

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  significantly reducing energy consumption in powering and cooling storage systems;

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  ensuring reliability, accessibility, integrity and security of stored data;

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  simplifying the management of storage; and

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  enabling the rapid search and retrieval of files stored.

        As a pioneer of reliable disk-based storage systems optimized for capacity and cost, our ATA and subsequent SATA RAID technology solutions have significantly reshaped the economics of storage. We have been able to offer enterprise-class storage systems at price points that have historically been as low as 1/10th of the cost of traditional storage systems. Our storage systems are designed and priced to be used by the mid-tier market and these efforts have brought the benefits of enterprise-class storage systems within reach of a larger number of organizations and a wider range of applications. In addition, our storage systems are among the first to offer energy-saving "green" technology such as MAID, or Massive Array of Idle Disks. Our products include: block storage systems, which communicate with computers over SANs, or Storage Area Networks, through Fibre Channel and iSCSI block-mode protocols; and file storage systems, which send and receive files through standard file-mode interfaces such as NFS and CIFS.

  •
  Block storage systems with Fibre Channel and iSCSI connectivity.  Our block storage systems are based on SAS and SATA disk drives, our high-performance RAID controllers and our capacity-optimized chassis and enclosures. Our systems can be used in a wide variety of applications and storage environments, including iSCSI and Fibre Channel, offer industry-leading density, are highly scalable and are priced to offer significant savings over traditional enterprise-class disk-based storage systems as well as a competitive replacement for tape-based storage systems.

  •
  Intelligent and high-speed file storage systems with strong archiving capabilities.  Our software-based file storage systems typically integrate with our block storage systems to offer our customers scalable, clusterable, secure and searchable file storage and archival systems with encryption and de-duplication.

        We sell our products through resellers, original equipment manufacturer, or OEM, partners and system integrators and to date have shipped over 24,000 systems worldwide. While our market focus is on the mid-tier market, our systems have also been installed in small businesses, as well as large global enterprises around the world.

Industry Background

        The amount of digital information being created and stored on disk by digital-age applications by businesses, governments and other organizations is growing rapidly. As disk-based storage solutions offer many advantages over tape and optical solutions in storing digital information, many organizations are increasingly using disk-based storage solutions and are reducing the use of tape or optical solutions.

        Digital information is being created by mid-tier organizations faster than ever before and this information needs to be stored longer and be readily available. Some of the key factors influencing these trends include:

  •
  Increasing number of applications that create digital information.  Businesses and organizations of all sizes are utilizing applications that create significant amounts of digital information, such as e-commerce, digital security, digital multimedia, digital medical records, digital design software and digital imaging. Many of these applications are outside of the traditional data center and are becoming more widely-used, particularly by the mid-tier market.

  •
  Larger sized and more frequently shared files.  The creation and storage of increasingly larger files associated with high-resolution video, photos, medical images and music and data-intensive documents, as well as the frequent sharing and re-saving of files, which results in the storage of duplicate data, is accelerating the growth of digital information.

  •
  Evolving business practices to store information in digital form.  Many organizations are now retaining key information in digital form for indefinite timeframes. For example, local governments are now retaining records in digital form that had previously been kept in paper form.

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  Increasing regulatory requirements.  Regulations resulting from legislation such as the Sarbanes-Oxley Act of 2002 and the Health Insurance Portability and Accountability Act, or HIPAA, require some companies to retain digital information for specified periods of time, and then often require guaranteed deletion of data when that time has elapsed. These regulations also require organizations to take reasonable measures to ensure the security and integrity of their data over sustained periods of time.

        Traditionally, high-cost disk drives optimized for performance, such as Fibre Channel and SCSI disks, have been used to store transaction-oriented database information, while less expensive, low-availability storage systems, such as tape and optical disk were used for long-term storage of digital information. However, as demands have been increasing for storing digital-age applications that create large amounts of digital content, the requirements for more cost-effective long-term disk storage have emerged. Organizations of all sizes are increasingly looking for cost-effective and energy-efficient storage solutions with high-availability that can scale to tackle the substantial growth of digital information.

        As the demand for digital content continues to increase, the result has been a shift from the need for performance-optimized storage to capacity-optimized storage. In addition, the need for ready access to information has led to the replacement of some tape and optical disk systems with disk drives.

 Limitations of Traditional Storage Systems

        Traditional disk and tape storage systems do not fully meet the needs of the mid-tier market for storing digital information. Tape-based solutions lack the reliability and performance characteristics of disk-based systems, while traditional disk-based systems typically cost significantly more, consume considerable floor space and are energy inefficient. Moreover, traditional systems also typically lack the ability to securely manage, store and protect digital information over the course of its life and unnecessarily store duplicate information, increasing the consumption of storage capacity and leading to higher storage costs.

        While the mid-tier market faces similar storage-related challenges as larger organizations, many storage solutions have been priced or designed for larger enterprises with complex storage needs, and which do not scale cost-effectively for smaller organizations.

        We believe there is an excellent opportunity to leverage our storage technology to capitalize on this market opportunity by providing solutions that help organizations efficiently, intelligently and securely store and manage digital information for the long term.

Strategy

        Our goal is to be the leading supplier of disk-based storage systems for the mid-tier market, with a focus on providing storage for digital applications. Key elements of our strategy include:

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  Continuing our history of technical innovation and utilizing technology to drive growth and reduce cost.

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  Continuing to focus on the attractive mid-tier market.

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  Continuing to integrate storage application software in our products.

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  Continuing to sell our products through channel partners.

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  Increasing our global sales coverage and marketing efforts.

Recent Developments

        We have recently completed our third fiscal quarter. Although complete financial statements for this period and the nine months ended March 31, 2010 have not been reviewed by our independent registered public accounting firm and are not yet available, we anticipate that our revenue for the three months ended March 31, 2010 will be between $16.8 million and $17.3 million. We also anticipate that our gross profit will be between $6.5 million and $6.8 million.

Corporate Information

        We were incorporated in Delaware in November 2000 and are currently headquartered in Thousand Oaks, California, with 126 employees throughout North America and Europe as of December 31, 2009. Our website address is www.nexsan.com. The information contained on our website is not a part of this prospectus. We have three principal operating subsidiaries, Nexsan Technologies Incorporated, a Delaware corporation, Nexsan Technologies Limited, a United Kingdom, U.K., corporation, and Nexsan Technologies Canada Inc., a Canadian corporation. Our principal executive offices are located at 555 St. Charles Drive, Suite 202, Thousand Oaks, California 91360, and our telephone number is (805) 418-2700.

        Nexsan and logo, Nexsan Technologies and logo, Assureon, and SATABeast are our United States, U.S., registered trademarks. We have also filed a U.S. trademark application for SASBeast, SASBoy, DeDupe SG and Nexsan iSeries. DATABeast, iSeries and SATABoy are other trademarks of ours. Other trade names, trademarks or service marks referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered	4,884,000 shares
Common stock offered by selling stockholder	116,000 shares
Common stock to be outstanding after this offering	16,623,967 shares
Over-allotment option	750,000 shares
Use of proceeds	We intend to use the proceeds of this offering for working capital and other general corporate purposes. We may use a portion of the proceeds for potential acquisitions. See "Use of Proceeds."
NASDAQ Global Market symbol	NXSN

        The common stock outstanding after this offering is based on 11,739,967 shares outstanding as of December 31, 2009 and excludes:

  •
  1,993,015 shares issuable upon exercise of options outstanding as of December 31, 2009, at a weighted average exercise price of $6.21 per share, including 403,570 shares subject to options that are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share;

  •
  732,358 shares issuable upon exercise of options granted between January 1, 2010 and March 31, 2010, at a weighted average exercise price of $9.21 per share;

  •
  292,316 shares issuable upon exercise of warrants outstanding as of December 31, 2009, at a weighted average exercise price of $8.03 per share; and

  •
  476,857 shares reserved for future issuance under our 2001 stock plan as of March 31, 2010 and to be transferred into our 2010 equity incentive plan and 193,045 shares reserved for future issuance under our 2010 employee stock purchase plan, such plans to be effective upon completion of this offering.

Except as otherwise noted, all information in this prospectus:

  •
  reflects the filing of our restated certificate of incorporation prior to the completion of this offering;

  •
  reflects the conversion of all of our outstanding shares of convertible preferred stock into an aggregate of 6,516,176 shares of common stock, effective upon the completion of this offering;

  •
  reflects the exchange of all of the outstanding exchangeable shares of our wholly-owned Canadian subsidiary into an aggregate of 464,283 shares of our common stock;

  •
  assumes the issuance of 362,598 IPO Bonus Shares on an after-tax basis, based on an assumed initial public offering price of $11.00 per share of our common stock, immediately prior to the completion of this offering.

  •
  reflects, on a retroactive basis, a 10.5-for-1 reverse split of our common stock, Series A and C convertible preferred stock and exchangeable shares effected in March 2010; and

  •
  assumes no exercise of the underwriters' over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        The following tables summarize our consolidated financial data. The consolidated statements of operations data for the fiscal years ended June 30, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended December 31, 2008 and 2009, and the consolidated balance sheet data as of December 31, 2009, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments, that management considers necessary for the fair presentation of the financial information set forth in those financial statements. You should read this data together with our consolidated financial statements and related notes to those statements included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Consolidated Statements of Operations Data:
Revenue	$49,774	$62,676	$60,895	$32,498	$34,311
Cost of revenue(1)	35,750	40,754	35,544	18,840	20,253

Gross profit	14,024	21,922	25,351	13,658	14,058
Operating expenses:
Research and development(1)	3,938	5,364	5,316	2,593	3,302
Sales and marketing(1)	8,055	10,444	11,112	5,495	7,532
General and administrative(1)	3,114	6,289	4,678	2,804	2,620
Postponed public offering costs	—	3,447	449	—	—

Total operating expenses	15,107	25,544	21,555	10,892	13,454

Income (loss) from operations	(1,083)	(3,622)	3,796	2,766	604
Total other income (expense)	(2,090)	(1,746)	(10)	499	70

Income (loss) before income taxes	(3,173)	(5,368)	3,786	3,265	674
Income tax benefit (expense)	148	35	(279)	(425)	(177)

Net income (loss)	$(3,025)	$(5,333)	$3,507	$2,840	$497

Net income (loss) per common share, basic(2)	$(0.61)	$(1.09)	$0.23	$0.34	$0.00

Net income (loss) per common share, diluted(2)	$(0.61)	$(1.09)	$0.22	$0.24	$0.00

Shares used in computing net income (loss) per common share, basic	4,923	4,910	4,827	4,813	4,851
Shares used in computing net income (loss) per common share, diluted	4,923	4,910	5,154	11,693	4,851
Pro forma net loss per common share, basic and diluted (unaudited)(2)			$(0.32)		$(0.57)

Shares used in computing pro forma net loss per common share, basic and diluted (unaudited)			11,706		11,730
Other Financial Data:
Net cash provided by (used in) operating activities	$1,840	$2,591	$1,150	$(79)	$2,176
(1)
Includes stock-based compensation expense (credit) as follows:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Cost of revenue	$2	$16	$18	$1	$12
Research and development	43	103	19	(25)	130
Sales and marketing	826	1,099	(15)	(264)	817
General and administrative	115	2,255	315	(18)	475

Total stock-based compensation expense (credit)	$986	$3,473	$337	$(306)	$1,434

(2)
See note 1 to our consolidated financial statements for a description of the method used to compute basic and diluted net income (loss) per common share and pro forma basic and diluted net income (loss) per common share which gives effect to (1) the 10.5-for-1 reverse split of our outstanding common stock, Series A and C convertible preferred stock and exchangeable shares effected in March 2010 and (2) the issuance of the IPO Bonus Shares.

      The actual consolidated balance sheet data as of December 31, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The pro forma consolidated balance sheet data set forth below give effect to (1) the conversion of all outstanding shares of convertible preferred stock into common stock upon the completion of this offering; and (2) the exchange of all outstanding exchangeable shares of our Canadian subsidiary into 464,283 shares of our common stock upon the completion of this offering. The pro forma as adjusted balance sheet data set forth below give effect to our receipt of the estimated net proceeds from the sale of 4,884,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the issuance of the IPO Bonus Shares to certain executive officers valued at $7,201,000, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, resulting in a Pre-IPO value of approximately $137.5 million. We will pay the bonus in cash of $3,213,000, representing the amount of the recipients' tax liability, and issue approximately 362,598 shares valued at $3,988,000.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted(1)
		(unaudited, in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$10,760	$10,760	$53,611
Working capital	18,367	18,367	61,218
Total assets	32,846	32,846	75,697
Notes payable	2,590	2,590	2,590
Convertible preferred stock	27,429	—	—
Exchangeable stock	3,033	—	—
Total stockholders' equity (deficit)	(14,999)	12,430	55,282
(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, the amount of cash, working capital, total assets and total stockholders' equity on a pro forma as adjusted basis by approximately $4.1 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest. Each of these risks could materially adversely affect our business, operating results and financial condition. As a result, the trading price of our common stock could decline and you might lose all or part of your investment.

 Risks Related to Our Business and Industry

Our recent profitability and growth rates may not be indicative of our future profitability or growth, and we may not be able to continue to maintain or increase our profitability or growth.

        While we have been profitable in recent periods, we had an accumulated deficit of $34.1 million as of December 31, 2009. This accumulated deficit is attributable to net losses incurred from our inception through the end of fiscal 2008. We expect to make expenditures related to expanding our business, including expenditures for additional sales and marketing, research and development, and general and administrative personnel. As a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will need to generate and sustain substantially increased revenue to maintain or increase our recent profitability. Our revenue growth trends in prior periods may not be indicative of future revenue and our recent results of operations may not be indicative of our results of operations for fiscal 2010 or future periods. Accordingly, we may not be able to maintain profitability, and we may incur losses in the future.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict. If our operating results fall below expectations, the price of our common stock could decline.

        Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. As a result, predicting our future operating results is extremely difficult.

        Our quarterly and annual expenses as a percentage of our revenue may be significantly different from our historical rates, and our operating results in future quarters may fall below expectations. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

        Factors that may affect or result in period-to-period variability in our operating results include:

  •
  fluctuations in demand for our products;

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  reductions in customers' budgets for information technology purchases and delays in their budgeting and purchasing cycles;

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  pricing and availability of components;

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  the length of time between our receipt of orders and the timing of recognition of revenue from those orders, particularly for our Assureon product;

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  fluctuations in the size of our individual sale transactions;

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  potential seasonality in some markets;

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  lengthy sales cycles for our Assureon product;

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  our ability to develop, introduce and ship, in a timely manner, new products and product enhancements;

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  our ability to control costs;

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  the timing of product releases or upgrades by us or by our competitors; and

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  pricing changes by our competitors.

        Furthermore, since we sell our products through indirect sales channels rather than a direct sales force, we often lack visibility into the demand for our products and the timing of customer orders. Accordingly, it is difficult for us to accurately predict quarter-to-quarter demand.

        In addition, we expect to incur additional cash and non-cash sales and marketing and general and administrative expenses in the quarter in which our initial public offering is completed, including payment of applicable withholding taxes, as a result of the issuance of IPO Bonus Shares immediately prior to the completion of this offering. Based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, we expect to incur expenses of approximately $7.2 million related to these IPO Bonus Shares in the quarter in which they are issued. Please refer to the section of this prospectus entitled "Executive Compensation—Employment, Severance and Change of Control Arrangements," for a further discussion of the IPO Bonus Shares.

Current uncertainty in global economic conditions makes it particularly difficult to predict demand for our products, and makes it more likely that our actual results could differ materially from expectations.

        Our operations and performance depend on worldwide economic conditions, which have been depressed in the United States, or U.S., and other countries and may remain depressed for the foreseeable future. These conditions make it difficult for our customers and potential customers to accurately forecast and plan future business activities and could cause our customers and potential customers to slow or reduce spending on capital equipment such as our products. These economic conditions could also cause our competitors to drastically reduce prices or take unusual actions to gain a competitive edge, which could force us to provide similar discounts and thereby reduce our profitability. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery, worldwide, in the U.S., or in our industry. These and other economic factors could have a material adverse effect on demand for our products and services and on our financial condition including profitability and operating results.

We face intense competition from a number of established companies and expect competition to increase in the future, which could prevent us from increasing our revenue and end user base.

        The market for our products is highly competitive, and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products and result in increased pricing pressure, reduced margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business.

        Currently, we face competition from traditional providers of storage systems. In addition, we also face competition from other public and private companies, as well as recent market entrants, that offer products with similar functionality as ours. Our products compete with Compellent, Dell, EMC, Hewlett-Packard, Hitachi Data Systems, Infortrend, IBM, NetApp, Promise Technology and Sun Microsystems, among others. In addition, we compete against internally developed storage solutions, as well as combined third-party software and hardware solutions. Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Given their capital resources and broad product and service offerings, many of these competitors may be able to offer reduced pricing for their products that are competitive with ours, which in turn could cause us to reduce our prices to remain competitive. Potential customers may have long-standing relationships with our competitors, whether for storage or other network equipment, and potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Many of our competitors benefit from established brand awareness and long-standing relationships with key decision makers at many of our current and prospective customers. We expect that our competitors will seek to leverage these existing relationships to encourage customers to purchase their products.

        We expect increased competition from other established and emerging companies, including companies such as storage software and networking infrastructure companies that provide complementary technology and functionality. We also expect that some of our competitors may make acquisitions of businesses that would allow them to offer more directly competitive and comprehensive solutions than they had previously offered. For example, EMC acquired Data Domain, Dell acquired EqualLogic, HP acquired LeftHand Networks and Oracle proposes to acquire Sun Microsystems. Our current and potential competitors, including any of our suppliers, may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share. In addition, third parties currently selling our products also market products and services that compete with ours. Any of these competitive threats, alone or in combination with others, could seriously harm our business.

As our product offerings become more complex, the timing of our revenue recognition may become less predictable.

        As we expand the range of products and functionality we offer, the revenue recognition requirements that apply to our revenue streams will become more complex than those that apply to our standalone products, for which we generally recognize revenue when the product is shipped. We expect this trend to continue as we expand our offerings. For example, for revenue recognition purposes, our Assureon product is considered a software system sale, which is a multiple-element system that includes hardware, software and software support. We determine the fair value of each element of the multiple-element arrangement based on vendor-specific objective evidence, or VSOE. Effective in the fourth quarter of fiscal 2008, we were able to establish VSOE of fair value for post-contract customer support services on certain Assureon sale transactions based on a stated renewal rate for post-contract customer support services, and in these instances, we allocate revenue to the delivered elements using the residual method. As we offer new products and features, we could be required to recognize revenue under the more complex revenue recognition rules, which could make predicting our future revenue more difficult.

We rely heavily on value-added resellers and other channel partners to sell our products. Any disruptions to, or failure to develop and manage, our relationships with these third parties could have an adverse effect on our existing end user relationships and on our ability to maintain or increase revenue.

        We do not use a direct sales force. Instead, we rely on third-parties such as resellers, OEM partners and systems integrators to sell our products. Accordingly, over the past year we have invested, and we intend to continue to invest in, increasing our sales personnel, who sell to, manage, market to, and support our channel partners. Our future success highly depends upon maintaining and managing the existing relationships with our channel partners and establishing relationships with new channel partners. Recruiting and retaining qualified channel partners and training them in our technology and product offerings requires significant time and resources. To develop and expand our relationships with our channel partners, we must continue to scale and improve our processes and procedures that support our channel partners, including investments in systems and training. This may become increasingly complex, difficult and expensive to manage, particularly as the geographic scope of our end user base expands. Any failure on our part to train our channel partners and to manage their sales activities could harm our business.

        Our agreements with channel partners generally are short-term, have no minimum sales commitment and do not prohibit them from offering products and services that compete with ours. Accordingly, our channel partners may choose to discontinue offering our products, promote competing products or may not devote sufficient attention and resources toward selling our products. From time to time, our competitors might provide more favorable incentives to our existing and potential channel partners to promote or sell their products, which could have the effect of reducing sales of our products.

Because we rely on channel partners to sell our products, we have less contact with end users, which makes it difficult for us to manage the sales process, quality of service, respond to end user needs and forecast future sales.

        Because we rely on third parties to sell our products, we have less contact with our end users and less control over the sales process, quality of service and responsiveness to end user needs. As a result, it may be more difficult for us to ensure the proper delivery and installation of our products and to adequately predict the needs of our end users for enhancements to existing products or for new products. Furthermore, a negative end user experience with our channel partners could cause customers to be dissatisfied with us or our products, which could harm our business. In addition, we have less visibility into future sales than we might otherwise have using a direct sales force, which makes it more difficult for us to forecast demand for our products.

Failure to adequately expand and ramp our sales personnel and further develop and expand our indirect sales channel will impede our growth.

        We have invested in growing the number of our sales personnel and channel partners and we plan to continue to expand and ramp our sales force who sell to, manage, market to, support our channel partners and engage additional channel partners, both domestically and internationally. Identifying and recruiting these people and entities and training them in our systems require significant time, expense and attention. This expansion will require us to invest significant financial and other resources. Our business will be seriously harmed if our efforts to expand and ramp our sales personnel and expand our indirect sales channels do not generate a corresponding significant increase in revenue.

We derive the substantial majority of our revenue from sales of our block storage systems, and a decline in demand for these products would harm our business.

        Historically, we have derived more than 90% of our revenue from sales of our block storage systems. We expect to continue to depend on sales of our block storage systems for the foreseeable future and, accordingly, will be vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, customer budgetary constraints or other factors. A decline in demand for our block storage systems would harm our business.

Our gross margins may decrease with decreases in the average selling prices of our current products, changes in our product mix, or increasing costs which may adversely impact our operating results.

        To maintain our selling prices and increase our gross margins, we must develop and introduce on a timely basis new products and product enhancements, as well as continually reduce our product costs. Our failure to do so would likely cause our revenue and gross margins to decline, which could harm our operating results and cause the price of our stock to decline. Our industry has historically experienced a decrease in average selling prices for similar types of products. The average selling prices of our products could decrease in response to competitive pricing pressures, evolving technologies and new product introductions by us or our competitors. In addition, increases in the cost of our components could increase our cost of revenue. We also anticipate that our gross margins will fluctuate from period to period as a result of the mix of products we sell in any given period. If our sales of higher margin products do not significantly expand as a percentage of revenue, our overall gross margins and operating results would be adversely impacted.

Our inability to increase sales of our Assureon product, which we sell primarily through OEM partners and systems integrators, could harm our business.

        Our Assureon product was commercially released in February 2006 and constituted less than 10% of our total revenues in the six months ended December 31, 2009. We cannot assure you that our Assureon product will become widely accepted or that we will be able to derive substantial revenue from the sale of this product. Our principal competitors for our Assureon product include EMC and NetApp, which are substantially larger, have greater resources than we do and may utilize a direct sales force to sell their competing products. For us to substantially increase sales of our Assureon product, we must develop additional relationships with OEM partners and systems integrators. As a result, we may need to hire additional sales personnel and expend additional resources developing these relationships. Our failure to increase sales of our Assureon product for any reason could harm our business.

Our sales cycle for our Assureon product can be long and unpredictable. As a result, our sales are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate.

        Sales of our Assureon product can involve substantial education of prospective customers about the use and benefits of the product. Sales are also subject to prospective customers' budget constraints and approval processes, and a variety of unpredictable administrative, processing and other delays. Accordingly, it is difficult to predict future sales activity for this product. Because of the larger size of Assureon product sales as compared to our other products, if Assureon sales expected from specific customers for a particular quarter are not realized in that quarter or at all, our results of operations for that quarter may be materially and adversely affected.

We purchase our disk drives, power supplies and certain components for our products from a limited number of suppliers. If these or any of our other suppliers are not able to meet our requirements, it could negatively impact our ability to fulfill customer orders and harm our business.

        Our products incorporate sophisticated components, including disk drives, high-density memory components and chips, from a variety of suppliers. In particular, we rely on Bell Microproducts Inc., a value-added distributor, to provide us with disk drives. Bell Microproducts generally obtains disk drives from Hitachi Global Storage Technologies, Seagate Technology LLC and Western Digital Corporation. In addition, we obtain our power supplies from BluTek Power, Inc. and our microprocessors from PMC-Sierra, Inc. and servers from Dell Inc. Qualifying components for our products can take up to several months, as this process involves lengthy testing and substantial work to ensure they are compatible with our products. Accordingly, if we needed to find new suppliers of components, it could take a significant amount of time to transition to the new supplier, which could delay our ability to ship products. Component quality is particularly significant with respect to our disk drives, and we could in the future experience quality control issues and delivery delays with our suppliers, which could negatively impact our ability to ship products, which could harm our business.

        Additionally, we periodically need to transition our product lines to incorporate new technologies developed by us or our suppliers. For example, from time to time our suppliers may discontinue production of underlying components and products due to new technologies that have been incorporated into such components and products or due to the acquisition of a supplier by another entity. Such a discontinuance can occur on short notice, and we and our suppliers may require a significant amount of time to qualify the new technologies to ensure that they are compatible with our products. We also may incur significant expenses to purchase "end of life" components.

        We do not have long-term contracts with any of our current suppliers, and we purchase all components on a purchase-order basis. If any of our suppliers were to cancel or materially change any commitment they may have with us, or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders, be unable to develop or sell certain products cost-effectively or on a timely basis, if at all, and have significantly decreased revenue.

Any price increases, shortages or interruptions of supply of components for our products would adversely affect our revenue and gross profits.

        We may be vulnerable to price increases for components. In addition, in the past we have occasionally experienced shortages or interruptions in supply for certain components, which caused us to purchase these items at a higher cost than we had initially forecast. To help address these issues, we have in the past and we could in the future, decide to purchase quantities of these items that are above our foreseeable requirements. As a result, we could be forced to increase our excess and obsolete inventory reserves to account for excess quantities. If we experience any shortage of components or receive components of unacceptable quality or if we are not able to procure components from alternate sources at acceptable prices and within a reasonable period of time, our revenue and gross profit could decrease significantly.

If we fail to develop and introduce new products in a timely manner, or if we fail to manage product transitions, we could experience decreased revenues.

        Our future growth depends on our ability to develop and introduce new products successfully. Due to the complexity of our products, there are significant technical risks that may affect our ability to introduce new products successfully. If we are unable to develop and introduce new products in a timely manner or in response to changing market conditions or customer requirements, or if these products do not achieve market acceptance, our growth could be negatively impacted and our operating results could be materially and adversely affected.

        In addition, components used in our products are periodically discontinued by our suppliers, which could result in our having to change our product designs. We are also periodically required to redesign some of our products in order to remain competitive because of increased functionality or higher performance afforded by new components. If these redesigns are not timely, of if they result in unexpected issues related to quality or performance, sales of our products could be adversely affected.

        Product introductions by us in future periods may also reduce demand for our existing products. As new or enhanced products are introduced, we must successfully manage the transition from older products, avoid excessive levels of older product inventories and ensure that sufficient supplies of new products can be delivered to meet customer demand. Our failure to do so could adversely affect our operating results.

We rely principally on two contract manufacturers and other third parties to assemble portions of our products, perform printed circuit board, or PCB, layout, agency testing and assembling. If we fail to accurately forecast demand for our products or successfully manage our relationships with our contract manufacturers or other third-party service providers, our ability to ship and sell our products could be negatively impacted.

        We rely principally on two contract manufacturers to manufacture our block and file storage products, manage our supply chain and negotiate costs for some components. Specifically, we rely on AWS Cemgraft in England and Cal Quality in California to manufacture our products. We also rely on third parties to perform PCB layout and testing and assembly. Our reliance on third parties for these services reduces our control over the manufacturing process, production costs and product supply. In addition, none of our contract manufacturers is contractually obligated to perform manufacturing services for us, and they may elect not to perform these services or perform at levels that are insufficient to meet our manufacturing needs. If we fail to manage our relationships with our contract manufacturers or if any of our contract manufacturers experiences delays, disruptions, capacity constraints or quality control problems in their operations, our ability to ship products could be impaired and our competitive position, reputation, customer relationships, product sales and revenue could be harmed. If we are required to change any of our contract manufacturers for any reason, we may lose revenue, incur increased costs and damage our customer relationships.

        Our contract manufacturers also manufacture products for other companies. If our contract manufacturers experience demand for their services beyond their capacity, they may give priority to other customers, particularly those who place larger orders than us, and this could impact our ability to timely ship our products.

        We intend to introduce new products and product enhancements, which could require us to achieve volume production rapidly. We may need to increase our component purchases, contract manufacturing capacity and internal test and quality functions if we experience increased demand. If our contract manufacturers are unable to provide us with adequate supplies of high-quality products, or if we or any of our contract manufacturers are unable to obtain adequate quantities of components, it could cause a delay in our order fulfillment and harm our business.

If we fail to adequately manage our product inventory, we may incur excess product inventory costs and write downs or we may have insufficient quantities to meet customer demand and our financial results could be adversely affected.

        We must effectively manage our product inventory. We place orders to manufacture our products based on rolling forecasts. Since we utilize an indirect, rather than direct, sales channel, our future sales are difficult to predict with certainty. We may seek to increase orders during periods of product shortages or delay orders in anticipation of new products, and as a result may have insufficient quantities of products available to meet customer demand. On the other hand, if we manufacture more products than we need, we could incur excess manufacturing and component costs and could be required to write down inventory for any obsolete or excess products. As we introduce new products, we risk creating obsolete or excess inventory of our existing products. For example, in fiscal 2006, we incurred an inventory write down of approximately $1.0 million related to the excess inventory of our ATA products as we introduced new products.

If our products do not interoperate with our end users' existing network infrastructure, including hardware, software and other networking equipment, installations will be delayed or cancelled and our financial results could be adversely affected.

        Our products must interoperate with end users' existing networks, which often have different specifications, utilize multiple protocol standards and products from multiple vendors, and contain multiple generations of products that have been added over time. We may be required to modify our software or hardware, so that our products will interoperate with our end users' existing network infrastructure. This could cause longer installation times for our products, result in reduced new orders for our products, and could cause order delays or cancellations, any of which would adversely affect our business.

Our products are complex and may contain undetected software or hardware errors, which could harm our reputation and future product sales.

        Our products are complex and it is possible that despite our testing, defects, incompatibilities with products from other vendors or other errors may not be discovered until after a product has been installed and used by customers. Errors, defects, incompatibilities or other problems with our products or other products within a larger system could result in a number of negative effects on our business, including:

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  loss of customers;

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  loss of or delay in revenue;

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  loss of market share;

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  damage to our brand and reputation;

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  inability to attract new customers or achieve market acceptance;

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  diversion of development resources;

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  increased service and warranty costs;

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  legal actions by our customers; and

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  increased insurance costs.

        If any of these occurs, our operating results could be harmed.

If our channel partners do not properly install our products or integrate our products with other products, our reputation and business may be harmed.

        Because we rely on channel partners to sell, install and integrate our products, we have limited control over how our products are used. If any of our channel partners incorporate any of our products into a storage system that does not perform as an end user customer expects, our reputation and business could be harmed, even if our product performs properly.

Our products handle important data for our customers and are highly technical in nature. If end user data is lost or corrupted, or our products contain software errors or hardware defects, our reputation and business could be harmed.

        Our products store important data for our end users. The process of storing that data is highly technical and complex. If any data is lost or corrupted in connection with the use of our products, our reputation could be seriously harmed and market acceptance of our products could suffer. In addition, our products could contain software errors, hardware defects or security vulnerabilities. Some software errors or defects in the hardware components of our products may be discovered only after a product has been installed and used by our end users. Any such errors, defects or security vulnerabilities discovered in our products could result in lost revenue or customers, increased service and warranty costs, harm to our reputation and diversion of attention of our management and technical personnel, any of which could significantly harm our business. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management's attention and adversely affect the market's perception of us and our products.

If we do not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, our business could be adversely affected.

        We compete in a market characterized by rapid technological change, frequent new product introductions, evolving industry standards and changing customer needs. We cannot assure you that we will be able to anticipate future market needs or be able to develop new products or product enhancements to meet those needs in a timely manner, or at all. The product development process can be lengthy, and we may experience unforeseen delays in developing new products, product enhancements or technologies. In addition, although we invest a considerable amount of money into our research and development efforts, any new products or product enhancements that we develop may not achieve widespread market acceptance. As competition increases in the storage industry and the IT industry in general, it may become even more difficult for us to stay abreast of technological changes or develop new technologies or introduce new products as quickly as our competitors, many of which have substantially greater financial, technical and engineering resources than we do. Additionally, risks associated with the introduction of new products or product enhancements include difficulty in predicting customer needs or preferences, transitioning existing products to incorporate new technologies, the capability of our suppliers to deliver high-quality components required by such new products or product enhancements in a timely fashion, and unknown defects in such new products or product enhancements. If we are unable to keep pace with rapid industry, technological or market changes, our business could be harmed.

Our international sales and operations introduce risks that can harm our business.

        In fiscal 2009 and the six months ended December 31, 2009, we derived approximately 35% and 33%, respectively, of our revenue from customers outside the U.S., and we expect to continue to expand our international operations. We have personnel in the U.S., Canada and the U.K. and sales personnel and channel partners worldwide. We expect to continue to hire additional personnel and add channel partners worldwide, and as a result may need to expand our existing international facilities and establish additional international subsidiaries and offices. Our international operations could subject us to a variety of risks, including:

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  increased exposure to foreign currency exchange rate risk;

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  the potential inability to attract, hire and retain qualified management and other personnel in our international offices;

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  the increased travel, infrastructure and legal compliance costs associated with multiple international locations;

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  difficulties in enforcing contracts, collecting accounts receivable and managing longer payment cycles, especially in emerging markets;

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  tariffs and trade barriers and other regulatory or contractual provisions limiting our ability to sell or develop our products in certain foreign markets;

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  export controls, especially for encryption technology; and

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  reduced protection for intellectual property rights in some countries.

        As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Our failure to manage any of these risks successfully could harm our international operations and reduce our international sales.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

        We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some we may work with, may not be subject to these prohibitions. While we maintain policies that require compliance with these rules, we cannot assure you that our employees, agents or other business partners will not engage in such conduct for which we might be held responsible. If our employees, agents or other business partners are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we fail to manage future growth effectively, our business could be harmed.

        In recent years, we have experienced growth in the size and scope of our business, and if that growth continues, it will continue to place significant demands on our management, infrastructure and other resources. We have also expanded the geographic scope of our business, establishing operations in Canada as a result of our acquisition of AESign Evertrust Inc. in March 2005 and establishing and managing our reseller networks in China and Japan.

        We expect to continue to expand in select international markets. Continued growth in the size and scope, including the geographic scope, of our business operations will require substantial management attention with respect to:

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  recruiting, hiring, integrating and retaining highly skilled and motivated individuals;

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  managing increasingly dispersed geographic locations and facilities; and

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  establishing an integrated information technology infrastructure; and establishing company-wide systems, processes and procedures.

        We intend to rely on third parties to provide some of these services for us. For example, we have contracted with a third party to administer our human resources training, compensation benefit management and compliance activities. If any of these third-party providers are unable to adequately provide the support for which we have retained them, we could be unable to find a suitable replacement service provider or be subject to regulatory actions related to our compliance activities. Our business could be harmed if we are not successful in effectively managing any future growth.

If we fail to establish and maintain proper and effective internal control over financial reporting, our operating results and our ability to operate our business could be harmed.

        The Sarbanes-Oxley Act of 2002 requires, among other things, that we establish and maintain adequate disclosure controls and procedures and internal control over financial reporting. In connection with the audit of our financial statements for the fiscal year ended June 30, 2007, material weaknesses in our internal control over financial reporting were noted. Subsequent to that audit, we increased the size of our finance organization by hiring additional technical personnel, implemented new controls and improved processes and no material weaknesses were noted in the audit of our financial statements for the fiscal years ended June 30, 2008 and 2009. We cannot provide assurance that we will not have material weaknesses in the future, which could cause us to be unable to timely report financial information, cause the market price of our stock to decline or subject us to investigations or litigation by regulatory authorities or other persons or entities.

As a public company we will be required to assess our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act and file periodic reports with the SEC. If we are unable to comply with these requirements in a timely manner, or if material weaknesses or significant deficiencies persist, the market price of our stock could decline and we could be subject to sanctions or regulatory investigations, which could harm our business.

        Commencing with our fiscal year ending June 30, 2011, we must perform an assessment of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expenses and expend significant management efforts. Prior to this offering, we have never been required to test our internal controls within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner, particularly if material weaknesses or significant deficiencies persist. In addition, SEC rules require that, as a public company following completion of this offering, we file periodic reports containing our financial statements within a specified time following the completion of quarterly and annual periods. If we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or the SEC reporting requirements in a timely manner, or if we or our independent registered public accounting firm continue to note or identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange upon which our common stock is listed, the SEC or other regulatory authorities, which would require additional financial and management resources and increase our operating expenses.

If our third-party providers of on-site product support fail to adequately support the end users of our products, our reputation and business could be harmed.

        We rely primarily on Eastman Kodak Company, or Kodak, and on other service providers, in various geographic locations, to provide on-site support for our products. Since Kodak and our other service providers work directly with the end users of our products for their on-site support needs, we have limited contact with our end users that require on-site support. If our end users are not satisfied with the support that they receive from these service providers, our end users may become dissatisfied with our products and purchase products from our competitors in the future.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

        Our products include technology that subjects us to export control laws that limit where and to whom we sell our products. In addition, various countries regulate the import of certain technologies and have enacted laws that could limit our ability to distribute our products or could limit our end users' ability to deploy our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our existing and new products in international markets, prevent end users with international operations from deploying our products throughout their global systems, or in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import laws, shift in the enforcement or scope of existing laws, or change in the countries, persons or technologies targeted by such laws, could decrease our ability to export or sell our products outside of the United States.

A decrease in government spending on the storage market could adversely affect our revenue and financial results.

        Sales to government entities have recently contributed to our revenue. Future revenue from government entities is unpredictable and subject to shifts in government spending patterns. Government agencies are subject to budgetary processes and expenditure constraints that could lead to delays or decreased capital expenditures in information technology spending. If the government or individual agencies within the government reduce or shift their capital spending patterns, our revenues and financial results may be adversely affected.

If we are unable to protect our intellectual property rights, our competitive position could be harmed and we could be required to incur significant expenses to enforce our rights.

        We depend on our ability to protect our proprietary information and technology. We rely on trade secret, patent, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. Despite our efforts, the steps we have taken to protect our intellectual property rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, particularly outside of the U.S. Further, with respect to patent rights, we do not know whether our pending patent application will result in the issuance of a patent or whether the examination process will require us to narrow our claims, and even if the patent is issued, it may be contested, circumvented or invalidated over the course of our business. Moreover, the rights granted under our issued patents or patents that may be issued in the future may not provide us with proprietary protection or competitive advantages, and competitors may be able to develop similar or superior technologies to our own now or in the future. Protecting against the unauthorized use of our proprietary rights can be expensive and difficult. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of management resources, either of which could harm our business. Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights than us. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property.

Claims by others that we infringe their intellectual property rights could harm our business.

        The storage industry is characterized by a large number of patents and frequent patent litigation. We may in the future be contacted by third parties suggesting that we seek a license to certain of their intellectual property rights that they may believe we are infringing upon. We expect that infringement claims against us may increase as the number of products and competitors in our market increases and overlaps occur. In addition, as a publicly traded company, we believe that we will face a higher risk of being the subject of intellectual property infringement claims. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim, and could distract our management from our business. Furthermore, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages. A judgment against us could also include an injunction or other court order that could prevent us from offering our products. In addition, we might be required to seek a license for the use of such intellectual property, which may not be available on commercially reasonable terms, or at all. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and may ultimately not be successful. Any of these events could seriously harm our business. Third parties may also assert infringement claims against our customers, channel partners and authorized service providers. Because we generally indemnify our customers, channel partners and authorized service providers if our products infringe upon the proprietary rights of third parties, any such claims could require us to initiate or defend protracted and costly litigation on their behalf, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers, channel partners and authorized service providers.

If we are unable to obtain the rights necessary to use or continue to use third-party intellectual property in our products, our business could be harmed.

        Certain of our products include intellectual property owned by third parties. From time to time we may be required to renegotiate with these third parties, or negotiate with other third parties, to include their technology in our existing products, in new versions of our existing products or in new products. We may not be able to negotiate or renegotiate licenses on reasonable terms on a timely basis, or at all. If we are unable to obtain the rights necessary to use or continue to use third-party intellectual property in our products, we may not be able to sell the affected products, we could face delays in product releases until alternative technology can be identified, licensed or developed, and integrated into our current or future products. Any of these issues, if they occur, could harm our business.

Our use of open source software could impose limitations on our ability to develop or ship our products.

        We incorporate open source software into our products. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to market our products. In such event, we could be required to seek licenses from third parties to continue offering our products, make generally available, in source code form, proprietary code that links to certain open source modules, re-engineer our products, discontinue the sale of our products if re-engineering could not be accomplished on a cost-effective and timely basis, or become subject to other consequences, any of which could adversely affect our business.

We may seek to expand our business through acquisitions of, or investments in, other companies, each of which could divert management's attention, be viewed negatively, lead to integration problems, disrupt our business, increase our expenses, reduce our cash, cause dilution to our stockholders or otherwise harm our business.

        In the future, we may seek to acquire additional companies or assets that we believe may enhance our product offerings or market position. We may not be able to find suitable acquisition candidates and we may not be able to complete acquisitions on favorable terms, if at all. If we complete acquisitions, these transactions may be viewed negatively by our customers, financial markets or investors. In addition, any acquisitions that we make could lead to difficulties in integrating personnel and operations from the acquired businesses and in retaining and motivating key personnel from these businesses. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities and increase our expenses. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense related to intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, any of which could harm our business.

The issuance of new accounting standards or future interpretations of existing accounting standards could adversely affect our operating results.

        We prepare our financial statements to conform to accounting principles generally accepted in the U.S. A change in those principles could have a significant effect on our reported results and might affect our reporting of transactions completed before a change is announced. Generally accepted accounting principles in the U.S. are issued by and are subject to interpretation by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or AICPA, the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. The regulatory bodies listed above continue to issue interpretations and guidance for applying the relevant accounting standards to a wide range of sales practices and business arrangements applicable to us. The issuance of new accounting standards or future interpretations of existing accounting standards, or changes in our business practices could result in future changes in our revenue recognition or other accounting policies that could have a material adverse effect on our results of operations.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and NASDAQ, impose additional requirements on public companies, including enhanced corporate governance practices. For example, NASDAQ listing requirements require that listed companies satisfy certain corporate governance requirements relating to independent directors, audit committees, distribution of annual and interim reports, stockholder meetings, stockholder approvals, solicitation of proxies, conflicts of interest, stockholder voting rights and codes of business conduct. Our management and other personnel will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we incurred approximately $3.9 million of costs in preparing for this offering through June 30, 2009 that we would not have incurred if we remained private. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers.

Our future success depends on our ability to attract and retain key personnel, and our failure to do so could harm our ability to grow our business.

        Our success highly depends upon the performance of our senior management and key accounting and finance, technical and sales personnel. Our management and employees can terminate their employment at any time, and the loss of the services of one or more of our executive officers or other key employees could harm our business. Our success also is substantially dependent upon our ability to attract additional personnel for all areas of our organization, particularly in our finance, sales, and research and development departments. Our dependence on attracting and retaining qualified personnel is particularly significant as we attempt to grow our organization. Competition for qualified personnel in our industry and in the finance area is intense, and we may not be successful in attracting and retaining such personnel on a timely basis, on competitive terms, or at all. If we are unable to attract and retain the necessary technical, sales and other personnel on a cost-effective basis, our business could be harmed.

We are subject to laws and regulations governing the environment and may incur substantial environmental regulation costs, which could harm our operating results.

        We are subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products and making producers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. These laws and regulations have been enacted in several jurisdictions in which we sell our products, including various European Union, or EU, member countries. For example, the EU enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS, and the Waste Electrical and Electronic Equipment, or WEEE, directives. RoHS regulates the use of certain substances, including lead, in certain products, including hard drives, sold after July 1, 2006. Similar legislation may be enacted in other locations where we sell our products. We will need to ensure that we comply with these laws and regulations as they are enacted, and that our component suppliers also comply with these laws and regulations.

        If we or our component suppliers fail to comply with the legislation, our customers may refuse or be unable to purchase our products, or we could incur penalties or other costs, any of which could harm our business. In addition, in connection with our compliance with these environmental laws and regulations, we could incur substantial costs and be subject to disruptions to our operations and logistics. Furthermore, if we were found to be in violation of these laws, we could be subject to governmental fines and liability to our customers. If we have to make significant capital expenditures to comply with environmental laws, or if we are subject to significant expenses in connection with a violation of these laws, our business could suffer.

If we need additional capital in the future, it may not be available on favorable terms, or at all, which could adversely impact our business.

        We have historically relied on outside financing to fund our operations, capital expenditures and expansion. However, we may require additional capital from equity or debt financing in the future to fund our operations, or respond to competitive pressures or strategic opportunities. We may not be able to secure additional financing on favorable terms, or at all. The terms of additional financing may place limits on our financial and operating flexibility. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into or exercisable for equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new securities we issue could have rights, preferences or privileges senior to those of existing or future holders of our common stock, including shares of common stock sold in this offering. If we are unable to obtain necessary financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Interruption or failure of our information technology and communications systems or other interruptions in our operations or those of our suppliers, manufacturers and channel partners could impair our ability to operate our business, which could harm our operating results.

        Our systems, facilities and operations and those of our suppliers, manufacturers, channel partners and other supply chain participants are vulnerable to damage or interruption from earthquakes, pandemics, work stoppages, floods, fires, terrorist attacks, power losses, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. If any of these events were to occur, our ability to operate our business could be seriously impaired. In addition, we may not have adequate insurance to cover our losses resulting from natural disasters or other significant business interruptions. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition.

Risks Related to the Offering

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

        Before this offering, there was no public trading market for our common stock, and we cannot assure you that one will develop or be sustained after this offering. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. The initial public offering price for our common stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business. As a result of these and other factors, the price of our common stock may decline, and you could lose some or all of your investment.

The price of our common stock may be volatile and the value of your investment could decline.

        The stock market in general, and the market for technology stocks in particular, have been experiencing high levels of volatility. The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

  •
  price and volume fluctuations in the overall stock market from time to time;

  •
  significant volatility in the market price and trading volume of technology companies;

  •
  actual or anticipated changes in our results of operations or fluctuations in our operating results;

  •
  actual or anticipated changes in the expectations of investors or securities analysts;

  •
  actual or anticipated developments in our competitors' businesses or the competitive landscape generally;

  •
  litigation involving us, our industry or both;

  •
  regulatory developments in the U.S., foreign countries or both;

  •
  economic conditions and trends in our industry;

  •
  major catastrophic events;

  •
  sales of large blocks of our stock; or

  •
  departures of key personnel.

        In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management's attention and resources from our business.

Future sales of outstanding shares of our common stock into the market in the future could cause the market price of our common stock to drop significantly, even if our business is doing well.

        If our existing stockholders sell a large number of shares of our common stock or the public market perceives that these sales may occur, the market price of our common stock could decline. Based on shares outstanding on December 31, 2009, upon the completion of this offering, assuming no outstanding options or warrants are exercised prior to the completion of this offering, we will have approximately 16,623,967 shares of common stock outstanding. All of the shares offered under this prospectus will be freely tradable without restriction or further registration under the federal securities laws, unless purchased by our affiliates. The remaining shares of our common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  172,366 shares not subject to a lock-up or market standoff agreement with Thomas Weisel Partners, LLC or with us will be eligible for immediate sale upon the completion of this offering;

  •
  no restricted shares will be eligible for immediate sale upon the completion of this offering; and

  •
  beginning 181 days after the date of this prospectus, subject to extension, 2,818,600 shares will be tradable under Rule 144(b)(1), and 8,921,367 shares will be tradable subject to the limitations on shares held by affiliates under Rule 144(b)(2).

        Furthermore, following this offering, certain holders of our common stock, including common stock issued upon conversion of our preferred stock and issued upon exercise of warrants or options for common stock will be entitled to rights with respect to the registration of a total of 12,120,891 shares under the Securities Act. For a description of these rights, see the section of this prospectus entitled "Description of Capital Stock—Registration Rights." If we register their shares of common stock following the expiration of the lock-up agreements, these stockholders can immediately sell those shares in the public market.

        Following this offering, we intend to register on a registration statement on Form S-8 up to approximately 1,947,709 shares of common stock that may be issued upon exercise of outstanding stock options granted under our 2001 stock plan, 565,474 shares of our common stock that may be issued upon exercise of outstanding stock options granted outside of our equity incentive plans, 476,857 shares of common stock that are authorized for future issuance or grant under our 2010 equity incentive plan, 193,045 shares of common stock that are authorized for future issuance or grant under our 2010 employee stock purchase plan, such plans to be effective upon the completion of this offering, and the 362,598 IPO Bonus Shares. To the extent we register these shares they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above and, with respect to affiliates, Rule 144(b)(2).

        In addition, 212,190 shares subject to outstanding stock options are not eligible for registration on Form S-8. Of these shares, 95,238 will be tradable beginning 181 days after the date of this prospectus, subject to the limitations on shares sold by affiliates under Rule 144(b)(2), and the remaining 116,952 shares will be tradable six months from the date of exercise of the options, subject to the limitations on shares sold by affiliates under Rule 144(b)(2).

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

        The trading market for our common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about us. If analysts cover us and then one or more of the analysts who cover us downgrade our stock, our stock price may decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause the liquidity of our stock and our stock price to decline.

Concentration of ownership among our existing directors, executive officers, and principal stockholders may prevent new investors from influencing significant corporate decisions.

        Upon closing of this offering, assuming the underwriters' option to purchase additional shares is not exercised, based upon beneficial ownership as of February 28, 2010, our current directors, executive officers, holders of more than 5% of our common stock, including Fonds de solidarité des travailleurs du Québec (F.T.Q.), MFP Partners, L.P., the funds affiliated with RRE Ventures and VantagePoint Venture Partners, and their respective affiliates will, in the aggregate, beneficially own approximately 57% of our outstanding common stock. As a result, these stockholders may be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant influence over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our board of directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We have broad discretion in the use of the net proceeds from this offering.

        We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. We will have broad discretion in the application of the net proceeds, including using the net proceeds for any of the purposes described in the section of this prospectus entitled "Use of Proceeds." Accordingly, you will have to rely upon the judgment of our board and management with respect to the use of the proceeds, with only limited information concerning their specific intentions. We may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

        We have never declared or paid any cash dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. In addition, our loan agreement prohibits the payment of cash dividends without the lender's consent. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

        If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share after giving effect to this offering of $7.68 per share as of December 31, 2009, based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of warrants, upon exercise of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our common stock.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

        Upon the completion of this offering, provisions of our restated certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions:

  •
  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

  •
  limit who may call a special meeting of stockholders;

  •
  provide our board of directors with the ability to designate the terms of and issue a new series of preferred stock without stockholder approval;

  •
  require the approval of two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal certain provisions of our certificate of incorporation;

  •
  allow a majority of the authorized number of directors to adopt, amend or repeal our bylaws without stockholder approval;

  •
  do not permit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors; and

  •
  set limitations on the removal of directors.

        In addition, Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

        See the section of this prospectus entitled "Description of Capital Stock—Anti-takeover Provisions" for a more detailed description of these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus, particularly in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements that are subject to substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including, but not limited to, statements regarding our future financial position, statements regarding our business strategy, and plans and objectives for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "predict," or "potential," the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in the section entitled "Risk Factors" and elsewhere in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

        Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described in the section entitled "Risk Factors" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

        You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

        You should read this prospectus and the documents that we referenced in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect.

        Industry and market data used throughout this prospectus were obtained through surveys and studies conducted by third parties, and industry and general publications. The information contained in the section of this prospectus entitled "Business—Industry Background" is based on studies, analyses and surveys prepared by the Enterprise Strategy Group and IDC which we believe were based on reasonable assumptions. We have not independently verified any of the data from third-party sources nor have we ascertained any underlying economic assumptions relied upon therein. Estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

 USE OF PROCEEDS

        We estimate that we will receive net proceeds of $46.1 million from our sale of the 4,884,000 shares of common stock offered by us in this offering, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares by the selling stockholder. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $7.7 million. Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease the net proceeds to us from this offering by approximately $4.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions payable by us.

        The principal purposes of this offering are to create a public market for our common stock and facilitate our future access to the public equity markets. We currently anticipate that we will use the net proceeds received by us from this offering for working capital and other general corporate purposes. In addition, we may use a portion of the proceeds of this offering for potential acquisitions of complementary businesses, technologies or other assets. We have no current agreements or commitments with respect to any such acquisitions.

        We currently have no specific plans for the use of the net proceeds to us from this offering. The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of cash used in or generated by our operations, sales and marketing activities and competitive pressures. We may find it necessary or advisable to use our net proceeds for other purposes, and we will have broad discretion in the application of our net proceeds.

        Pending the uses described above, we intend to invest the net proceeds to us from this offering in short-term, interest-bearing, investment-grade securities. We cannot predict whether the net proceeds will yield a favorable return.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Our loan agreement prohibits the payment of cash dividends without the lender's consent.

CAPITALIZATION
(in thousands, except share and per share data)

        The following table sets forth our cash and capitalization as of December 31, 2009:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect upon the completion of this offering: (1) the conversion of all outstanding shares of preferred stock into 6,516,176 shares of our common stock; and (2) the exchange of all outstanding exchangeable stock of our Canadian subsidiary into 464,283 shares of our common stock; and

  •
  on a pro forma as adjusted basis to reflect the sale of the shares of our common stock offered by us at an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the issuance of the IPO Bonus Shares based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, we will incur an expense in the amount of $7,201,000, resulting in an increase in pro forma as adjusted accumulated deficit. We will pay the bonus in cash of $3,213,000, representing the amount of the recipients' tax liability, and issue 362,598 shares valued at $3,988,000.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each included elsewhere in this prospectus.

	As of December 31, 2009
	Actual	Pro Forma	Pro Forma As Adjusted(1)
		(unaudited)
Cash and cash equivalents	$10,760	$10,760	$53,611

Notes payable	$2,590	$2,590	$2,590

Total redeemable convertible preferred stock, $0.001 par value: 11,059,019 shares authorized, 6,516,176 shares issued and outstanding, actual; no shares authorized or issued and outstanding, pro forma and pro forma as adjusted	$27,429	$—	$—
Stockholders' equity (deficit):
Preferred stock, $0.001 par value: no shares authorized, no shares issued or outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—	—
Series B preferred stock, $0.001 par value: 1 share authorized, issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, $0.001 par value, 20,369,550 shares authorized, 4,396,910 shares issued and outstanding, actual; 11,377,369 shares issued and outstanding, pro forma; 100,000,000 shares authorized, and 16,623,967 shares issued and outstanding, pro forma as adjusted	4	11	17
Exchangeable stock in wholly-owned subsidiary, no par value, 464,283 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	3,033	—	—
Additional paid-in capital	18,921	49,376	99,423
Notes receivable from stockholders	(37)	(37)	(37)
Accumulated other comprehensive loss	(2,852)	(2,852)	(2,852)
Accumulated deficit	(34,068)	(34,068)	(41,269)

Total stockholders' equity (deficit)	(14,999)	12,430	55,282

Total capitalization	$12,430	$12,430	$55,282

(1)
Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, the amount of cash, additional paid-in capital and total stockholders' equity on a pro forma as adjusted basis, by approximately $4.1 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The information in the table above excludes:

  •
  1,993,015 shares issuable upon exercise of options outstanding as of December 31, 2009, at a weighted average exercise price of $6.21 per share, including 403,570 option shares that are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share;

  •
  732,358 shares issuable upon exercise of options granted between January 1, 2010 and March 31, 2010, at a weighted average exercise price of $9.21 per share;

  •
  292,316 shares issuable upon exercise of warrants outstanding as of December 31, 2009, at a weighted average exercise price of $8.03 per share; and

  •
  476,857 shares reserved for future issuance under our 2001 stock plan as of March 31, 2010 to be transferred into our 2010 equity incentive plan and 193,045 shares reserved for issuance under our 2010 employee stock purchase plan, such plans to be effective upon completion of this offering.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our outstanding common stock immediately after completion of this offering.

        As of December 31, 2009, we had a pro forma net tangible book value of $12.4 million, or $1.09 per share of common stock outstanding. Net tangible book value per share is equal to our total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of outstanding shares of our common stock. The pro forma net tangible book value of our common stock represents net tangible book value adjusted to give effect, upon completion of this offering, to: (1) the conversion of all outstanding shares of convertible preferred stock into common stock, and (2) the exchange of all outstanding exchangeable stock of our Canadian subsidiary into 464,283 shares of our common stock. The pro forma as adjusted net tangible book value of our common stock represents pro forma net tangible book value as further adjusted to give effect to our application of the net proceeds of this offering and the issuance of the IPO Bonus Shares to certain executive officers valued at $7,201,000, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, resulting in a Pre-IPO value of approximately $137.5 million. We will pay the bonus in cash of $3,213,000, representing the amount of the recipients' tax liability, and issue approximately 362,598 shares valued at $3,988,000.

        Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by investors in this offering and pro forma as adjusted net tangible book value per share of our common stock immediately after the completion of this offering. After giving effect to the sale of 4,884,000 shares of common stock offered by us under this prospectus at an assumed initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and the issuance of the IPO Bonus Shares, our pro forma as adjusted net tangible book value as of December 31, 2009 would have been approximately $55.2 million, or approximately $3.32 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.23 per share to our existing stockholders and an immediate dilution of $7.68 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$11.00
Pro forma net tangible book value per share as of December 31, 2009	$1.09
Increase in pro forma net tangible book value per share attributable to new investors in this offering	2.23

Pro forma as adjusted net tangible book value per share after giving effect to this offering		3.32

Dilution per share to new investors in this offering		$7.68

        Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, our pro forma as adjusted net tangible book value per share after giving effect to this offering by $0.24 per share and correspondingly decrease or increase the dilution per share to new investors in this offering by $0.24 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

        The following table shows, as of December 31, 2009, on the pro forma basis described above, the number of shares of common stock owned by, the total consideration paid by and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration(1)
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	11,623,967	70%	$48,469,611	47%	$4.17
New investors	5,000,000	30	55,000,000	53	11.00

Total	16,623,967	100.0%	$103,469,611	100.0%

Includes approximately $4.9 million of consideration from the issuance of shares of common stock and exchangeable stock in connection with our prior acquisitions. Also includes 362,598 IPO Bonus Shares for which no cash consideration will be paid. Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share would increase or decrease, respectively, the total consideration paid by new investors and total consideration paid by all stockholders by $4.1 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

        If the underwriters exercise their over-allotment option in full, our pro forma as adjusted net tangible book value per share as of December 31, 2009 would be $3.62, representing an immediate increase in pro forma net tangible book value per share attributable to new investors in this offering of $2.53 to our existing stockholders and an immediate dilution per share to new investors in this offering of $7.38. If the underwriters' over-allotment option is exercised in full, our existing stockholders would own 67% and new investors would own 33% of the total number of shares of our common stock outstanding after this offering.

The information in the table above excludes:

  •
  1,993,015 shares issuable upon exercise of options outstanding as of December 31, 2009, at a weighted average exercise price of $6.21 per share, including 403,570 shares subject to options that are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share;

  •
  732,358 shares issuable upon exercise of options granted between January 1, 2010 and March 31, 2010, at a weighted average exercise price of $9.21 per share;

  •
  292,316 shares issuable upon exercise of warrants outstanding as of December 31, 2009, at a weighted average exercise price of $8.03 per share; and

  •
  476,857 shares reserved for future issuance under our 2001 stock plan as of March 31, 2010 to be transferred into our 2010 equity incentive plan and 193,045 shares reserved for future issuance under our 2010 employee stock purchase plan, such plans to be effective upon the completion of this offering.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)

        The following tables summarize our selected consolidated financial data. The selected consolidated statements of operations data for the fiscal years ended June 30, 2007, 2008 and 2009, and the selected consolidated balance sheet data as of June 30, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of June 30, 2005, 2006 and 2007 and the selected consolidated statement of operations for the years ended June 30, 2005 and 2006 have been derived from our audited consolidated financial statements, which are not included in this prospectus. The selected consolidated statements of operations data for the six months ended December 31, 2008 and 2009, and the selected consolidated balance sheet data as of December 31, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those financial statements. You should read this data together with our consolidated financial statements and related notes to those statements included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended June 30,					Six Months Ended December 31,
	2005	2006	2007	2008	2009	2008	2009
						(unaudited)
Consolidated Statement of Operations Data:
Revenue	$34,949	$42,799	$49,774	$62,676	$60,895	$32,498	$34,311
Cost of revenue(1)	28,942	34,631	35,750	40,754	35,544	18,840	20,253

Gross profit	6,007	8,168	14,024	21,922	25,351	13,658	14,058
Operating expenses:
Research and development(1)	3,248	3,854	3,938	5,364	5,316	2,593	3,302
Sales and marketing(1)	5,574	5,889	8,055	10,444	11,112	5,495	7,532
General and administrative(1)	4,259	3,546	3,114	6,289	4,678	2,804	2,620
Write-off of in-process research and development	3,980	—	—	—	—	—	—
Postponed public offering costs	—	—	—	3,447	449	—	—

Total operating expenses	17,061	13,289	15,107	25,544	21,555	10,892	13,454

Income (loss) from operations	(11,054)	(5,121)	(1,083)	(3,622)	3,796	2,766	604
Other income (expense):
Interest expense	(167)	(799)	(1,453)	(2,018)	(700)	(602)	(253)
Foreign currency transaction gain (loss)	(225)	(227)	(449)	166	402	880	567
Other income, net	41	15	870	303	288	221	(244)
Loss on extinguishment and modification of debt	—	—	(1,058)	(197)	—	—	—

Income (loss) before income taxes	(11,405)	(6,132)	(3,173)	(5,368)	3,786	3,265	674
Income tax benefit (expense)	455	542	148	35	(279)	(425)	(177)

Net income (loss)	$(10,950)	$(5,590)	$(3,025)	$(5,333)	$3,507	$2,840	$497

Net income (loss) per common share, basic(2)	$(2.47)	$(1.25)	$(0.61)	$(1.09)	$0.23	$0.34	$0.00

Net income (loss) per common share, diluted(2)	$(2.47)	$(1.25)	$(0.61)	$(1.09)	$0.22	$0.24	$0.00

	Year Ended June 30,					Six Months Ended December 31,
	2005	2006	2007	2008	2009	2008	2009
						(unaudited)
Shares used in computing net income (loss) per common share, basic	4,435	4,482	4,923	4,910	4,827	4,813	4,851
Shares used in computing net income (loss) per common share, diluted(2)	4,435	4,482	4,923	4,910	5,154	11,693	4,851
Pro forma net loss per common share, basic and diluted (unaudited)(3)					$(0.32)		$(0.57)

Shares used in computing pro forma net loss per common share, basic and diluted (unaudited)					11,706		11,730
(1)
Includes stock-based compensation expense (credit) as follows:

	Year Ended June 30,					Six Months Ended December 31,
	2005	2006	2007	2008	2009	2008	2009
						(unaudited)
Cost of revenue	$7	$(3)	$2	16	$18	$1	$12
Research and development	74	(57)	43	103	19	(25)	130
Sales and marketing	523	(440)	826	1,099	(15)	(264)	817
General and administrative	535	(157)	115	2,255	315	(18)	475

Total stock-based compensation expense (credit)	$1,139	$(657)	$986	$3,473	$337	$(306)	$1,434

(2)
For the periods presented, preferred stock was only considered dilutive for the six months ended December 31, 2008.

(3)
See note 1 to our consolidated financial statements for a description of the method used to compute basic and diluted net income (loss) per common share and pro forma basic and diluted net loss per common share, which gives effect to the 10.5-for-1 reverse split of our outstanding common stock, Series A and C preferred stock and exchangeable shares effected in March 2010 and in the case of pro forma basic and diluted net loss per common share, the issuance of the IPO Bonus Shares to certain executive officers valued at $7,201,000, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, resulting in a Pre-IPO value of approximately $137.5 million. We will pay the bonus in cash of $3,213,000, representing the recipients tax withholdings, and issue approximately 362,598 shares valued at $3,988,000.

	As of June 30,
						As of December 31, 2009
	2005	2006	2007	2008	2009
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,601	$587	$10,157	$8,500	$9,092	$10,760
Working capital	3,048	4,268	12,820	9,761	12,840	18,367
Total assets	16,920	18,588	25,734	29,110	28,857	32,846
Notes payable, excluding long-term portion	2,569	2,186	2,534	2,554	3,000	10
Notes payable, long-term	—	5,643	2,916	10	10	2,580
Total redeemable convertible preferred stock	15,431	15,431	27,429	27,429	27,429	27,429
Total stockholders' deficit	(10,044)	(15,501)	(17,499)	(18,629)	(15,314)	(14,999)

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those previously discussed above in the section entitled "Risk Factors." We report results on a fiscal year ending June 30.

  Overview

        We are a leading provider of disk-based storage systems designed for the storage of digital information. We have designed our products to bring enterprise-class storage features to the mid-tier market, which we define as mid-sized businesses and branch offices of larger organizations, which has historically been underserved by legacy storage vendors. Our systems help these organizations store and access growing amounts of digital information over long periods of time. We began commercial shipments of storage systems based on ATA disk drives in 2000. We have transitioned a substantial majority of our revenue from ATA-based storage systems to SATA and SAS-based RAID storage systems.

        Our current product portfolio consists of both block and file storage products. Our block storage products include our Boy product line, our Beast product line, our DATABeast and our iSeries. Our legacy Boy product line, consists of our SATABoy, which was commercially released in June 2005 and our SASBoy, which was commercially released in October 2008. Our Beast product line, consists of our SATABeast, which was commercially released in August 2005 and our SASBeast, which was commercially released in October 2008. Our DATABeast product line was commercially released in May 2008 and our iSeries was commercially released in December 2008. Our file storage systems typically integrate with our block storage systems to offer our customers scalable, clusterable, secure and intelligent file storage with encryption and de-duplication, which are typically used for archive and back-up. Our file storage systems include the Assureon, which was commercially released in February 2006, and the DeDupe SG, which was commercially released in October 2009. Our file storage products typically integrate with our block storage systems to offer our customers scalable, clusterable, secure and intelligent file storage with encryption and de-duplication, which are typically used for archive and back-up.

        We sell our products primarily through channel partners, including resellers, OEM partners and systems integrators, to mid-tier organizations across all industries. We believe our channel partner strategy allows us to reach a larger number of prospective customers more effectively than if we were to sell directly. Our internal sales and marketing personnel support these channel partners in their selling efforts. Our channel partners generally perform installation and implementation services for the organizations that use our systems. We typically provide ongoing customer support, although we typically rely on third parties to provide on-site support services.

  Acquisition of Evertrust

        In March 2005, we acquired AESign Evertrust Inc., or Evertrust, a Canadian developer of digital archiving software, for approximately $5.0 million, comprised of cash consideration of approximately $1.3 million, acquisition costs of $316,000, 200,917 shares of our common stock and 342,103 shares of exchangeable stock of our wholly owned Canadian subsidiary, which are exchangeable for an equivalent number of shares of our common stock. As part of the acquisition, we acquired intangible assets consisting of an assembled workforce, covenants not to compete and in-process research and development, which is our current Assureon technology. At the time of the acquisition, Evertrust was in the start-up phase of its operations and had not generated revenue. Accordingly, we accounted for the purchase of Evertrust as an asset acquisition, and in fiscal 2005, we wrote off the in-process research and development of approximately $4.0 million.

        In addition, in November 2007, we issued to the sellers of Evertrust an additional 71,754 shares of our common stock and 122,180 shares of exchangeable stock as consideration of certain employees' contributions to the combined operations subsequent to the acquisition. This additional consideration, valued at $1.3 million, was recorded as general and administrative expense in our consolidated statement of operations for the six months ended December 31, 2007.

  Sources of Revenue

        Revenue primarily consists of sales of our storage systems, net of allowances for returns. We also derive revenue from support services, although historically, support revenue has accounted for less than 10% of our revenue. Channel partners buy our products directly from us, and then sell the products to their end customers and to a much lesser extent other partners, either as a stand-alone product or as part of a larger system implementation. In fiscal 2007, 2008 and 2009 and the six months ended December 31, 2008 and 2009, no single customer accounted for greater than 10% of our revenue. Our top 10 customers accounted for 32%, 33%, 32% and 32% of our revenue in fiscal 2007, 2008, 2009 and the six months ended December 31, 2009, respectively. Revenue from customers outside the U.S. was approximately 29%, 33%, 35% and 33% of our revenue in fiscal 2007, 2008 and 2009, and the six months ended December 31, 2009, respectively.

        Our future revenue will depend significantly on the continued increases in sales of our block storage systems and our more recently-introduced file storage systems. We anticipate that sales of our block storage systems will continue to constitute a substantial majority of our revenue for the near term. Our future growth also depends on our ability to develop and introduce new products and enhancements to our existing products in response to market trends, changing customer requirements and market acceptance of those products.

  Cost of Revenue and Gross Margin

        Cost of revenue consists primarily of the costs of components we purchase from our contract manufacturers and suppliers, personnel costs, depreciation, facilities and other overhead expenses, freight, warranty costs and provision for excess inventory.

        In general, gross margin on our Assureon product is greater than gross margin on our other products. However, our gross margin is primarily affected by our ability to reduce hardware component costs faster than the decline in average product prices, which has been a trend in our industry. We will need to monitor and manage these factors successfully in order to increase gross margins and our profitability.

  Operating Expenses

        Our operating expenses consist of research and development expenses, sales and marketing expenses, and general and administrative expenses. Our operating expenses have increased in recent periods. This growth has primarily been driven by increased stock-based compensation expenses, increased headcount in research and development and sales and marketing, and increased costs associated with preparing to be a public company. We expect to incur additional general and administrative expenses as a public company. In addition, we expect to incur additional cash and non-cash sales and marketing and general and administrative expense in the quarter in which our initial public offering is completed as a result of the issuance of the IPO Bonus Shares immediately prior to the completion of this offering, including payment of applicable withholding taxes. Based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, we expect additional expenses related to the IPO Bonus

Shares to be approximately $7.2 million, in the quarter in which they are issued. See note 5 to our consolidated financial statements.

        Research and development.    Research and development expenses primarily consist of personnel costs, including stock-based compensation, and to a lesser extent, development costs, such as outside engineering costs, prototype costs and test equipment, depreciation, and facilities and other overhead expenses. Research and development expenses are recognized when incurred. We intend to continue to invest in research and development efforts because we believe they are essential to maintaining and improving our competitive position. Accordingly, we expect research and development expenses will increase in absolute dollars.

        Sales and marketing.    Sales and marketing expenses primarily consist of personnel costs, including stock-based compensation, sales commissions, travel, advertising, cooperative advertising, and marketing expenses, trade shows, and to a lesser extent, professional services fees, facilities and other overhead expenses. Sales and marketing has historically been our largest operating expense category. We plan to continue investing in development of our sales channel by increasing the number of sales and channel support personnel. We also plan to continue investing in our domestic and international marketing activities to help build brand awareness and create sales leads for our channel partners. We expect that sales and marketing expenses will increase in absolute dollars and remain our largest operating expense category.

        General and administrative.    General and administrative expenses primarily consist of personnel costs for our finance, executive and human resources functions, including stock-based compensation, professional fees for legal, accounting, tax, compliance and information systems, and to a lesser extent, travel, depreciation, facilities and other overhead expenses, and allowance for bad debts. General and administrative expenses also included amortization of intangible assets, primarily those we acquired in our acquisition of Evertrust. As of June 30, 2008, these intangible assets were fully amortized. We have incurred, and we expect to continue to incur, significant additional accounting, legal and compliance costs as well as additional insurance, investor relations and other costs associated with being a public company and as we grow our company.

        Postponed public offering costs.    As of June 30, 2008, we had incurred $3.4 million of costs directly attributable to the planned public offering. These costs were being deferred until the completion of the offering. In the quarter ended June 30, 2008, these costs have been charged to expense due to an indefinite postponement of the offering process as a result of overall market conditions. On May 13, 2009, we filed Amendment No. 1 to Form S-1 to update the previously filed registration statement. We incurred $449,000 of costs directly attributable to the amended filing. These costs were charged to expense as incurred due to the indefinite postponement of the offering process. As of June 30, 2009 and December 31, 2009, we deferred $0 and $63,000, respectively, of costs related to the proposed public offering.

  Other Income (Expense)

        Other income (expense) primarily consists of interest expense, derivative gains and losses, foreign currency transaction gains and losses, other income and net losses on the extinguishment or modification of debt.

  Income Taxes

        Through fiscal 2008, income tax benefit results from foreign research and development tax credits related to our development activities in the U.K. and Canada. We realized these tax credits in cash. For the year ended June 30, 2009 and the six months ended December 31, 2009, we recorded income tax expense primarily due to the suspension of net operating loss carryforwards in the State of California and U.S. federal alternative minimum tax.

        As of June 30, 2009, we had net operating loss carryforwards for U.S. federal, California, U.K. and Canada tax jurisdictions of $4.5 million, $3.6 million, $1.1 million and $3.5 million, respectively, which are available to offset future taxable income, if any. Realization of deferred tax assets depends upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, we have offset all net deferred tax assets by a valuation allowance. If not utilized, our federal net operating loss carryforwards will begin to expire in fiscal 2022, and California net operating loss carryforwards begin to expire in fiscal 2015. Foreign net operating loss carryforwards begin to expire in fiscal 2013. Deductions related to our state net operating loss carryforwards have been suspended until fiscal 2011. Our state tax credit carryforwards will carry forward indefinitely if not utilized. While not currently subject to annual limitation, the utilization of these carryforwards may become subject to annual limitation because of provisions in the Internal Revenue Code of 1986, as amended, or IRC, that are applicable if we experience an "ownership change," which may occur, for example, as the result of this offering or other issuances of stock.

Critical Accounting Policies and Estimates

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S., or GAAP. These accounting principles require us to make certain estimates and judgments that can affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, the disclosure of contingencies as of the dates of the consolidated financial statements, and the reported amounts of revenue and expenses during the periods presented. Although we believe that our judgments and estimates are reasonable under the circumstances, actual results may differ from those estimates.

        We believe the following to be our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain:

  •
  Revenue recognition;

  •
  Stock-based compensation;

  •
  Valuation of common stock;

  •
  Warranty reserve;

  •
  Inventory valuation; and

  •
  Allowance for doubtful accounts.

        If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected. See the section of this prospectus entitled "Risk Factors" for certain matters that may affect our future financial condition or results of operations.

Revenue Recognition

        We derive revenue principally from sales of hardware systems and software systems. We sell our products primarily through indirect channels including resellers, OEM partners and systems integrators. We recognize revenue from product sales when persuasive evidence of an arrangement exists, the product has shipped or delivery has occurred (depending on when title passes), the sales price is fixed or determinable and free of contingencies and significant uncertainties, and collection is reasonably assured. Our fee is considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. Our agreements generally do not include acceptance provisions. To the extent that our agreements contain such terms, we recognize revenue once the acceptance provisions have been met. We establish a reserve for sales returns based on historical experience. We assess the ability to collect from channel partners based on a number of factors, including creditworthiness and past transaction history. If the channel partner is not deemed creditworthy, we defer all revenue from the arrangement until payment is received and all other revenue recognition criteria have been met. Shipping charges are generally paid by our channel partners. However, shipping charges, when billed to channel partners, are recorded as revenue and the related shipping costs are included in cost of revenue.

        We monitor and analyze the accuracy of sales returns estimates by reviewing actual returns and adjusting the reserves for future expectations to determine the adequacy of our current and future reserves. If actual future returns and allowances differ from past experience and expectations, additional allowances may be required.

        We have arrangements with our channel partners to reimburse them for cooperative marketing costs meeting specified criteria. In accordance with ASC 605-50, Revenue Recognition, Customer Payments and Incentives (ASC 605-50), we record the reimbursements to the channel partners meeting specified criteria in sales and marketing expense. We record as a reduction of revenue those marketing costs not meeting these criteria.

        Hardware Systems Sales.    Hardware systems sales primarily consist of the sales of our block and file storage system, including our Boy and Beast lines of products, and in earlier periods, our ATA storage products. Software is incidental to the functionality of these products. Accordingly, we apply the provisions of Staff Accounting Bulletin, or SAB No. 104, Revenue Recognition, and all related interpretations.

        Hardware system sales may also include sales of premium and extended warranties. For multiple element arrangements that include hardware systems and premium and extended warranties, we recognize revenue in accordance with ASC 605-25, Revenue Recognition, Multiple-Element Arrangements (ASC 605-25). We have determined that we have objective and reliable evidence of fair value, in accordance with ASC 605-25, to allocate revenue separately to hardware and hardware warranties. Accordingly, revenue for hardware components is generally recognized upon shipment, which is when the risk of loss is transferred to the buyer. In accordance with ASC 605-20 Revenue Recognition, Services (ASC 605-20), we recognize revenue relating to our premium and extended hardware warranties ratably over the premium and extended warranty period, which is generally one to three years.

        Software Systems Sales.    Software systems sales consist of the sales of our Assureon product where software has been determined to be essential to the functionality of the product. Accordingly, we account for revenue from Assureon in accordance with the ASC 985-605 Software, Revenue Recognition (ASC 985-605).

        Our software systems sales are comprised of multiple elements, which include hardware, software and software support. Software support includes telephone support, bug fixes, and unspecified software upgrades and enhancements, on a when-and-if available basis, over the term of the support period. Software support is considered post-contract customer support (PCS) under ASC 985-605. Prior to the fourth quarter of fiscal 2008, we did not have vendor-specific objective evidence (VSOE) of fair value for our PCS. Accordingly, in these instances, we recognized all of the revenue elements from software systems sales ratably over the support period, which is typically one year. Effective in the fourth quarter of fiscal 2008, we established VSOE of fair value for PCS on certain arrangements based on a stated renewal rate for PCS services which we determined are substantive, and in these instances we allocated revenue to the delivered elements using the residual method.

Stock-Based Compensation

        Prior to July 1, 2006, we accounted for stock option grants in accordance with Accounting Standards in effect at that time which required that compensation expense is recorded for the intrinsic value of options (the difference between the deemed fair value of our common stock and the option exercise price) at the grant date and is amortized ratably over the option's vesting period.

        Effective July 1, 2006, we adopted the fair value recognition provisions under ASC 718, Compensation—Stock Compensation (ASC 718), using the prospective transition method, which requires us to apply its provisions only to awards granted, modified, repurchased or cancelled after the adoption date. Under this transition method, our stock-based compensation expense recognized beginning July 1, 2006 is based on (1) the grant-date fair value of stock option awards granted or modified beginning July 1, 2006 and (2) the balance of deferred stock-based compensation related to stock option awards granted prior to July 1, 2006, which was calculated using the intrinsic-value method as previously permitted. We recognize stock-based compensation expense on a straight-line basis over the awards' expected vesting terms. We estimated the grant date fair value of stock-based awards under the provisions of ASC 718 using the Black-Scholes option valuation model with the following weighted average assumptions:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
Expected life (years)	6.0	6.1	6.0	6.0	6.3
Risk-free interest rate	4.8%	4.0%	2.4%	2.4%	2.8%
Expected volatility	55.1%	50.8%	47.9%	47.7%	51.0%
Expected dividend yield	—	—	—	—	—

Valuation of Common Stock

        Given the absence of an active market for our common stock prior to this offering, our board of directors determined the fair value of our common stock in connection with our grant of options and stock awards. In periods prior to June 30, 2007, our board of directors made such determinations based on valuation criteria and analyses, the business, financial and venture capital experience of the individual directors, and input from management.

        In connection with the preparation of our financial statements in anticipation of a potential initial public offering, valuations were performed to estimate the fair value of our common stock for financial reporting purposes through the use of contemporaneous valuations of our common stock commencing at June 30, 2007.

        Determining the fair value of our common stock requires making complex and subjective judgments. In estimating the fair value of our common stock on a quarterly basis commencing June 30, 2007, we employed a two-step approach that first estimated the fair value of Nexsan as a whole, and then allocated the enterprise value to our common stock. This approach is consistent with the methods outlined in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        We utilized an income approach and two market approaches to estimate our enterprise value. The income approach consisted of the discounted cash flow method which involved applying appropriate discount rates to estimated future cash flows that are based on forecasts of revenue and costs. These cash flow estimates were consistent with the plans and estimates that management used to manage the business. There is inherent uncertainty in making these estimates. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rates which ranged from 16.0% to 23.0%. If different discount rates had been used, the valuations would have been different. The market approaches that we used were a comparable public company analysis and a comparable acquisition analysis. The following factors were considered in selecting comparable public companies: whether the company operated in the computer storage device industry; whether its common stock had adequate market capitalization and trading volume, and whether the company had quantifiable financial metrics such as historical and projected growth and level of profitability. For each of the valuations, these companies generally consisted of QLogic, Corp., NetApp, Inc., Brocade Communications, Seagate Technology, Quantum Corp., EMC Corporation, Xyratex Ltd., Imation Corp., Adaptec and Dot Hill Systems, with 3PAR, Inc. being added after its initial public offering.

        Comparable acquisitions were selected based on acquisitions of companies for between $10 million and $5 billion in the storage industry that were publicly announced after January 1, 2004 until the valuation date and for which purchase price multiples were available. The comparable transaction analysis was not used for valuations subsequent to September 30, 2008 due to the lack of sufficient recent data.

        Based on these approaches, we arrived at a high and low range for the total equity value of Nexsan and concluded on the average as the estimated enterprise value.

        We then utilized the option pricing method to allocate the total equity value to the various securities that comprised our capital structure. Application of this method involved making estimates of the anticipated timing of a potential liquidity event such as a sale of Nexsan or an initial public offering. The anticipated timing and likelihood of each scenario was based on the plans of our board of directors and management as of the respective valuation date. Under each scenario, the enterprise value of Nexsan was allocated to preferred and common shares using the option pricing method under which values are assigned to each class of our preferred stock and the common stock is viewed as an option on the remaining equity value.

        The options were then valued using the Black-Scholes option pricing model which required estimates of the volatility of our equity securities. Estimating volatility of the share price of a privately held company is complex because there is no readily available market price for the shares. The volatility of the stock was based on available information on volatility of stocks of publicly traded companies in the industry. The volatility of the comparable public companies varied between 40% and 55% over this period. Had we used different estimates of volatility, the allocations between preferred and common shares would have been different.

        The option pricing method resulted in an estimated fair value per share of our common stock that was reduced for lack of marketability by a discount which ranged from 10.0% to 12.5% in the valuations through March 31, 2009. The discounts for lack of marketability at each valuation date during this period were determined by considering restricted stock and studies of pre-initial public offering company valuations. The lack of marketability discount increased to 15% for the June 30, 2009 valuation and to 17.5% for the September 30, 2009 valuation. These increases were due primarily to the change in our estimate as to the time to liquidity as of those valuation dates. Given the continued economic downturn, we believed that the date of an initial public offering was becoming more distant, and increased the estimated time to liquidity. As a result of the improved market conditions in late December 2009 and the anticipated initial public offering in the first half of 2010, we reduced the time to liquidity to three months and reduced the marketability discount to 5%.

        The exercise price for the stock options granted in January 2010 differed from the per share prices reflected in the initial public offering price range on the cover page of this prospectus primarily because of the uncertainty as to the consummation of this offering that existed in January 2010. Estimates as to the proposed offering price range were based on the assumption that the offering would occur later in the first quarter of calendar 2010 at the earliest, or two months after the grants. We also believed that market conditions remained volatile, particularly for recent initial public offerings. The exercise price for options granted in February 2010 had a slightly higher exercise price, but still differed from the proposed initial public offering price range. Because this offering was closer to being consummated, Nexsan will determine the grant date fair value per share of the February 2010 options assuming a fair market value of $11.00 per share, the midpoint of the price range on the cover of this prospectus, in our option pricing model for the quarter ending March 31, 2010.

        Our enterprise value declined from June 30, 2008 to March 31, 2009. This decline was caused primarily by two factors—a general decline in the valuation multiples within the computer storage device industry and a decline in our latest twelve months or LTM and projected operating results.

        The computer storage device industry was heavily affected by the adverse economic conditions in 2008 and 2009. As the slowdown in the economy accelerated, companies began to execute restructuring initiatives and reduced or delayed headcount and capital expenditures. These factors, in conjunction with a general slowdown in the U.S. and global economy, led to declining stock prices of the comparable companies which in turn compressed valuation multiples for the industry.

        In addition, from the quarter ended June 30, 2008 to the quarter ended June 30, 2009, our LTM revenue declined from approximately $62.6 million to $60.9 million. Similarly, our projected results that were used in the income approach also declined. Our enterprise value for the valuation as of December 31, 2009, as a result of the increased likelihood of an initial public offering and increases in the valuation multiples of the comparable companies.

        For the quarter ended December 31, 2007, stock-based compensation expense also included a $1.3 million non-recurring charge related to the issuance of stock to former shareholders of Evertrust in consideration of certain employees' contributions to the combined operations subsequent to the acquisition.

        The following table sets forth certain information regarding our stock option grants commencing July 1, 2006 through February 4, 2010:

Grant Date	Shares Subject to Options Granted	Exercise Price Per Share	Fair Market Value Per Share	Intrinsic Value Per Share
September 2006	11,632	$6.45	$4.20	$—
January 2007	3,809	6.45	3.78	—
April 2007	49,511	6.45	3.78	—
June 2007	36,472	6.45	5.36	—
September 2007	81,225	6.45	6.51	0.06
October 2007	9,521	6.83	6.83	—
November 2007	1,904	6.93	6.93	—
December 2007	7,618	6.93	7.04	0.11
January 2008(1)	352,380	9.13	7.04	—
April 2008	39,514	7.56	7.56	—
September 2008	77,732	7.46	7.04	—
October 2008	204,244	6.93	6.83	—
December 2008	277,079	6.93	6.62	—
February 2009	48,266	6.51	6.51	—
April 2009	32,140	6.51	6.51	—
July 2009	69,516	6.93	6.93	—
October 2009	19,997	7.04	7.04	—
November 2009	90,909	7.35	7.35	—
January 2010	461,904	9.14	9.14	—
February 2010	270,454	9.35	11.00	1.65
(1)
The exercise price per share compounds annually at a rate of 3.23%.

        All share amounts and values listed in the table above give effect to a 10.5-for-1 reverse stock split effected in March 2010.

        As of December 31, 2009, based on an assumed initial public offering price per share of $11.00, the aggregate intrinsic value of outstanding unvested and vested stock options was $2.4 million and $4.0 million, respectively. In addition, as of December 31, 2009, we had approximately $1.9 million of total unrecognized compensation costs related to unvested stock-based compensation arrangements.

Warranty Reserve

        The Boy, the Beast, iSeries and DeDupe SG product families come with a three-year warranty. Assureon and DATABeast systems are shipped with a one-year warranty. Warranty reserves are recorded when we recognize revenue and are reflected in cost of revenue. Our estimate of product warranty liability involves many factors, including the number of units shipped, the warranties provided by contract manufacturers or suppliers, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of the recorded product warranty liability and adjust the amounts as necessary. We classify the portion of the product warranty liability that we expect to incur in the next 12 months as a current liability. We classify the portion of the product warranty liability that we expect to incur more than 12 months in the future as a long-term liability.

Inventory Valuation Reserve

        Inventories include material and related manufacturing overhead and are stated at the lower of cost or market value, with cost being determined under the average-cost method. Inventory valuation reserves are reflected in cost of revenue and are established to reduce the carrying amounts of our inventories to their net realizable values. Inventory valuation reserves are based on estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value. Inherent in our estimates of market value in determining inventory valuation reserves are estimates related to economic trends, future demand for our products and technological obsolescence of our products. If future demand or market conditions are less favorable than our projections, additional inventory valuation reserves could be required and would be reflected in cost of revenue in the period in which the reserves are taken. Once a reserve is established, it is maintained until the related inventory is sold or scrapped.

Allowance for Doubtful Accounts

        We review our allowance for doubtful accounts on an ongoing basis by assessing individual accounts receivable. Risk assessment for these accounts includes historical collections experience with the specific account and with our similarly-situated accounts coupled with other related credit factors that may evidence a risk of default and loss to us. Accordingly, the amount of this allowance will fluctuate based upon changes in revenue levels, collection of specific balances in accounts receivable and estimated changes in channel partner credit quality or likelihood of collection. If the financial condition of our channel partners were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for doubtful accounts represents management's best estimate, but changes in circumstances, including unforeseen declines in market conditions and collection rates, may result in additional allowances in the future or reductions in allowances due to future recoveries.

Results of Operations

        The following table sets forth selected consolidated statements of operations data as a percentage of revenue for each of the periods indicated:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Revenue	100%	100%	100%	100%	100%
Cost of revenue	72	65	58	58	59

Gross profit	28	35	42	42	41
Operating expenses:
Research and development	8	9	9	8	10
Sales and marketing	16	17	18	17	22
General and administrative	6	10	8	9	8
Postponed public offering costs	—	5	1	—	—

Total operating expenses	30	41	35	34	39

Income (loss) from operations	(2)	(6)	6	9	2
Other income (expense), net	(4)	(3)	0	2	0

Income (loss) before income taxes	(6)	(9)	6	10	2
Income tax benefit (expense)	0	0	0	(1)	(1)

Net income (loss)	(6)%	(9)%	6%	9%	1%

Due to rounding to the nearest percent, totals may not equal the sum of the line items in the table above.

Six Months Ended December 31, 2009 Compared to Six Months Ended December 31, 2008

        Revenue.    Revenue increased $1.8 million, or 6%, to $34.3 million for the six months ended December 31, 2009, compared to $32.5 million for the six months ended December 31, 2008. Of this increase, $1.0 million was due to sales to new customers and $800,000 was due to increased sales to existing customers. The increase in revenues was primarily due to a $2.9 million increase in sales of our Beast and Assureon products as well as a $1.4 million increase in the sale of various products, none of which we believe was material. We also had a $2.5 million decrease in sales of our Boy product, our legacy storage system. We believe that because our Boy products are more mature than our Beast and Assureon products, we expect that future growth will be primarily from the Beast and Assureon products.

        Cost of revenue and gross profit.    Cost of revenue increased $1.4 million, or 8%, to $ 20.3 million for the six months ended December 31, 2009, compared to $18.8 million for the six months ended December 31, 2008. The increase was due to higher material costs primarily from the increased sales volumes.

        Gross profit increased $400,000, or 3% to $14.1 million for the six months ended December 31, 2009, compared to $13.7 million for the six months ended December 31, 2008. Gross profit as a percentage of revenue declined to 41% for the six months ended December 31, 2009 compared to 42% for the six months ended December 31, 2008. The decrease as a percentage of revenue was primarily due to lower selling prices as a result of the global economic climate.

  Operating Expenses

        Research and development.    Research and development expense increased $709,000, or 27% to $3.3 million for the six months ended December 31, 2009 compared to $2.6 million for the six months ended December 31, 2008. These expenses represented 10% and 8% of revenue for the six months ended December 2009 and 2008, respectively. The increased expense was primarily the result of increases in stock-based compensation expense of $155,000, compensation costs of $148,000 from increased headcount, product development costs of $145,000, professional fees of $116,000 primarily related to recruiting and legal services, and temporary labor costs of $71,000.

        Sales and marketing.    Sales and marketing expense increased $2.0 million, or 37%, to $7.5 million for the six months ended December 31, 2009, compared to $5.5 million for the six months ended December 31, 2008. These expenses represented 22% of revenue for the six months ended December 31, 2009 and 17% of revenue for the six months ended December 31, 2008. The higher expense was primarily due to an increase in stock-based compensation expense of $1.1 million, largely due to higher expense on liability-based stock awards resulting from a higher enterprise valuation of the Company. The remaining increases consisted primarily of higher compensation costs of $861,000 resulting from the hiring of our Chief Commercial Officer in November 2008 and other sales personnel, and higher temporary labor of $115,000.

        General and administrative.    General and administrative expense decreased $184,000, or 7%, to $2.6 million for the six months ended December 31, 2009, compared to $2.8 million for the six months ended December 31, 2008. These expenses represented 8% and 9% of revenue, respectively, in those periods. The decrease was primarily due to lower bad debt expenses of $478,000 resulting from the recovery of previously uncollectible accounts and lower professional services fees of $344,000, primarily legal and accounting, offset by increased stock-based compensation expense of $494,000, largely due to higher expense on liability-based stock awards resulting from our higher enterprise valuation, and increased compensation expenses of $146,000.

        Other income (expense).    Other income, net, decreased $429,000 to $70,000 for the six months ended December 31, 2009, compared to $499,000 for the six months ended December 31, 2008. For the six months ended December 31, 2009, net foreign currency transaction gains were

$567,000, related to fluctuations in the exchange rates between the pound sterling and the U.S. dollar and between the Canadian dollar and the U.S. dollar; interest expense of $253,000 primarily related to the $3.6 million note payable entered into on September 2009, and other expense of $244,000, primarily due to the revaluation of liability-classified warrants. For the six months ended December 31, 2008, foreign currency transaction gains were $880,000, primarily related to fluctuations in the exchange rates between the pound sterling and the U.S. dollar and between the Canadian dollar and the U.S. dollar; other income was $221,000, primarily due to changes in the valuation of the derivative liability related to the convertible bridge debt repaid in March 2009, and interest expense of $602,000 related to the convertible bridge debt.

Fiscal 2009 Compared to Fiscal 2008

        Revenue.    Revenue decreased $1.8 million, or 3%, to $60.9 million for fiscal year 2009 compared to $62.7 million for fiscal year 2008. Of the decrease, $5.9 million was due to lower sales to existing customers offset by $4.1 million in sales to new customers. The decrease was primarily due to a $3.5 million decrease in our Beast and Boy products as a result of the global economic climate offset by an increase of $1.7 million in our Assureon product.

        Cost of revenue and gross profit.    Cost of revenue decreased $5.2 million, or 13%, to $35.5 million for fiscal year 2009, compared to $40.8 million for fiscal year 2008. The decrease was primarily the result of lower material costs.

        Gross profit increased $3.4 million, or 16%, to $25.4 million for fiscal year 2009, compared to $21.9 million for fiscal year 2008. Gross profit as a percentage of revenue improved to 42% for fiscal year 2009 compared to 35% for fiscal year 2008. The increase in gross profit as a percentage of revenue was primarily the result of lower material costs.

  Operating Expenses

        Research and development.    Research and development expense remained relatively constant at 9% of revenue for both fiscal years. Research and development expenses for fiscal year 2009 were relatively constant in absolute dollars at $5.3 million compared to $5.4 million in fiscal year 2008. Lower compensation costs for engineering personnel of $387,000 due to lower headcount were offset by increased spending for product development of $313,000.

        Sales and marketing.    Sales and marketing expense increased $668,000, or 6%, to $11.1 million for fiscal year 2009, compared to $10.4 million for fiscal year 2008. These expenses represented 18% and 17% of revenue for fiscal years 2009 and 2008, respectively. This increase was primarily due to higher commissions paid to third-party sales representatives of $812,000, higher compensation for sales and marketing personnel of $672,000, primarily due to an increase in personnel, including the hiring of our Chief Commercial Officer in November 2008, and increased travel, entertainment and administrative expenses of $182,000, offset by a reduction in stock-based compensation expense of $1.1 million, primarily due to the grant in fiscal year 2008 of fully-vested options in consideration of the cancellation of certain restricted shares.

        General and administrative.    General and administrative expense decreased $1.6 million, or 26%, to $4.7 million for fiscal year 2009, compared to $6.3 million for fiscal year 2008. These expenses represented 8% and 10% of revenue in fiscal years 2009 and 2008, respectively. The decrease was due to a $1.9 million decrease in stock-based compensation expense primarily due to $1.3 million of expense in connection with the non-recurring issuance of additional shares of stock in November 2007 to the former shareholders of Evertrust in consideration of certain employees' contributions to the combined operations subsequent to the acquisition and $615,000 due to the grant of fully-vested options in consideration of the cancellation of certain restricted shares which also occurred during fiscal year 2008. Partially offsetting the decrease in stock-based compensation expense were increases in bad debt expense of $284,000 resulting from uncollectible accounts, and compensation of $273,000, primarily for pay increases and new personnel added during fiscal year 2008.

        Postponed public offering costs.    On April 25, 2008, we filed a registration statement with the SEC related to a proposed initial public offering. As of June 30, 2008, we had incurred $3.4 million of costs directly attributable to the planned initial public offering. These costs were being deferred until the completion of the offering. In the quarter ended June 30, 2008, these costs were charged to expense due to an indefinite postponement of the offering process as a result of overall market conditions.

        On May 13, 2009, we filed Amendment No. 1 to Form S-1 to update the previously filed registration statement. The Company incurred $449,000 of costs directly attributable to the amended filing. These costs were charged to expense as incurred due to the indefinite postponement of the offering process. As of June 30, 2009, no costs were deferred related to the proposed public offering.

        Other income (expense).    Other expense, net, was $10,000 for fiscal year 2009, a decrease of $1.7 million from fiscal year 2008. The components of other expense in fiscal 2009 were interest expense of $700,000, net foreign currency transaction gains of $402,000, and other income of $288,000. The interest expense primarily related to the convertible bridge debt, including cash interest paid and the amortization of the related beneficial conversion feature. The convertible bridge debt was repaid in March 2009. Net foreign currency transaction gains related to fluctuations in the exchange rates between the pound sterling and the U.S. dollar and between the Canadian dollar and the U.S. dollar. Other income consisted primarily of a gain of $156,000 due to the revaluation of the derivative liability related to the convertible bridge debt repaid in March 2009 and interest income of $76,000 from the investing of excess cash in money market accounts and certificates of deposit. Other expense, net, was $1.7 million for fiscal year 2008, consisting of $2.0 million of interest expense primarily attributable to the amortization of the beneficial conversion feature related to the convertible bridge debt, and a $197,000 loss on the extinguishment and modification of debt, partially offset by $303,000 of other income, primarily due to interest earned on excess cash invested in money market accounts, and net foreign currency transaction gains of $166,000.

Fiscal 2008 Compared to Fiscal 2007

        Revenue.    Revenue increased $12.9 million, or 26%, to $62.7 million for fiscal 2008 compared to $49.8 million for fiscal 2007. Of this increase, $7.1 million was due to increased sales of our products to new customers and $5.8 million was due to increased sales to our existing customers. The majority of the $12.9 million increase was due to increased unit sales of our SATA products, primarily the SATABeast, and to a lesser extent, an increase in the number of units sold of our Assureon product.

        Cost of revenue and gross profit.    Cost of revenue increased $5.0 million, or 14%, to $40.8 million for fiscal 2008, compared to $35.8 million for fiscal 2007. The increase was primarily due to the increase in units sold.

        Gross profit increased $7.9 million, or 56%, to $21.9 million for fiscal 2008, compared to $14.0 million for fiscal 2007. Gross profit as a percentage of revenue improved to 35% for fiscal 2008 compared to 28% for fiscal 2007. Of the 7% increase in gross profit as a percentage of revenue, 5% was the result of an increase in sales of our higher margin products, primarily the SATABeast, and 2% was the result of improved leveraging of our operations and customer support costs over a higher revenue base.

  Operating Expenses

        Research and development.    Research and development expense increased $1.4 million, or 36%, to $5.4 million for fiscal 2008, compared to $3.9 million for fiscal 2007. These expenses represented 9% and 8% of revenue for fiscal 2008 and fiscal 2007, respectively. Compensation for research and development employees accounted for approximately $1.3 million of the increase, primarily as a result of an increase in headcount in fiscal 2008.

        Sales and marketing.    Sales and marketing expense increased $2.4 million, or 30%, to $10.4 million for fiscal 2008, compared to $8.1 million for fiscal 2007. These expenses represented 17% and 16% of revenue for fiscal 2008 and 2007, respectively. This increase was primarily due to a $1.4 million increase in compensation for sales and marketing personnel, primarily due to an increase in personnel and higher commissions resulting from the increase in sales, a $510,000 increase in commissions paid to third-party sales representatives, a $355,000 increase in marketing expenses related to trade shows, advertising, and general marketing programs as a result of increased strategic marketing development activities, and a $273,000 increase in stock-based compensation expense, primarily due to the grant of fully-vested options in consideration of the cancellation of certain restricted shares, partially offset by a $386,000 charge in fiscal 2007 related to a consulting agreement with a former executive officer.

        General and administrative.    General and administrative expense increased $3.2 million, or 102%, to $6.3 million for fiscal 2008, compared to $3.1 million for fiscal 2007. These expenses represented 10% and 6% of revenue in fiscal 2008 and fiscal 2007, respectively. The increase was primarily due to a $2.1 million increase in stock-based compensation expense, a $1.0 million increase in professional fees, primarily legal and accounting, and a $340,000 increase in compensation for new and existing personnel, partially offset by a $401,000 decrease in the amortization of intangible assets from the acquisition of Evertrust as the intangibles were fully amortized by the end of fiscal 2007. The increase in the stock-based compensation for the period was primarily due to $1.3 million of expense in connection with the non-recurring issuance of additional shares of stock in November 2007 to the former shareholders of Evertrust in consideration of certain employees' contributions to the combined operations subsequent to the acquisition and $615,000 due to the grant of fully-vested options in consideration of the cancellation of certain restricted shares.

        Postponed public offering costs.    As of June 30, 2008, we had incurred $3.4 million of costs directly attributable to the planned initial public offering. These costs were being deferred until the completion of the offering. In the quarter ended June 30, 2008, these costs were charged to expense due to an indefinite postponement of the offering process as a result of overall market conditions.

        Other income (expense).    Other expense, net, decreased $344,000, or 16%, to $1.7 million for fiscal 2008, and consisted of $2.0 million of interest expense and a $197,000 loss on the extinguishment and modification of debt, partially offset by $303,000 of other income, primarily due to interest earned on excess cash invested in money market accounts, and net foreign currency transaction gains of $166,000. Other expense, net, was $2.1 million for fiscal 2007, consisting of $1.5 million of interest expense, a $1.1 million loss on the extinguishment and modification of debt, $870,000 of other income, primarily due to the revaluation of the derivative liability related to outstanding convertible notes, and net foreign currency transaction losses of $449,000, due to weakness in the U.S. dollar relative to the local currencies in which expenses for our international operations are denominated.

        Interest expense included in other income (expense), net, increased $565,000, or 39%, to $2.0 million for fiscal 2008 compared to $1.5 million for fiscal 2007. The increase was attributable to the amortization of the beneficial conversion feature related to the convertible bridge debt.

Quarterly Results of Operations

        The following table sets forth our unaudited quarterly consolidated statement of operations data in dollars and as a percentage of revenue for each of our last ten quarters in the period ended December 31, 2009. The quarterly data presented below has been prepared on a basis consistent with our audited financial statements and include, in the opinion of management, all adjustments, which consist of only normal recurring adjustments, that management considers necessary for the fair presentation of this information. You should read this information together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our quarterly results of operations may fluctuate in the future due to a variety of factors. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Our results for these quarterly periods are not necessarily indicative of the results of operations for a full fiscal year or any future period.

	Three Months Ended
	Sep. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009
	(unaudited, in thousands)
Revenue	$14,231	$15,813	$16,711	$15,921	$16,342	$16,156	$13,126	$15,271	$16,715	$17,596
Cost of revenue(1)	9,772	10,579	10,743	9,660	9,814	9,026	7,663	9,041	9,667	10,586

Gross profit	4,459	5,234	5,968	6,261	6,528	7,130	5,463	6,230	7,048	7,010
Operating expenses:
Research and development(1)	1,248	1,314	1,370	1,432	1,295	1,298	1,340	1,383	1,526	1,776
Sales and marketing(1)	2,742	2,489	2,941	2,272	2,538	2,957	2,690	2,927	3,415	4,117
General and administrative(1)	1,059	2,466	1,610	1,154	1,733	1,071	1,055	819	1,194	1,426
Postponed public offering costs	—	—	—	3,447	—	—	—	449	—	—

Total operating expenses	5,049	6,269	5,921	8,305	5,566	5,326	5,085	5,578	6,135	7,319

Income (loss) from operations	(590)	(1,035)	47	(2,044)	962	1,804	378	652	913	(309)
Other income (expense), net	(427)	(350)	(965)	(4)	62	437	(253)	(256)	531	(461)

Income (loss) before income taxes	(1,017)	(1,385)	(918)	(2,048)	1,024	2,241	125	396	1,444	(770)
Income tax benefit (expense)	38	43	(93)	47	(134)	(291)	366	(220)	(113)	(64)

Net income (loss)	$(979)	$(1,342)	$(1,011)	$(2,001)	$890	$1,950	$491	$176	$1,331	$(834)

(1)
Includes stock-based compensation expense (credit) as follows:

	Three Months Ended
	Sep. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009
	(unaudited, in thousands)
Cost of revenue	$6	$9	$(1)	$2	$0	$1	$5	$12	$3	$9
Research and development	56	14	27	6	(20)	(5)	13	31	23	107
Sales and marketing	468	151	467	13	(179)	(85)	58	191	96	721
General and administrative	145	1,392	690	28	(32)	14	153	180	148	327

Total stock-based compensation expense (credit)	$675	$1,566	$1,183	$49	$(231)	$(75)	$229	$414	$270	$1,164

	As a Percentage of Revenue Three Months Ended
	Sep. 30, 2007	Dec. 31, 2007	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008	Mar. 31, 2009	Jun. 30, 2009	Sep. 30, 2009	Dec. 31, 2009
	(unaudited)
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue	69	67	64	61	60	56	58	59	58	60

Gross profit	31	33	36	39	40	44	42	41	42	40
Operating expenses:
Research and development	9	8	8	9	8	8	10	9	9	10
Sales and marketing	19	16	18	14	16	18	20	19	20	23
General and administrative	7	16	10	7	11	7	8	5	7	8
Postponed public offering costs	—	—	—	22	—	—	—	3	—	—

Total operating expenses	35	40	35	52	34	33	39	37	37	42
Income (loss) from operations	(4)	(7)	0	(13)	6	11	3	4	5	(2)
Other income (expense), net	(3)	(2)	(6)	0	0	3	(2)	(2)	3	(3)

Income (loss) before income taxes	(7)	(9)	(5)	(13)	6	14	1	3	9	(4)
Income tax benefit (expense)	0	0	(1)	0	(1)	(2)	3	(1)	(1)	(0)

Net income (loss)	(7)%	(8)%	(6)%	(13)%	5%	12%	4%	1%	8%	(5)%

Due to rounding to the nearest percent, totals may not equal the sum of the line items in the above table.

        Revenue and gross profit have generally increased over the time period except for revenue for the quarters ended June 30, 2008, December 31, 2008 and March 31, 2009 where revenue decreased 5%, 1%, and 19% respectively. Research and development expenses have remained relatively constant during the periods presented. Sales and marketing expenses increased in the quarter ended March 31, 2008 due to increased stock-based compensation expense and increased sales levels, in the quarter ended December 31, 2008 due to an increase in sales personnel, in the quarter ended September 30, 2009 due to an increase in sales personnel and marketing expenses, and in the quarter ended December 31, 2009 due to an increase in stock-based compensation expense. General and administrative expenses increased in the quarter ended December 31, 2007 due to the non-recurring stock issuance to the former shareholders of Evertrust in consideration of certain employees' contributions to the combined operations subsequent to the acquisition; the quarter ended March 31, 2008 included stock-based compensation due to the grant of fully-vested options in consideration of the cancellation of certain restricted shares, the quarter ended September 30, 2008 included bad debt expense related to uncollectable accounts and the quarter ended December 31, 2009 included $327,000 of stock-based compensation expense. In the quarter ended June 30, 2008, $3.4 million of costs directly attributable to a planned public offering were written off due to the postponement of the offering process. Other income (expense), net, was impacted by foreign currency transaction losses in the quarter ended March 31, 2008 and foreign currency transaction gains in the quarter ended December 31, 2008.

Liquidity and Capital Resources

        As of December 31, 2009, our principal sources of liquidity consisted of cash and cash equivalents of $10.8 million and accounts receivable, net, of $11.1 million. We have historically funded our operations primarily through private sales of common stock and preferred stock (approximately $38.3 million in the aggregate) and proceeds from lines of credit and notes payable, and more recently through cash generated from operations.

        Our principal uses of cash historically have consisted of the purchase of inventory, payroll and other operating expenses related to the development of new products and purchases of property and equipment.

        We have a $5 million revolving credit line, which has a borrowing base equal to 80% of eligible accounts receivable. Interest will accrue on any outstanding borrowings at a rate equal to the prime rate plus 1% per annum. Borrowings under this agreement are secured by certain assets, primarily cash, accounts receivable and inventory. The agreement also contains financial covenants requiring us to maintain specified minimum liquidity amounts. As of December 31, 2009, we had no borrowings under this agreement. This agreement expires on July 31, 2011.

        We believe that our cash and cash equivalents at December 31, 2009, together with cash flows from our operations, will be sufficient to fund our operating requirements for at least 12 months. However, we may need to raise additional capital or incur indebtedness to continue to fund our operations in the future. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of our expansion into new territories, the timing of introductions of new products and enhancements to existing products, the continuing market acceptance of our products and acquisition and licensing activities. We may enter into agreements relating to potential investments in, or acquisitions of, complementary businesses or technologies in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

        The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	$1,840	$2,591	$1,150	$(79)	2,176
Net cash provided by (used in) investing activities	(1,078)	(1,407)	(178)	201	(517)
Net cash provided by (used in) financing activities	8,584	(2,600)	5	12	481

Cash flows from operating activities

        Our cash flows from operating activities are significantly influenced by our cash expenditures to support the growth of our business as we invest in areas such as research and development, sales and marketing and administration. Our operating cash flows are also influenced by our working capital needs to support growth and fluctuations in inventory, accounts receivable, vendor accounts payable and other current assets and liabilities. We procure inventory from our contract manufacturers and suppliers and typically pay them in 30 to 60 days.

        Net cash provided by (used in) operating activities was $2.2 million and ($79,000) for the six months ended December 31, 2009 and 2008, respectively. Net cash provided by operating activities was $1.2 million, $2.6 million and $1.8 million for the years ended June 30, 2009, 2008 and 2007, respectively.

        Net cash provided by operating activities for the six months ended December 31, 2009 consisted of $2.8 million from net income excluding non-cash adjustments. For the period net income was $497,000 offset by non-cash adjustments consisting of $1.4 million for stock-based compensation expense, $476,000 of depreciation and amortization expense, $260,000 of loss on revaluation of warrants and $104,000 for amortization of discounts related to notes payable. Changes in operating assets and liabilities resulted in a net use of cash of $595,000, primarily consisting of an increase in inventory of $2.2 million, primarily resulting from the purchase of drives to support sales for the quarter ended March 31, 2010 and the purchase of additional safety stock, an increase in accounts payable of $1.4 million primarily due to the timing of inventory purchases and an increase in deferred revenues of $705,000, primarily due to the deferral of service.

        Net cash provided by operating activities for the six months ended December 31, 2008 consisted of $3.3 million from net income excluding non-cash adjustments. For the period net income was $2.8 million offset by non-cash adjustments of $453,000. Changes in operating assets and liabilities resulted in a net use of cash of $3.4 million, primarily consisting of a reduction in inventories for $1.2 million, an increase in trade accounts receivable of $2.5 million due to the timing of sales, a reduction of accounts payable of $952,000, primarily due to the timing of inventory purchases, and a reduction of deferred revenue balances of $802,000, primarily due to the revenue recognition related to our Assureon business.

        Net cash provided by operating activities for the year ended June 30, 2009 consisted of $5.0 million from net income excluding non-cash adjustments. For the period net income was $3.5 million partially offset by non-cash adjustments consisting of $881,000 of depreciation and amortization, $446,000 for amortization of discounts related to notes payable, $337,000 of stock compensation expense and $155,000 for gain on revaluation of note conversion features. Changes in operating assets and liabilities resulted in a net use of cash of $3.9 million, primarily consisting of a reduction in inventories for $608,000, an increase in trade accounts receivable of $2.3 million due to the timing of sales, a reduction in accrued expenses of $876,000, primarily due to the payment of accrued interest and entering invoices to accounts payable for public offering costs that were accrued as of June 30, 2008, and a reduction of deferred revenue balances of $1.2 million, primarily due to the revenue recognition related to our Assureon business.

        Net cash used in operating activities in fiscal 2008 primarily consisted of a net loss of $5.3 million, largely impacted by the write-off of postponed public offering costs of $3.4 million, offset by non-cash adjustments consisting of $3.5 million for stock-based compensation expense, $1.5 million of gain on revaluation of note conversion features, and $1.1 million of depreciation and amortization expense. Changes in operating assets and liabilities in fiscal 2008 resulted in a net source of cash of $1.6 million, primarily consisting of an increase in accounts payable of $3.9 million due to the timing of inventory purchases, an increase in accrued expenses of $1.6 million due to higher interest, marketing and selling-related accruals, and an increase in deferred revenue of $1.0 million, primarily on our Assureon business, offset by an increase in accounts receivable of $3.1 million associated with the timing of sales within the quarter, and an increase in inventories of $1.6 million due to the timing of purchases.

        Net cash used in operating activities in fiscal 2007 primarily consisted of net losses of $3.0 million, offset by non-cash adjustments consisting primarily of depreciation and amortization expense of $1.9 million, a $1.1 million loss on extinguishment and modification of debt, and $986,000 of stock-based compensation expense. Changes in operating assets and liabilities in fiscal 2007 resulted in a net source of cash of $860,000, primarily consisting of a decrease in inventories of $1.8 million related to the timing of inventory purchases, and an increase in deferred revenue of $1.2 million, primarily from the increased volume in our Assureon business and premium warranty offerings, offset by a decrease in accounts payable of $2.1 million due to the timing of inventory purchases.

Cash flows from investing activities

        Cash flows from investing activities primarily relate to capital expenditures to support our growth.

        Net cash used in investing activities was $517,000 for the six months ended December 31, 2009 compared to net cash provided by investing activities of $201,000 for the six months ended December 31, 2008. For the six months ended December 31, 2009 and 2008 capital expenditures to support our growth were $517,000 and $299,000, respectively. In addition, in the 2008 period, we were no longer subject to the minimum cash balance requirement related to our revolving line of credit, resulting in a source of cash of $500,000. Our requirements for additional capital expenditures are subject to change depending upon several factors, including our needs based on our changing business and industry and market conditions.

        Capital expenditures to support our growth were $678,000, $1.4 million and $1.1 million for fiscal 2009, 2008 and 2007, respectively. In addition, as of June 30, 2009, we were no longer subject to the minimum cash balance requirement related to our revolving line of credit, resulting in a source of cash of $500,000.

Cash flows from financing activities

        Net cash provided by financing activities was $481,000 for the six months ended December 31, 2009 compared to net cash provided by financing activities of $12,000 in the six months ended December 31, 2008. The source of cash in the six months ended December 31, 2009 consisted of the $3.6 million of proceeds from borrowings on a note payable and the $3.0 million repayment on the revolving line of credit.

        Net cash provided by (used in) financing activities was $5,000, ($2.6) million, and $8.6 million in fiscal 2009, 2008 and 2007, respectively. The use of cash in fiscal 2009 consisted of the repayment of a convertible bridge debt of $3.0 million and borrowings on a revolving line of credit for $3.0 million. The use of cash in fiscal 2008 consisted of the repayment of a loan payable of $2.6 million. Net cash provided by financing activities was $8.6 million for fiscal 2007 due to net proceeds from the issuance of Series C preferred stock of $7.1 million, proceeds from loans payable of $10.5 million, offset by payments on loans payable of $9.1 million.

Contractual Obligations

        The following is a summary of our contractual obligations as of June 30, 2009:

		Payments Due by Period
		(in thousands)
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	Thereafter
Operating lease obligations	$1,633	$645	$988	$—	$—
Purchase obligations(1)	5,600	5,600	—	—	—
Notes payable(2)	3,010	3,000	10	—	—

Total	$10,243	$9,245	$998	$—	$—

(1)
Purchase obligations represent commitments under non-cancelable orders for inventory with our contract manufacturers. At December 31, 2009, our purchase obligations increased to $8.6 million.

(2)
Excludes debt discounts.

        We have entered into agreements with certain of our executive officers to award them IPO Bonus Shares immediately prior to the completion of this offering. We expect to incur cash withholding obligations with respect to the IPO Bonus Shares in the quarter in which we complete this offering. Based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, we expect these withholding obligations to be approximately $3.2 million in the aggregate.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements nor do we have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Currency Exchange Risk

        The majority of our revenue has been denominated in U.S. dollars. Our expenses are generally denominated in the currencies of the countries in which our operations are located. Our operating expenses are incurred where the office or personnel are located. Therefore, our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates in some geographies, particularly the U.K. and Canada. For example, we recorded foreign currency transaction gains of $567,000 for the six months ended December 31, 2009. Fluctuations in currency exchange rates could harm our business in the future. The effect of an immediate 10% adverse change in exchange rates could have the effect of increasing our operating expenses. To date, the foreign currency exchange rate effect on our cash has not been significant, and we have not entered into any foreign currency hedging contracts although we may do so in the future.

Interest Rate Sensitivity

        As of December 31, 2009, we had cash and cash equivalents of $10.8 million, which were held in deposit accounts and certificates of deposits. Accordingly, if overall interest rates had fallen by 10% in fiscal 2009, our interest income would not have been materially affected. We expect to hold cash equivalents following the completion of this offering, and declines in interest rates will reduce our future interest income.

        At December 31, 2009, we had no debt outstanding that bore variable rate interest.

Recent Accounting Pronouncements

        In September 2006, the FASB issued guidance which defines fair value, establishes a framework for measuring fair value, and expands fair value measurement disclosures. In February 2008, the FASB issued additional guidance which deferred the effective date of the fair value guidance to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities except for items that are recognized or disclosed at fair value on a recurring basis at least annually. The Company adopted the fair value guidance effective for fiscal year 2009 except for those items specifically deferred and is currently assessing the financial statement impact of the full adoption of this guidance.

        In February 2007, the FASB issued guidance which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The provisions of this guidance are effective for fiscal years beginning after November 15, 2007. The Company adopted these changes effective for fiscal year 2009, and the adoption had no impact on the Company's consolidated results of operations or financial position.

        In May 2009, the FASB issued a new standard to incorporate the accounting and disclosure requirements for subsequent events into U.S. generally accepted accounting principles. This standard introduces new terminology, defines a date through which management must evaluate subsequent events, and lists the circumstances under which an entity must recognize and disclose events or transactions occurring after the balance sheet date. The Company adopted the standard as of June 30, 2009, which was the required effective date.

        In December 2007, the FASB issued a new standard which establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures in its consolidated financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the consolidated financial statements to evaluate the nature and financial effects of the business combination. The new standard is to be applied prospectively to business combinations for which the acquisition date is on or after an entity's fiscal year that begins after December 15, 2008 which is the Company's fiscal year beginning July 1, 2009. The Company will apply the provisions of this standard to any future acquisition.

        In March 2008, the FASB issued a new standard which updates guidance regarding disclosure requirements for derivative instruments and hedging activities. It responds to constituents' concerns that prior guidance does not provide adequate information about how derivative and hedging activities affect an entity's financial position, financial performance, and cash flows. The disclosure of fair values of derivative instruments and their gains and losses in a tabular format, as required by the new standard should provide a more complete picture of the location in an entity's financial statements of both the derivative positions existing at period-end and the effect of using derivatives during the reporting period. The Company adopted the new standard as of July 1, 2009, which was the required effective date.

        In June 2008, the FASB provided guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's own stock for purposes of determining the appropriate accounting treatment. This guidance was effective for fiscal years beginning after December 15, 2008. As a result of the adoption of the new guidance on July 1, 2009, a warrant for common stock issued in connection with a note payable that has a down round anti-dilution provision was determined to not be indexed to the Company's stock and therefore required classification as a liability. On July 1, 2009, the Company recorded a warrant liability of $163,000 and recorded a cumulative effect of change in accounting principle of $57,000 as a reduction of accumulated deficit representing the decline in fair value between the warrant issuance date and the adoption date. Additionally, warrants subject to this guidance are adjusted to fair value at the end of each reporting period.

        In June 2009, the FASB issued Accounting Standards Update (ASU) 2009-01, Topic 105, Generally Accepted Accounting Principles—Amendments based on Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (ASC 105), to establish the sole source of authoritative U.S. generally accepted accounting principles recognized by the FASB, excluding Securities and Exchange Commission (SEC) guidance, to be applied by nongovernmental entities. The guidance in ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted ASC 105 as of July 1, 2009, which was the required effective date.

        In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force to amend certain guidance in ASC 605-25. The amended guidance in ASC 605-25 (1) modifies the separation criteria by eliminating the criterion that requires objective and reliable evidence of fair value for the undelivered item(s) and (2) eliminates the use of the residual method of allocation and instead requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price.

        The FASB also issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, to amend the scope of arrangements under ASC 985-605 to exclude tangible products containing software components and non-software components that function together to deliver a product's essential functionality.

        The amended guidance in ASC 605-25 and ASC 985-605 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early application and retrospective application permitted. The Company expects to apply the amended guidance in ASC 985-605, concurrently with the amended guidance in ASC 605-25, beginning on July 1, 2010. The Company is in the process of evaluating the impact the amendments to ASC 605-25 and ASC 985-605 will have on its consolidated financial statements.

        The FASB issued ASU 2009-12, Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share, to amend ASC 820, which permits a reporting entity, as a practical expedient, to measure fair value of an investment on the basis of net asset value per share of the investment (or its equivalent) if the net asset value of the investment is calculated in a manner consistent with the measurement principles of ASC 946 as of the reporting entity's measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with ASC 820. The Company adopted these changes effective for fiscal year 2010, and the adoption had no impact on the Company's consolidated results of operations or financial position.

        From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's consolidated financial statements upon adoption.

BUSINESS

Overview

        We are a leading provider of disk-based storage systems designed for the storage of digital information. Our systems are used to store information created in the new "digital-age" by the rapidly growing number of digital applications that are creating large amounts of information such as email, office documents, medical images and digital voice or video recordings. We have designed our products to bring enterprise-class storage features to the mid-tier market, which we define as mid-sized businesses and branch offices of larger organizations and which historically has been underserved by legacy storage vendors. Our systems help these organizations store and access growing amounts of digital information over long periods of time by:

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  meaningfully lowering the cost of storing digital information on disk;

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  providing enterprise-class storage for mid-tier organizations;

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  minimizing the use of data center floor space by providing storage with industry-leading densities;

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  significantly reducing energy consumption in powering and cooling storage systems;

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  ensuring reliability, accessibility, integrity and security of stored data;

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  simplifying the management of storage; and

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  enabling the rapid search and retrieval of files stored.

        As a pioneer of reliable disk-based storage systems optimized for capacity and cost, our ATA and subsequent SATA RAID technology solutions have significantly reshaped the economics of storage. We have been able to offer enterprise-class storage systems at price points that have historically been as low as 1/10th of the cost of traditional storage systems. Our storage systems are designed and priced to be used by the mid-tier market and these efforts have brought the benefits of enterprise-class storage systems within reach of a larger number of organizations and a wider range of applications. In addition, our storage systems are among the first to offer energy-saving "green" technology such as MAID. Our products include: block storage systems, which communicate with computers over SANs through Fibre Channel and iSCSI block-mode protocols; and file storage systems, which send and receive files through standard file-mode interfaces such as NFS and CIFS.

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  Block storage systems with Fibre Channel and iSCSI connectivity.  Our block storage systems are based on SAS and SATA disk drives, our high-performance RAID controllers and our capacity-optimized chassis and enclosures. Our systems can be used in a wide variety of applications and storage environments, including iSCSI and Fibre Channel, offer industry-leading density, are highly scalable and are priced to offer significant savings over traditional enterprise-class disk-based storage systems as well as a competitive replacement for tape-based storage systems.

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  Intelligent and high-speed file storage systems with strong archiving capabilities.  Our software-based file storage systems typically integrate with our block storage systems to offer our customers scalable, clusterable, secure and searchable file storage and archival systems with encryption and de-duplication.

        We sell our products through resellers, OEM partners, and system integrators and to date have shipped over 24,000 systems worldwide. While our market focus is on the mid-tier market, our systems have been installed in small businesses, as well as large global enterprises around the world.

Industry Background

  The Rapid Growth of Digital Information Being Stored on Disk

        The amount of digital information being created and stored on disk by digital-age applications by businesses, governments and other organizations is growing rapidly. Additionally, disk-based digital information is being kept for longer periods. Examples of digital information created by digital-age applications include digital media such as photographs, medical images, video and audio recordings; digital correspondence such as e-mail, instant messaging transcripts and voicemail; and e-commerce documents, such as electronic invoices and purchase orders. As disk-based storage solutions offer many advantages over tape and optical solutions in storing digital information, many organizations are increasingly using disk-based storage solutions and are reducing the use of tape or optical solutions.

        Digital information is being created by mid-tier organizations faster than ever before and this information needs to be stored longer and be readily available. Some of the key factors influencing these trends include:

  •
  Increasing number of applications that create digital information.  Businesses and organizations of all sizes are utilizing applications that create significant amounts of digital information, such as e-commerce, digital security, digital multimedia, digital medical records, digital design software, and digital imaging. Many of these applications are outside of the traditional data center and are becoming more widely used, particularly by the mid-tier market.

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  Larger sized and more frequently shared files.  The creation and storage of increasingly larger files associated with high-resolution video, photos, medical images and music and data-intensive documents, as well as the frequent sharing and re-saving of files, which results in the storage of duplicate data, is accelerating the growth of digital information.

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  Evolving business practices to store information in digital form.  Many organizations are now retaining key information in digital form for indefinite timeframes. For example, local governments are now retaining records in digital form that had previously been kept in paper form.

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  Increasing regulatory requirements.  Regulations resulting from legislation such as the Sarbanes-Oxley Act of 2002 and the Health Insurance Portability and Accountability Act, or HIPAA, require some companies to retain digital information for specified periods of time, and then often require guaranteed deletion of data when that time has elapsed. These regulations also require organizations to take reasonable measures to ensure the security and integrity of their data over sustained periods of time.

        Digital-age applications are creating digital information faster than more traditional data center applications such as transaction-oriented database applications. Additionally, the Enterprise Strategy Group, a market research firm, estimates that approximately 60%-80% of all new enterprise information will be retained for business reference, compliance or discovery purposes, and that the average retention period for such information will be between four and ten years. Evolving business practices and regulations are also changing the requirements placed on systems that store and manage digital information, and are driving the need for readily-available long-term storage.

  Demand for New Approaches to Storing and Managing Digital Information

        Traditionally, high-cost disk drives optimized for performance, such as Fibre Channel and SCSI disks, have been used to store transaction-oriented database information, while less expensive, low-availability storage systems, such as tape and optical disk were used for long-term storage of digital information. Historically, most research and development in the storage industry has focused on improving the speed and performance characteristics for database-related information for large and centralized enterprise data centers. However, as demands have been increasing for storing digital-age applications that create large amounts of digital content, the requirements for more cost-effective long-term disk storage have emerged. Organizations of all sizes are increasingly looking for cost-effective and energy-efficient storage solutions with high-availability that can scale to tackle the substantial growth of digital information.

        In light of these factors, organizations are changing their approach to the storage and management of digital information in a number of ways.

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  Adoption of low-cost, capacity-optimized disk storage.  The introduction of low-cost, capacity-optimized disk drives is changing the way organizations store digital information. More organizations are creating disk-based multi-level storage environments, in which data that is transactional or mission critical is stored on traditional, and more expensive performance optimized disk drives, such as Fibre Channel or SCSI, while digital information is moved to lower cost disks that are optimized for capacity. These lower cost disks generally utilize SATA disk drives. As digital information continues to grow faster than other data types, the result has been a shift from the need for performance-optimized storage to capacity-optimized storage. In addition, the need for ready access to information has led to the replacement of some tape and optical disk solutions with SATA disk drives. IDC estimates that the market for capacity-optimized storage disk systems will grow from $6.3 billion in 2007 to $17.4 billion in 2013, representing a compound annual growth rate, or CAGR, of 18.6%. Source: IDC, Worldwide Disk Storage Systems 2009-2013 Forecast Update, Doc # 221287, December 2009.

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  Utilization of replication and archiving solutions using disk-based technologies.  In order to obtain greater accessibility and security of their digital information, organizations are replacing tape and optical based replication and archiving technologies with disk-based solutions that provide access to their data. Many organizations find it important to replicate data to protect their information from various threats and disasters. Replication helps ensure that an organization will be able to access its data from a secondary source in case of data loss or corruption. The purpose of an archive is to store information in a secure and cost-effective manner for the long-term while enabling the retrieval of specific files as easily and quickly as possible. Unlike backup data, which is copied from a primary storage system, typically to tape, in support of short-term recovery efforts, archived data is transferred from primary storage systems to separate disk-based storage systems for long-term reference and reuse. The Enterprise Strategy Group estimates that the capacity of external disk storage dedicated to digital archiving will grow from approximately 1,700 petabytes in 2007 to over 34,300 petabytes in 2012, representing a CAGR of 82%.

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  Increasing demand for "green" storage to reduce energy consumption in the data center.  Power use is an increasingly important factor in the data center. As the density of servers, storage and other computing assets within data centers has increased, the demand for power, exacerbated by mounting cooling needs resulting from increased power consumption, has begun to outstrip supply. The availability of power has become a significant impediment to the growth of computing capabilities in some data centers. The cost of power is also impacting IT budgets. Customer demand is prompting industry analysts to define a new class of storage known as "green" storage which is significantly more energy efficient. In addition, because of their increasing power consumption, data centers risk being targeted by "green" legislation to reduce power consumption and cut carbon emissions. As a result, enterprises are increasingly seeking energy-efficient solutions in the data center to manage power consumption, reduce operating expense and respond to environmental and political concerns.

  The Underserved Mid-Tier Market

        The challenge of implementing storage systems to manage growing amounts of digital information is particularly acute for the mid-tier market. While organizations in this market face similar storage-related challenges as larger organizations, many storage solutions have been priced or designed for larger enterprises with complex storage needs, and which do not scale cost-effectively for the smaller organization. Additionally, the mid-tier market has traditionally been unable to obtain the same feature-sets as those designed for large enterprises. Consequently, organizations in the mid-tier market have been unable to meet their evolving business needs without incurring significant expenses.

  Limitations of Traditional Solutions for the Mid-Tier Market

        Traditional disk and tape storage systems do not fully meet the needs of the mid-tier market for storing digital information. In particular:

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  Reliability and performance limitations of tape-based systems.  Due to inefficiencies associated with saving, verifying and retrieving information on tape, tape-based storage has lower recovery rates than disk-based storage. In addition, retrieving information from tape can be a lengthy and cumbersome process, often involving the physical movement of storage media, causing longer data retrieval times and higher costs.

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  Price and bulk of traditional disk-based systems.  With limited data center floor space and growing volumes of data, traditional disk-based storage systems have not been well-suited for long-term storage because they typically cost significantly more and take up more space per terabyte than tape-based systems. This is particularly true for the mid-tier market, which often do not have traditional data centers. Additionally, many new digital applications, such as digital surveillance systems, need to fit in space constrained environments such as subway tunnels, airport closets and ships' holds.

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  Energy consumption of traditional disk-based storage systems.  Traditional disk-based storage systems typically leave all disk arrays fully powered at all times, drawing energy, generating heat and requiring additional energy for cooling. This significantly increases energy consumption in the data center and results in higher operating expenses, strained energy resources and increased carbon emissions.

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  Unnecessary storage of duplicate information.  As digital information is created, shared and stored within an organization, multiple copies are frequently saved to that organization's storage system by multiple users. When this information is transferred to long-term storage, the multiple copies are saved as well, increasing the consumption of storage capacity and leading to higher storage costs.

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  Lack of data protection.  Traditional storage systems do not monitor and repair files that have been damaged, maliciously changed, or corrupted nor do they ensure that all files still exist and that none have been improperly inserted or deleted.

Our Solutions

        We are a leading provider of energy-efficient, disk-based storage systems at cost points that enable the mid-tier market to efficiently, intelligently, cost effectively and securely store and manage digital information for the long-term. Built on a foundation of industry-leading, capacity-optimized RAID disk storage technology, we offer a portfolio of enterprise-class storage systems. While our storage systems are priced to meet the needs of enterprises of all sizes, our systems are particularly designed and scaled to address the unmet needs of mid-tier organizations.

        Our block storage systems, the Boy and the Beast product lines, are based on our high-performance RAID controllers and our capacity-optimized chassis and enclosures, and use both SATA and SAS drives. Key benefits of our block storage product lines include:

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  Reliability.  We have designed our storage systems to have enterprise levels of reliability, and believe, as measured by drives returned for repair, we have exceeded the average reliability statistics of our enterprise storage competitors. Design features such as vibration dampening, and high performance cooling, along with manufacturing processes that include building and testing of RAID sets before shipment are important reasons for our track record of high reliability.

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  Low-cost and capacity-optimization.  We pioneered high-density capacity-optimized disk storage technology, initially with the ATABeast and subsequently SATABeast disk-based RAID systems. Our capacity-optimized storage systems deliver enterprise-class performance and scalability with industry-leading density and speed specifications, with pricing attractive for users who need large amounts of digital storage, and for the mid-tier market. Our storage systems are priced to allow disk storage to be a cost-effective alternative to tape and optical storage systems.

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  All-in-one storage.  Our storage systems are highly flexible and scalable and, in a single system, provide users the flexibility to utilize low-cost, IP-based iSCSI network connectivity or traditional Fibre Channel network connectivity, or both simultaneously. They also allow the simultaneous use, in one chassis, of both the lower-priced SATA disks along with performance-oriented SAS disks. Our storage systems are operating system independent, supporting Windows, Apple and UNIX environments, providing organizations with the flexibility to meet their diverse long-term storage needs.

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  Industry leading energy-saving "green" technology.  Our storage systems are one of the first capacity-optimized RAID storage solutions to offer the energy-saving benefits of MAID technology. Our AutoMAID technology allows our storage systems to place disk drives into low speeds and/or idle states when not in use, significantly reducing power consumption and operational costs. Energy-saving AutoMAID technology is integrated into all of our storage systems, enabling reduced energy consumption and a significant decrease in the total cost of ownership of our systems, and supporting the implementation of carbon neutral energy policies. We believe no other vendor offers a storage product with three different levels of energy-saving MAID technology.

        Our file storage systems, are built on our RAID system expertise and AutoMAID energy-saving technology. These systems integrate de-duplication, file integrity, encryption, backup and archiving management and security features. Key benefits of our file storage product lines include:

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  Data De-Duplication.  Our file storage systems feature both block and file data de-duplication technologies to eliminate redundant data. Our file storage systems are designed to substantially reduce the amount of disk storage required as compared to non de-duplicated solutions, leading to lower capital expenditures and operating expenses.

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  Data Archiving.  Our file storage systems features a comprehensive solution of archiving technologies, such as content addressable storage, or CAS, technology to eliminate the unnecessary storage of duplicate files, ongoing monitoring of file integrity, file authentication, write once read many functionality, intelligent retrieval, data checking, missing file alerts and support for remote replication with encryption technology that is designed to protect data from outside attack, inadvertent tampering and physical hardware theft.

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  Data Replication.  By combining our multi-site replication feature with de-duplication technology, our file storage systems enable space-efficient backups at remote offices. Our systems enable a WAN-efficient replication of backups to a centralized, globally-deduplicated site.

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  Data Backup.  Our file storage product line enables efficient backup storage, compatible with all leading backup software applications, and use our block storage systems to provide greater reliability than tape-based backup solutions. Frequent media integrity scans are designed to eliminate the possibility of unrecoverable backups, eliminating a key problem with tape-based data recovery.

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  Data Security.  Our file storage product line utilizes advanced encryption technology to provide security, as well as for the ability to digitally "shred" offline copies of files at the end of their retention period.

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  Lifecycle management and retrieval.  Our file storage product line can utilize search and indexing software to enable rapid end user access to hundreds of millions of files with search capabilities and an intuitive user interface. Our file storage systems help to simplify the policy-driven management of information over its life by using information lifecycle management, or ILM, to securely and simply manage long-term storage and its disposition.

Strategy

        Our goal is to be the leading supplier of disk-based storage systems for the mid-tier market, with a focus on providing storage for digital applications. Key elements of our strategy include:

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  Continuing our history of technical innovation and utilizing technology to drive growth and reduce cost.  We pioneered the use of low-priced ATA and SATA disks in enterprise-class storage solutions to deliver lower cost storage to customers. Subsequent technical innovations have included pioneering capacity-optimized storage, which reduces cost amongst other benefits, and our proprietary "green" AutoMAID technology that enables our storage solutions to consume significantly less power and require less cooling than other disk-based storage systems.

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  Continuing to focus on the attractive mid-tier market.  We have a history of providing systems to meet the storage needs of mid-tier organizations. Our products have helped to significantly reshape the economics of storage by offering enterprise-class solutions at price points that have historically been as low as 1/10th of the cost of traditional storage solutions, and which scale to fit the smaller size and capacity requirements of mid-tier organizations. These efforts have brought the benefits of enterprise-class storage solutions within the reach of a larger number of organizations who were previously unable to afford them. We intend to continue to target the mid-tier market in our sales and marketing activities, as we believe this market segment has growth and size characteristics superior to other storage market segments.

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  Continuing to integrate storage application software in our products.  We intend to continue to build on our technology base by integrating storage application software to drive the sales of higher margin storage systems, such as our Assureon file storage system. We also intend to integrate new products with intelligent feature sets that we develop or acquire into our product line to increase our revenue and gross margins.

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  Continuing to sell our products through channel partners.  Our channel partners are essential to our success and our longstanding relationship with many of these partners is an important competitive strength. Because mid-tier organizations often purchase from channel partners, a core component of our strategy is to expand our channel model across a broad range of industries and geographies. With significant consolidation occurring in the storage industry, resellers of storage systems have seen many of the vendors that provide them with products acquired by larger multi-national computer companies that predominately sell directly to the end user. We believe this provides us with an opportunity to gain market share among channel partners.

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  Increasing our global sales coverage and marketing efforts.  In the past, due to capital constraints, we have not fully covered all of the geographical territories that offer potential sales opportunities. Accordingly, over the past year we have invested, and we intend to continue to invest in, increasing our sales force headcount, who sell to, manage, market to, and support our channel partners. We also intend to further expand our OEM and system integrator partner base and augment our active reseller network to further grow our business.

Technology

        Our storage systems are comprised of three layers: hardware, firmware and software and storage application software, combined with commercially-available enterprise-class disk drives.

        Layer 1: Hardware.    We have developed our own intellectual property at the hardware layer, and we believe this provides us with a competitive advantage in the mid-tier market as it enables us to scale our solutions cost-effectively for mid-tier organizations. Key differentiators of our hardware layer include:

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  extreme density packaging which assists in capacity-optimization and addresses the increasing need for a single solution that delivers both high performance and high capacity in a small footprint;

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  vibration dampening system which provides enhanced drive reliability, reduces drive failures and increases drive performance;

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  specialized cooling system for optimal thermal operation which assists in increasing drive life and reliability;

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  full hardware redundancy to reduce the impact of any hardware failures; and

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  field replaceable subsystems which reduce the time and cost of maintaining our storage systems.

        We recently introduced our "active drawer" technology in the hardware layer which provides a more efficient way to replace failed disks so that the other drives are fully functional and operating during replacement. Through this technology, we developed a 60 bay expansion chassis that provides high density enclosures of up to 60 storage drives in 4U of rack space.

        Layer 2: Firmware and Software.    We have developed a layer of storage firmware and software running on our controller boards which are designed to offer superior "green" reliability, performance and scalability. Key differentiators of our firmware and software layer include:

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  our real-time operating system that enables us to design highly efficient and high performance storage software;

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  MAID "green" power management system integrated into all of our storage systems and automatically and transparently places disk drives into an idle state to vastly reduce power and cooling costs;

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  data integrity proprietary firmware that includes features such as battery-backed RAID cache and multiple RAID levels designed to ensure data protection during power outage or double drive failure;

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  active-active RAID controllers with failover/failback which increases fault tolerance;

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  RAID-6 which delivers an additional layer of data protection for critical enterprise storage applications;

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  advanced performance software which provides intuitive centralized management and monitoring and ensures complete control over configuration and optimization of the user's storage environment; and

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  a simple-to-use management system, reducing complexity for the end user's installation and management of their storage needs.

        Layer 3: Storage Application Software.    On top of our hardware, firmware and RAID software layers, we have incorporated a comprehensive array of enterprise-class storage application software. Through this layer, we bring to the mid-tier market the benefits of software features that are typically only affordable by large enterprises. Key storage application software features we offer include:

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  snapshot-based asynchronous mirroring, which enables replication across any IP network;

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  global data replication, which benefits customers during planned and unplanned downtime as well as remote and local data recovery;

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  thin provisioning, which allows an application to be allocated the virtual storage capacity it requires, without having to dedicate all of the associated physical capacity up front;

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  data security features, which enable constant monitoring of file integrity, lifecycle management, file authentication, and file-level encryption;

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  archiving, which enables users to maintain compliant-level privacy, integrity and longevity of data while leveraging the high speed access of disk drive technology; and

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  options for cloud storage providers, allowing for "multi-tenancy" storage operated from a single management system.

  Block Storage Systems

        Key elements of our block storage technology include:

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  Innovative RAID Technology.  We developed our RAID software and firmware internally. Our architecture allows for either a single or a dual pair of our RAID controllers. To optimize for cost, power and performance we have implemented a design in which each disk drive has two dedicated links, one to each RAID controller. Our proprietary RAID controller that runs our software includes a microprocessor, iSCSI and Fibre Channel interfaces, battery-backed cache memory, SATA interface circuits and a field-programmable gate array, or FPGA, that provides data switching services as well as hardware-based RAID level calculations.

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  High Density Enclosures.  Our 42-bay Beast product line delivers up to 84 terabytes of storage in 4U of rack space, which we believe is among the highest density products of their kind currently available. Included in the unitized package are the disk drives, redundant RAID controllers, and redundant power supplies.

  •
  Active Drawers.  Our recently introduced active drawer technology enables efficient replacement of failed disks by using drawers that slide out of the front of cabinets such that individual failed drives can be replaced while the other drives are fully functional and operating. In addition to improving the ease of managing and maintaining the storage solution, active drawers enable a significantly higher capacity of drives in a given vertical rack space and a large reduction in overhead cost.

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  AutoMAID Power Management.  AutoMAID is an automated MAID power management system integrated into all of our storage systems, which allow end users to save money through significantly reduced energy consumption and cooling expenses. AutoMAID provides three power saving levels, which set the hard drives to more power-efficient modes after a defined period of idle activity. AutoMAID is designed to quickly return to 100% duty cycle on all drives when full data access is needed.

AutoMAID Mode	Energy-Saving Methodology	Typical Recovery Time Upon Data Request	Potential Power Savings vs. Idle System without AutoMAID
Level 1	Unload heads	Less than 1 second	15% – 20%
Level 2	Slows disks to 4000 rotations per minute	15 seconds	35% – 45%
Level 3	Stops disks; sets to sleep mode	30 seconds	60% – 70%

  File Storage Systems

        Our file storage system product line consists of software loaded onto one or more industry-standard servers, along with switches, cables and storage, all integrated into a rack-based system. Storage software features include:

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  Content Addressable Storage.  CAS provides a number of benefits such as elimination of duplicate files, detection of file corruption and load balancing across storage nodes. Each file is processed through two independent hashing algorithms that produce a unique digital "fingerprint" that is unique to that file. The file name, original file path, owner information, classification, retention rule, authenticated date and time, as well as the hashes, are combined together and stored as a digitally signed metadata record. The metadata is stored as a flat file into one or more databases for fast lookup, as well as a cryptographically-chained composite file called a "manifest." The manifest may optionally be deposited every few minutes with a remote third-party.

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  Serialization.  Each file is assigned a consecutive, unique serial number, which provides for an additional mechanism to ensure that all files still exist and that none has been improperly inserted or deleted.

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  Immutability.  Our file storage systems monitor and repair files that have been damaged, maliciously changed or corrupted. Each time a file is accessed and during each audit cycle, the integrity of the file is re-checked by comparing the re-computed file content hashes against the CAS address, against the signed metadata flat file and against the database. The system also checks the redundant or remote copies of these items, examining the serial numbers to ensure there are no unexpected gaps, auditing the stored manifests, and logging and repairing any damage or corruption that may have occurred.

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  Encryption.  To provide for security, as well as the ability to digitally "shred" offline copies of files at the end of their retention period, each file can be assigned a different Advanced Encryption Standard, or AES, 256-bit encryption key. Keys are generated and archived at a remote key server site, and transmitted periodically in large batches to individual storage sites. As keys are consumed, a list is created which documents the serial number and fingerprint of ingested files and their associated encryption key serial numbers, and are returned to the remote key server for safekeeping. The keys are stored in an encrypted key store database, whose master key is changed monthly to ensure that backup copies of the encrypted database cannot be used to recover expired files.

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  Data De-duplication.  By eliminating redundant data segments within the backup stream, our file storage systems are designed to substantially reduce the amount of disk storage required as compared to a disk-only solution, leading to lower capital expenditures and operating expenses.

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  Replication.  Central to a long term archive is having more than one copy of data available. Our file storage systems have a comprehensive object replication engine which replicates locally and/or remotely, data files, metadata, database objects, and audit objects. The replication engine can recover from disruptions to the wide area network, or WAN, connection.

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  Clustering.  Our software features are designed to operate in a high availability cluster, without the need to use third-party clustering technology. Workload is load balanced across all available nodes, and in the event of failure, workload is spread among surviving nodes.

Products

        We offer energy-efficient RAID-based disk storage systems for both block and file storage designed to overcome the challenges the mid-tier market faces with storing and managing digital information.

  Storage System Building Blocks

        Both our block and file storage systems are based on our Beast product lines and the Boy. In fiscal 2009, the Beast and the Boy product line each accounted for 64% and 20% of our revenue, respectively. In the six months ended December 31, 2009, the Beast and the Boy product line each accounted for 66% and 14% of our revenue, respectively. All of our storage system building blocks currently utilize 3 1/2" SATA and/or SAS drives.

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  The Beast Product Line.  The Beast product line is our current generation building block RAID storage system. The Beast product line is a full-featured enterprise-class storage system targeted to the mid-tier market. The Beast product line features industry leading density of up to 84 terabytes of storage in 4U of rack space and offers dual function Fibre Channel and iSCSI connectivity, and utilizes performance RAID controllers for wire-speed read/write throughput and high input/output per second performance. The Beast product line advanced mechanical design provides efficient cooling for optimal thermal operation and reduces drive vibration, while delivering energy efficiency through the integration of AutoMAID technology.

  •
  The Boy.  The Boy is our legacy building block RAID storage system and provides up to 28 terabytes of storage in 3U of rack space. The Boy offers dual function Fibre Channel and iSCSI connectivity with wire-speed performance and also incorporates AutoMAID technology, reducing power consumption. The Boy is capable of delivering high performance for transactional applications and sustaining maximum throughput for high bandwidth applications such as streaming media. Highly scalable, the Boy enables cost-effective storage of large amounts of information online, while its performance ensures faster response times for mission critical applications.

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  Expansion Chassis.  Our recently-introduced expansion chassis connects to the Beast product line and is equipped with active drawer technology. Through increased capacity, the expansion chassis enables our customers to significantly reduce cost compared to a comparable system without the expansion chassis.

Feature	Advantage	Result
iSCSI connectivity	Leverages existing Ethernet networks and expertise of end users	Lower cost alternative than fibre channel

Fibre Channel connectivity	High performance storage connectivity	Increased application productivity

Unified iSCSI and Fibre Channel RAID controller	Connects to ethernet and Fibre Channel networks simultaneously	Eliminates need for separate storage systems

60 drives in 4U of rack space	Industry-leading density	Reduced need for data center floor space

Active drawers	Sliding "live" drawers that fit more drives into the same rack space	Lower overhead storage costs

MAID	Significantly lowers power consumption and data center cooling required	Lower operating costs

Active-active RAID controllers	Dual RAID controllers share the load and are no longer single point of failure	High availability and increased application uptime and increased disk performance

Anti-accumulative rotational design	Reduced vibration-related disk failures	Increased application uptime

Tachometer-monitored/quad redundant blowers	Reduced heat-related disk failures	Increased application uptime

Intuitive management interface	Configure and manage system easily	Increase capability without increasing or retraining staff

  Block Storage Systems

  DATABeast

        The DATABeast is our block storage system targeted for large-scale storage needs. DATABeast combines storage application software servers and switches with multiple Beasts into a single, high-density, energy-efficient, easy-to-manage solution in a pre-assembled and pre-configured system with all redundant components installed and cabled. The DATABeast can be controlled locally or remotely. Our DATABeast system utilizes software provided by Cloverleaf Communications.

        The following are notable storage application software features included in our DATABeast and the advantages they provide:

Feature	Advantage	Result
Thin provisioning	More efficient use of physical disks	Lower storage costs

Virtualization	Easily manage complex storage environments	Lower operating costs

Snapshot	Point-in-time data recovery	Greater data security

Data mirroring (local replication)	Instant local duplicate copy after each data write	Greater data security

Remote replication	Store information in a different physical location	Greater data security

Server-free data migration	Migrate data from old storage systems to a new one	Flexibility to install new storage systems

Automated management	Eliminates time consuming administrative tasks	Ease of use and installation

  iSeries

        The iSeries is our iSCSI SAN solution targeted for mid-sized storage needs. The iSeries incorporates either the Boy or the Beast product lines with SAS and/or SATA drives into a single storage system with rich storage application software features. The iSeries creates separate storage pools for the needs of different applications, and has the ability to create and control thousands of virtual volumes simultaneously. The iSeries is designed to ensure continuous access to data during software upgrades as well as system outage. Our iSeries system utilizes technology provided by SANRAD, Inc.

        The following are notable storage application software features included in our iSeries and the advantages they provide:

Feature	Advantage	Result
Thin provisioning	More efficient use of physical disks	Lower storage costs

Virtualization	Easily manage complex storage environments	Lower operating costs

Snapshot	Point-in-time data recovery	Greater data security

Data mirroring (local replication)	Instant local duplicate copy after each data write	Greater data security

Remote replication	Store information in a different physical location	Greater data security

Server-free data migration	Migrate data from old storage systems to a new one	Flexibility to install new storage systems

Automated management	Eliminates time consuming administrative tasks	Ease of use and installation

Compatibility with server virtualization software	Virtual servers requires compatible shared storage	Ease of use

  File Storage Systems

  Assureon

        Assureon, which represented approximately 6% of our revenue in fiscal 2009 and 10% of our revenue in the three months ended December 31, 2009, is an integrated solution consisting of:

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  software-enabled intelligent archiving features and functionality;

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  purpose-built hardware; and

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  storage that leverages our industry-leading density, Boy and Beast product lines.

        Assureon features a combination of CAS with AES encryption and other security and data protection technologies. Assureon is designed to reduce costs and prevent any unauthorized access to stored data including security breaches, attacks and lost or stolen media. Assureon's load balancing enhances performance and enables storage to scale into the petabytes. Storage capacity can be vastly increased and more server nodes can be added to the configuration for faster performance. In addition to disk, Assureon supports offline media such as tape and optical. Assureon primarily consists of software developed and owned by Nexsan.

        In addition to offering Assureon as a full system that scales to petabytes of storage, we also offer Assureon as a smaller appliance. This ready-to-install appliance provides from 3.75 terabytes and greater of usable archive capacity making it well-suited to interface with e-mail archiving, medical imaging and records management, document management, litigation support and other software applications.

        The following are key features included in our Assureon system and the advantages they provide:

Feature	Advantage	Result
Encryption and key encryption management processes	Enterprise-class, regulatory-compliant security	Greater data security

CAS object storage	Eliminate file duplication	Lower overhead storage costs

Information Lifecycle Management, ILM, software	File lifecycle management	Ease of use; ensure compliant management of files

Embedded object replication engine	Automated file replication and recovery	Data tampering recovery, disaster recovery, and business continuity; faster time to recovery

Integrated policy engine	Optimize file and storage management with application	Increased application productivity and uptime

Self auditing and healing	Automated verification of file integrity and repair	Compliant file protection and availability; reduced cost of file management; greater data integrity

Encryption key shredding	Enterprise-class, regulatory compliant file destruction	Compliant disposition of files either on line or off line

Fast metadata search	Fast, easy access to individual files	Less time managing files; more efficient electronic discovery

InfiniBand connectivity option	Enables storage to be used for higher performance applications such as PACS imaging	Increased applications

Network-attached storage, NAS, interface and/or File System Watcher, FSW, software	Easy interfacing with application	Less time required to integrate applications

  DeDupe SG

        DeDupe SG is our de-duplication system that leverages our industry-leading density, our Beast product line and our Boy. DeDupe SG can write and store backups on its high speed disk cache and then deduplicate the data at a later time; by first writing backups to a fast disk cache, backup tasks are completed in a fraction of the time. Data in the DeDupe SG is protected from dual drive failures by our high speed RAID-6. Our DeDupe SG system utilizes certain software provided by FalconStor Software, Inc.

        The DeDupe SG is a turn-key storage solution that offers a variety of distinct savings advantages:

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  significantly reduce storage requirements through deduplication; and

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  ease of connectivity through a NAS interface.

        The following are key storage software features included in our DeDupe SG system and the advantages they provide:

Feature	Advantage	Result
Data de-duplication	Eliminate redundant data segments	Lower overhead storage costs

Industry standard interface, such as CIFS and NFS	Simple to configure and install across different applications	Ease of use

Remote replication	Information stored in a different physical location	Greater data security

Hosted media backup server	Serve as the host for selected backup media server software	Reduce number of systems required for backup solution

Customers

        Our customers are channel partners and systems integrators who sell our products to end users. We believe most mid-tier organizations purchase their storage solutions from channel partners. As a result, we believe it is important to have a strong relationship with channel partners. We have a history of delivering reliable, high performance storage solutions and have established an end user base across a wide spectrum of industries globally. We typically sell our products through channel partners to mid-tier market end users around the world for a very diverse range of digitally driven applications including: fashion design, digital security, video-on-demand, adult entertainment, national library archives, ship systems, railway track operations, and local government record keeping. While our market focus is on the mid-tier market, our systems have also been installed in small businesses, as well as large global enterprises around the world. As of December 31, 2009, we had shipped over 24,000 systems worldwide.

        With significant consolidation occurring in the storage industry, resellers of storage systems have seen many of the vendors that provide them with products acquired by larger multi-national computer companies that predominately sell directly to the end user. We believe this consolidation has created a significant market gap for storage products for the mid-tier market that can be sold through channel partners. We believe we have a competitive advantage in selling product through channel partners. Key differentiators of our channel partner strategy include:

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  we are committed to our channel strategy and do not compete with our channel partners by trying to sell directly to end users;

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  our channel partners earn favorable gross margins with our products;

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  we seek to prevent any channel conflicts through our LeadGuard reseller management program;

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  we design products that are well-suited for the end customer and easy for the channel to sell;

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  our products are designed to have a positive "out of the box" experience that facilitates our channel partners' integration and management;

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  we invest in service, training and support; and

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  we have a long and successful track record of working with channel partners.

        During fiscal 2007, 2008, 2009 and the six months ended December 31, 2009 no customer accounted for greater than 10% of our revenue. Our top 10 customers accounted for 32%, 33%, 32% and 32% of our revenue in fiscal 2007, 2008, 2009 and the six months ended December 31, 2009, respectively. Revenue from customers outside the U.S. was approximately 29%, 33%, 35% and 33% of our revenue in fiscal 2007, 2008 and 2009, and the six months ended December 31, 2009, respectively. See note 14 to our consolidated financial statements for information regarding our sales by geographic region.

Sales and Marketing

        We sell our products through indirect channels, including resellers, OEM partners and system integrators, throughout North America, Europe and Asia. Our sales personnel sell to, manage, market to, and support our channel partners. During fiscal 2009, we sold our systems through over 300 channel partners.

        To manage our sales relationships, we and our resellers utilize our LeadGuard management program. Our resellers help to market and sell our products under LeadGuard. LeadGuard is our custom reseller management software suite that helps us manage qualified sales leads through prospect registration. Prospect registration ensures protection for our reseller partners' investment in promoting our products throughout the sales process. Once a new sales opportunity is registered, the reseller receives preferred pricing for sales to that customer. Our reseller management program provides a number of advantages, including providing an incentive to each of our channel partners to seek qualified sales leads.

        We sell our Assureon file storage system primarily through our OEM partners Jack Henry, GE Healthcare, McKesson and Agfa and, in addition, through other channel partners.

        We also rely on a variety of marketing efforts, including tradeshows, advertising, industry research and our website to support our sales activities. We focus our marketing efforts on communicating product advantages and educating our channel partners to improve their understanding of the benefits of our products. In addition, we work closely on co-marketing and lead-generating activities with a number of technology partners, including some of the leading suppliers of storage infrastructure products, in an effort to broaden our marketing reach.

Customer Support and Services

        Our technical services group provides worldwide support for all of our products and is responsible for our product warranty and customer support programs. This group also provides post-sales support and installations of Assureon, maintains technical compatibility with data center infrastructure companies and software vendors, qualifies and tests new hardware or software opportunities and maintains and supports on-site maintenance providers. We operate regional support centers in North America and the U.K.

        We also offer on-site maintenance support contracts through contracts with third parties such as Kodak for world-wide support along with regional third party providers. Our agreement with Kodak is non-exclusive, and we do engage other third party service providers for on-site maintenance and support services. End users of our products generally have the option to purchase warranty extensions as well as annual contract renewals.

        Our agreement with Kodak enables us to offer worldwide on-site maintenance and support services to our end users. When our end users initially purchase or renew an on-site maintenance and support contract from us, we prepay Kodak a pre-determined rate for their support services. End users may contact us or Kodak directly for support. If an end user contacts us for on-site support, we contact Kodak to provide the necessary on-site services for such support request within a pre-determined response time. The agreement expires on September 30, 2010, with an automatic 12 month renewal, unless terminated earlier upon 30 days written notice by either party.

        The Boy, the Beast, iSeries and DeDupe SG product families come with a three-year warranty. Assureon and DATABeast systems are shipped with a one-year warranty. Our warranty also includes technical telephone support during Nexsan business hours with the option to purchase 24 × 7 telephone support. Other support offerings include on-site support with next business day or business critical 4-hour response, and basic warranty extensions for our base storage models.

Additionally, Assureon sales generally generate annual and renewable software support fees which provide users with on-going updates and software upgrades.

Manufacturing and Operations

        We currently utilize two contract manufacturers, AWS Cemgraft in England and Cal Quality in California, for the primary assembly of our products. We do not have a purchase agreement with any of our contract manufacturers, rather we make purchases on a purchase-order basis. At December 31, 2009, we had $8.5 million in non-cancelable purchase commitments with our contract manufacturers.

        Each contract manufacturer produces the chassis and controllers for our products and is typically responsible for procuring the materials for the products they manufacture. In addition, we rely on Bell Microproducts to provide us with disk drives, which it generally obtains from Hitachi Global Storage Technologies, Seagate Technology and Western Digital. We obtain our power supplies from BluTek Power, our microprocessors from PMC-Sierra, Inc., and servers from Dell Inc. Our contract manufacturers are also responsible for controlling and owning inventory, as well as assembling, testing, inspecting and shipping products to our operations facilities in Derby, England or Escondido, California. We perform disk integration, RAID configuration, burn-in testing, final inspection and packing at our operations facilities. Both our Escondido and Derby operations facilities are ISO 9001:2000 certified. For our Assureon archive system, software loading and testing is conducted remotely from our Montreal, Quebec facility on hardware located at either our Escondido or Derby facilities.

        While we require that certain components be sourced from particular approved suppliers, contract manufacturers are permitted to source components, such as high-tolerance resistors and capacitors, from suppliers of their choice. We currently rely on a limited number of suppliers for other components incorporated within our storage systems. We work closely with our key suppliers to lower component costs and improve quality. We have not entered into any long-term supply contracts for our components or with our contract manufacturers.

Research and Development

        We believe that a key component of our future success is continued investment in research and development to introduce enhancements to our products and systems and to develop new products to meet an expanding range of customer requirements. Our research and development team includes both hardware and software engineers. We have two research and development facilities, one of which is located near Didcot, England and the other facility is in Montreal, Quebec.

        Our research and development expenses were $3.9 million in 2007, $5.4 million in 2008, $5.3 million in 2009 and $3.3 million in the six months ended December 31, 2009. We plan to continue to dedicate significant resources to research and development.

Competition

        The market for our products is highly competitive, and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products, and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely materially and adversely affect our business, operating results and financial condition. Currently, we face competition from traditional providers of storage systems. In addition, we also face competition from other public and private companies, as well as recent market entrants, that offer products with similar functionality as ours. Our products compete with Compellent, Dell, EMC, Hewlett-Packard, Hitachi Data Systems, Infortrend, IBM, NetApp, Promise Technology, Sun Microsystems, among others. In addition, we compete against internally developed storage solutions, as well as combined third-party software and hardware solutions.

        We believe that the principal factors on which we compete are:

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  reliability;

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  performance;

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  affordability;

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  energy consumption and environmental impact;

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  features and scalability; and

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  quality of customer service and support.

        We believe that we compete favorably on the basis of these factors.

        Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Given their capital resources and broad product and service offerings, many of these competitors may be able to offer reduced pricing for their products that are competitive with ours, which in turn could cause us to reduce our prices to remain competitive. Potential customers may have long-standing relationships with our competitors, whether for storage or other network equipment, and potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. Many of our competitors benefit from established brand awareness and long-standing relationships with key decision makers at many of our current and prospective customers.

Intellectual Property

        Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary contractual protections.

        We have two patents issued in the U.K. that expire in January 2015 and February 2015, one pending patent application in the U.K., one pending patent application in the U.S., and one pending Patent Cooperation Treaty application filed in Canada based on the pending U.S. patent application.

        The steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights and may challenge our issued patents. In addition, other parties may independently develop similar or competing technologies designed around any patents that are or may be issued to us. We intend to enforce our intellectual property rights vigorously, and from time to time, we may initiate claims against third parties that we believe are infringing on our intellectual property rights if we are unable to resolve matters satisfactorily through negotiation. If we fail to protect our intellectual property rights adequately, our competitors could offer similar products, potentially significantly harming our competitive position and decreasing our revenue.

Employees

        As of December 31, 2009, we had 126 employees in North America and Europe, of which 31 were in sales and marketing, 42 were in research and development, 21 were in customer support services, 14 were in general and administrative functions and 18 were in operations. None of our employees is represented by labor unions, and we consider current employee relations to be good.

Facilities

        We currently lease approximately 44,400 square feet of facilities in North America and the U.K. Our principal locations, their purposes and the expiration dates for leases on facilities at those locations are shown in the table below.

Location	Purpose	Approximate Square Feet	Lease Expiration Date
Thousand Oaks, California	Corporate headquarters	6,600	June 2011
Escondido, California	Operations and technical support	13,800	February 2012
Montreal, Quebec	Assureon and other software product development	6,500	April 2012
Derby, England	Operations and technical support	13,800	January 2013
Didcot, England	RAID product development	3,700	August 2011

        We have renewal options on all leases listed in the table above, with the exception of the leases for the properties located in Derby, England and Montreal, Quebec.

        We believe that our current facilities are adequate for our current needs, and we intend to add new facilities or expand existing facilities to support future growth. We believe that suitable additional space will be available on commercially reasonable terms as needed to accommodate our operations.

Legal proceedings

        We are not a party to any material legal proceedings. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information about our executive officers and directors as of December 31, 2009:

Name	Age	Position
Philip Black	54	President, Chief Executive Officer and Director
Thomas F. Gosnell	51	Chief Executive Officer, Nexsan Canada
Michael P. McGuire	44	Chief Commercial Officer
James Molenda	55	Executive Vice President of Sales
Richard Mussman	54	Chief Operating Officer
Gregg Pugmire	46	Executive Vice President of Business Development
Eugene Spies	47	Chief Financial Officer
Gary Watson	46	Chief Technology Officer and Co-Founder
Geoff Barrall(1)(2)	40	Director
William J. Harding(2)	62	Director
Philip B. Livingston(1)(2)(3)	52	Director
Richard A. McGinn(2)(3)	63	Co-Chairman of the Board
Arthur L. Money(1)(2)	69	Director
Geoff Mott(1)(3)	57	Director
Michael F. Price	56	Director
George M. Weiss(3)	68	Co-Chairman of the Board
(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating/governance committee.

        Philip Black has served as our President, Chief Executive Officer and as a director since September 2004. From January 2002 to July 2004, Mr. Black served as Chief Executive Officer and as a director of LightSand Communications, a storage networking provider. Prior to joining LightSand, Mr. Black was the Chief Executive Officer of Box Hill/Dot Hill, a storage systems manufacturer, and was the founder and Chief Executive Officer of Tekelec, a telecom equipment provider. Mr. Black has previously served as a director for Simtek Corporation from September 2007 to September 2008.

        Thomas F. Gosnell has served as our Chief Executive Officer of Nexsan Technologies Canada Inc. since March 2005. Mr. Gosnell was the Chief Executive Officer and Founder of AESign Evertrust Inc., or Evertrust, from November 2001 until our acquisition of that company in March 2005. Mr. Gosnell has also served as Chief Operating Officer of CS&T (now a division of Oracle) and Vice President of Product Development for Speedware Corporation, a provider of enterprise software solutions and applications development.

        Michael P. McGuire has served as our Chief Commercial Officer since November 2008. Prior to joining us, Mr. McGuire served as Global Vice President of Agami Systems, Inc., an enterprise-class unified network storage company from October 2007 to July 2008. At Agami, he was responsible for world-wide sales. From August 2005 to October 2007, Mr. McGuire served as Vice President, Americas Storage Sales for Sun Microsystems, Inc. Mr. McGuire joined Storage Technology Corporation in 1990 and held several positions, including serving as Vice President and General Manager, Sales and Services, U.S. and Canada from 2003 until its acquisition by Sun in August 2005.

        James Molenda has served as our Executive Vice President of Sales since January 2007. From January 2001 to January 2007, Mr. Molenda was our Vice President of Sales. Prior to joining us, Mr. Molenda was a Director of Sales at Qualstar Corporation, a tape library manufacturer.

        Richard Mussman has served as our Chief Operating Officer since October 2006. From December 2000 to October 2006, Mr. Mussman served as our Vice President of Technical Services. Prior to joining us, Mr. Mussman was Vice President of Sales for Lighthouse Technology Inc., a network systems integration company, and Vice President of Global Services for Andataco, Inc., a data storage company.

        Gregg Pugmire has served as our Executive Vice President of Business Development since December 2006. From September 2004 to December 2006, Mr. Pugmire was our Executive Vice President of Strategic Development. From November 2000 to June 2004, Mr. Pugmire was the Executive Vice President of Business Development for LightSand Communications.

        Eugene Spies has served as our Chief Financial Officer since January 2007. From May 2005 to January 2007, Mr. Spies served as our Vice President of Finance and Corporate Controller. Prior to joining us, from December 2002 to May 2005, Mr. Spies served as a Vice President of Finance with the Networking Division of Alcatel, a global telecommunications equipment provider. Prior to that, Mr. Spies was a Senior Manager at KPMG LLP, a public accounting firm.

        Gary Watson co-founded our company and has served as our Chief Technology Officer since 2000. Previously, Mr. Watson founded and served as the Chief Technology Officer at Nexsan Technologies Ltd., our U.K. subsidiary. Prior to that, Mr. Watson was an Engineering Manager at Trimm Technologies, Europe, a provider of data storage subsystems, and a Senior Engineer at Trimm Technologies, U.S.

        Geoff Barrall has served as a director of Nexsan since April 2009. Mr. Barrall was Chief Executive Officer of Data Robotics, Inc., an automated data products storage company, from May 2005 to December 2009. He served as Principal and Founder of Barrall Consulting, an information technology and services consulting firm, from August 2004 to April 2005. Mr. Barrall served as Chief Technology Officer of BlueArc Corporation, a data storage company, from 1999 to July 2004. Mr. Barrall was selected as a director of Nexsan based upon his background experience in the data storage industry, including as Chief Executive Officer at Data Robotics, Inc. and as Chief Technology Officer at BlueArc Corporation.

        William J. Harding has served as a director of Nexsan since April 2009. Mr. Harding has served as a Managing Director of VantagePoint Venture Partners, a venture capital firm, since October 2007. Prior to joining VantagePoint, Mr. Harding was a Managing Director of Morgan Stanley & Co., President of Morgan Stanley Venture Partners and a Managing Member of several venture capital funds affiliated with Morgan Stanley, where he was employed from 1994 through 2007. Mr. Harding also served as an officer in the Military Intelligence Branch of the U.S. Army Reserve. In the previous five years, Mr. Harding has served as a director for InterNap Network Services Corporation and Aviza Technology Inc. Mr. Harding brings to the board his substantial prior experience as an investor in technology companies, as well as his prior experience serving on the boards of directors of technology companies. Mr. Harding is one of the designees of VantagePoint Partners.

        Philip B. Livingston has served as a director of Nexsan since September 2007. Mr. Livingston has served as Senior Vice President, Marketing and Business Solutions, and Chief Executive Officer of Martindale-Hubbell, a division of Reed Elsevier Inc. and a provider of content-enabled workflow solutions to professionals, since April 2009. Mr. Livingston served as the Senior Vice President and Chief Financial Officer of TouchTunes Music Corp., a provider of touch screen digital juke boxes, from November 2007 to January 2009. He served as Chief Financial Officer of Duff & Phelps LLP, a provider of independent financial advisory and valuation services, from April 2006 to September 2006. Mr. Livingston served as Vice Chairman of Approva Corporation, a provider of enterprise controls management software, from January 2005 to March 2006. From March 2003 to January 2005, he served as Chief Financial Officer and a director of World Wrestling Entertainment, Inc., a media and entertainment company. In the previous five years, Mr. Livingston has served as a director for Cott Corporation, MSC Software Inc., World Wrestling Entertainment, Inc., QLT Inc. and Insurance Auto Auction Inc. Mr. Livingston brings to the board his substantial prior experience in a wide range of executive roles at a number of companies and technology companies, including as a Chief Executive Officer and Chief Financial Officer, as well as his director role at a number of public companies. Mr. Livingston is one of the designees of MFP Partners.

        Richard A. McGinn has served as a director of Nexsan since October 2003 and was elected co-chairman of our board of directors in September 2008. Mr. McGinn has been a General Partner with RRE Ventures, a venture capital firm, since August 2001. From November 2000 to July 2001, Mr. McGinn served as the Chairman and Chief Executive Officer of Lucent Technologies, a communications systems and software company. From 1996 to October 2000, Mr. McGinn served as President, Chairman, and Chief Executive Officer of Viasystems, Inc. Mr. McGinn also previously held several executive positions at AT&T, serving as President and Chief Executive Officer of AT&T's Network Systems Group, President of AT&T Computer Systems, and President of AT&T's Data Systems Group. Mr. McGinn also serves as a director of the American Express Company, Verifone and Viasystems, Inc. Mr. McGinn brings to the board his substantial prior experience in executive roles at a number of technology companies, as well as his director role at leading public companies, including leading technology companies. Since he has served on our board of directors since 2003, he also has experience with the historic growth and changes that have occurred at our company and in our business.

        Arthur L. Money has served as a director of Nexsan since June 2007. Since May 2001, Mr. Money has served as President of ALM Consulting, which specializes in command control and communications, intelligence, signal processing and information operations. Mr. Money served as U.S. Assistant Secretary of Defense for Command, Control, Communications and Intelligence (ASD (C3I)) from January 1998 to April 2001. From February 1998 to April 2001, Mr. Money also served as the Department of Defense Chief Information Officer. In the previous five years, Mr. Money has served as a director for CACI International Inc., Essex Corporation, Federal Services Acquisition Corp., IntelliCheck Mobilisa, Inc., Intevac, Inc., SafeNet Inc., SGI International, SteelCloud Inc. and Terremark Worldwide, Inc. Mr. Money brings to the board his substantial experience in the information and communications area, as well his board experience at a variety of technology companies. Mr. Money is the designee of FTQ.

        Geoff Mott has served as a director of Nexsan since October 2003. Mr. Mott has served as Senior Vice President, Strategy and Business Development for TouchTunes Corporation, a provider of out-of-home interactive entertainment, since March 2009. Mr. Mott has also served as Chief Executive Officer of Exymion Partners, LLC since January 2009. Prior to joining TouchTunes Corporation and Exymion Partners, LLC, Mr. Mott served as a Managing Director of VantagePoint Venture Partners from January 2002 to December 2008. Prior to joining VantagePoint, Mr. Mott was the Managing Partner of The McKenna Group, a global strategy consulting firm which he guided through Chapter 7 bankruptcy proceedings to a sale of assets in 2002. Earlier in his career, Mr. Mott built a business strategy practice for technology firms at Lochridge & Co. Mr. Mott brings to the board his experience as an investor in, and business strategy consultant to, technology companies. Since he has served on our board of directors since 2003, he also has experience with the historic growth and changes that have occurred at our company and in our business. Mr. Mott is one of the designees of VantagePoint Partners.

        Michael Price has served as a director of Nexsan since July 2009. Since December 1996, Mr. Price has served as the President of The Price Family Foundation, Inc. and since November 2008 as Managing Member of MFP Investors LLC, as Managing Partner of MFP Partners, L.P. and as Managing Member of MFP Services LLC. From 1986 to November 1998, Mr. Price served as Chief Executive Officer, President and Chairman of the Board of Franklin Mutual Advisers and Franklin Mutual Series Fund. From 1975 to 1986, Mr. Price also served as Vice President of the Franklin Mutual Series Fund. Mr. Price also serves as a director of The Albert Einstein College of Medicine,

University of Oklahoma Foundation, Johns Hopkins and Jazz at Lincoln Center. Mr. Price brings to the board his deep experience in the investment industry, including his own investment fund, which provides an additional perspective from outside of the technology industry to issues considered by the board.

        George M. Weiss has served as a director of Nexsan since August 2001, was elected chairman of our board of directors in August 2001 and was elected co-chairman of our board of directors in September 2008. Mr. Weiss founded Beechtree Capital LLC, a private venture capital and business advisory firm, in 1993, and is currently its chairman and chief executive officer. Mr. Weiss previously served as a senior partner at the law firm of Rubin Baum, LLP. Mr. Weiss has served on the board since our company's early stages and has the longest history with our company. Accordingly, he has experience with the historic growth and changes that have occurred at our company and in our business over most of our corporate history. Mr. Weiss also brings his experience as an investor and former attorney to provide additional perspective on issues considered by the board.

        Each of Messrs. Harding, Livingston, Money, Mott, Price and Weiss serve as members of the board of directors pursuant to our existing stockholder agreement that was entered into in connection with our prior financings. As a result, the decisions as to the initial selection and continued service of these directors are made by the investor with the appointment rights. There are no family relationships between any of our directors or executive officers.

Board Composition

        Our board currently consists of nine members. Each director is elected to serve a one-year term, with all directors subject to annual election. Under the existing stockholders' agreement among us, certain holders of our common stock, Series A preferred stock, Series B preferred stock and Series C preferred stock, the following principal stockholders have the right to designate the number of directors specified below and the parties to the stockholders' agreement have agreed to vote their shares for the election of such persons:

  •
  One member of the board is the then-current Chief Executive Officer (currently Philip Black);

  •
  VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV, L.P., and VantagePoint Venture Partners IV Principals Fund, L.P., or collectively VantagePoint, as a group have the right to designate two directors (currently Geoff Mott and William Harding);

  •
  RRE Ventures III, L.P., RRE Ventures Fund III, L.P. and RRE Ventures III-A, L.P., or collectively RRE Ventures, collectively, originally had the right to designate one director (currently Richard McGinn); however, RRE Ventures has opted to no longer exercise this right;

  •
  Beechtree Capital, LLC, or Beechtree, has the right to designate one director (currently George Weiss);

  •
  MFP Partners, L.P. has the right to designate two directors (currently Michael F. Price and Philip Livingston);

  •
  Fonds de solidarité des travailleurs du Québec, or F.T.Q., has the right to designate one director (currently Arthur Money); and

  •
  Holders of Series A preferred stock, Series C preferred stock and our common stock voting together as a single class, have the right to designate one director (currently Geoff Barrall).

        Upon the completion of this offering, all of these designation rights and voting agreements will terminate, and no stockholders will have any contractual rights with us regarding the election of our directors. In addition, effective upon completion of this offering, our restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors and that any vacancies will be filled by the board of directors. See "Description of Capital Stock—Anti-takeover Provisions."

Director Independence

        Upon the completion of this offering, our common stock will be listed on The NASDAQ Global Market. The rules of The NASDAQ Stock Market require that a majority of the members of our board of directors be independent within specified periods following the completion of this offering. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in The NASDAQ Stock Market rules, and determined that Geoff Barrall, William Harding, Michael Price, Richard McGinn, Arthur Money, Geoff Mott and Philip Livingston are "independent directors" as defined under these rules.

Board Committees

        Our board of directors has an audit committee, a compensation committee and a nominating/governance committee. Each of these committees operates under a charter, which has been approved by the applicable committee and by our board of directors and that satisfies the applicable standards of the SEC and The NASDAQ Stock Market. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board.

  Audit Committee

        Our audit committee oversees our corporate accounting and financial reporting processes. Among other matters, the audit committee:

  •
  evaluates the qualifications, independence and performance of our independent registered public accounting firm;

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  determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

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  discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

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  approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

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  monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

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  reviews our critical accounting policies and estimates; and

  •
  annually reviews the audit committee charter and the committee's performance.

        Our audit committee consists of Philip Livingston (Chair), Geoff Barrall, Arthur Money and Geoff Mott. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market and is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of The NASDAQ Stock Market. Our board of directors has determined that Mr. Livingston is an audit committee financial expert, as defined under the applicable rules of the SEC, and therefore has the requisite financial sophistication required under the rules and regulations of The NASDAQ Stock Market.

  Compensation Committee

        Our compensation committee consists of Richard McGinn (Chair), Geoff Barrall, William Harding, Philip Livingston and Arthur Money, each of whom is an independent director as defined under the applicable rules and regulations of The NASDAQ Stock Market, is an outside director under the applicable rules and regulations of the Internal Revenue Service, or the IRS, and is a non-employee director under SEC rules. Our compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity award plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

  Nominating/Governance Committee

        Our nominating/governance committee consists of George Weiss (Chair), Philip Livingston, Richard McGinn and Geoff Mott. Each of Messrs. Livingston, McGinn and Mott is an independent director as defined under the applicable rules and regulations of The NASDAQ Stock Market. Mr. Weiss is not considered independent because of our partial forgiveness of a loan and an option granted to Beechtree Capital LLC, an entity affiliated with Mr. Weiss, in January 2008, as described under "Related Party Transactions—Restricted Stock Transactions with Certain Related Parties and Related Matters—Restricted Stock Transactions with Affiliate of Current Director." We expect that Mr. Weiss will be deemed to be independent under the applicable rules of the Nasdaq Stock Market after January 2011, as more than three years will have elapsed from the date of this transaction.

        Our nominating/governance committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the nominating/governance committee oversees our corporate governance guidelines and reporting, reviews related party transactions and makes recommendations to the board of directors concerning director compensation, governance matters and conflicts of interest.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2009, our compensation committee consisted of Geoff Barrall, Domenico Grassi, William Harding, Philip Livingston, Richard McGinn, Arthur Money and Geoff Mott. No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has during the last completed year served, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        The following table provides information for our fiscal year ended June 30, 2009 regarding all plan and non-plan compensation awarded to or earned by each person who served as a non-employee director for some portion or all of fiscal 2009. Directors who also serve as our employees, such as our chief executive officer, do not receive additional compensation for their service on the board. Other than as set forth in the table and the narrative that follows it, during fiscal 2009 we have not paid any fees to or reimbursed any expenses of our directors except travel related expenses in connection with our directors' services to us as board members, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash	Option awards(1)(2)(3)		Total
Geoff Barrall	$27,203	$201,664	(4)	$228,867
Philip B. Livingston	39,576	—		39,576
Richard A. McGinn (Co-Chairman)	21,819	394,712		416,531
Arthur L. Money	36,000	—		36,000
Geoff Mott	14,764	104,055		118,819
George M. Weiss (Co-Chairman)	20,427	394,712		415,139

(1)
The amounts in this column represent the fair value of the awards on the date of grant, computed in accordance with ASC 718. See note 1 of the notes to our consolidated financial statements for a discussion of our assumptions in determining the ASC 718 values of our option awards.

(2)
On September 11, 2008, we granted an option to purchase 32,979 shares of our common stock to Mr. Barrall at an exercise price of $7.46 per share, with a term of ten years, which option vests monthly over two years. The grant date fair value of the award was $100,422. Mr. Barrall temporarily resigned as director on December 24, 2008 when VantagePoint Venture Partners changed their designees and did not exercise any vested shares under this option, which expired March 24, 2009. On December 11, 2008, we granted an option to purchase 134,255 shares of our common stock to Messrs. McGinn and Weiss at an exercise price of $6.93 per share, with a term of ten years, which option vests monthly over two years. The grant date fair value of each of the awards was $394,712. On February 5, 2009, we granted an option to purchase 34,172 shares of our common stock to Mr. Mott at an exercise price of $6.51 per share, with a term of ten years, which option vests monthly over two years. The grant date fair value of the awards was $104,055. On April 30, 2009, Mr. Barrall was reappointed to the board as its independent designee and we granted him an option to purchase 32,140 shares of our common stock at an exercise price of $6.51 per share, with a term of ten years, which option vests monthly over two years. The grant date fair value of the awards was $101,242.

(3)
The directors' aggregate stock option holdings at June 30, 2009 were: Mr. Barrall (32,140), Mr. Grassi (5,817 shares), Mr. Livingston (32,187 shares), Mr. McGinn (153,780 shares), Mr. Money (32,187 shares), Mr. Mott (38,071 shares) and Mr. Weiss (330,548) shares of which options to purchase 190,476 shares of our common stock are held by Beechtree Capital LLC, an entity affiliated with Mr. Weiss.

(4)
Includes $100,422 of the grant date fair value of Mr. Barrall's option award that expired on March 24, 2009.

        In December 2008, the Board revised its compensation program for non-employee directors and directors affiliated with significant stockholders, including cash and equity components. The cash component includes a $20,000 annual retainer fee to be paid on a quarterly basis, a $2,000 board meeting attendance fee for meetings attended in-person, a $500 board meeting attendance fee for board meetings attended via teleconference (however if a teleconference lasts for more than two hours, the $2,000 attendance fee applies), a $5,000 annual committee chair retainer fee to be paid on a quarterly basis, a $2,500 annual committee membership fee paid on a quarterly basis (committee chairs only receive the committee chair retainer fee), and a $1,000 committee meeting fee per meeting held not in conjunction with a board meeting and attended in person or via teleconference. The equity component consists of an option grant of 1.0% of our outstanding stock, on an as-converted to common stock basis, for the chairman or co-chairman of the board, or 0.25% of our outstanding stock, on an as-converted to common stock basis, for the other directors, with a term of ten years, which option vests monthly over two years.

        Following the completion of this offering, we intend to revise our compensation program for our non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow. For fiscal 2009, our "named executive officers" were Philip Black, our chief executive officer; Eugene Spies, our chief financial officer; Thomas F. Gosnell, our chief executive officer of Nexsan Canada; James Molenda, our executive vice president of sales; and Michael McGuire, our chief commercial officer.

  Philosophy and Objectives

        Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with our performance on both a short-term and long-term basis. To that end, our executive officers' compensation program has four primary components—base compensation or salary, cash performance bonuses, equity-based incentives, and severance and change of control arrangements. In addition, we provide our executive officers a variety of benefits that in most cases are available generally to all salaried employees.

        We view the components of compensation as related but distinct. Although our compensation committee reviews total compensation of our executive officers, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, overall company performance and other considerations we deem relevant.

  Role of the Compensation Committee and the Chief Executive Officer

        Our compensation committee is comprised of five non-employee members of our board of directors, Messrs. McGinn (Chair), Barrall, Harding, Livingston and Money, each of whom is an independent director under NASDAQ rules, an "outside director" for purposes of Section 162(m) of the IRC, and a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. While our chief executive officer is not a member of the compensation committee, he has historically attended certain committee meetings and assisted the committee by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related information and data. We expect that our chief executive officer will continue to support the committee. Specifically, as the individual to whom our other executive officers directly report, he will be responsible for evaluating individual executive officers' contributions to corporate objectives, as well as their performance relative to individual objectives. We anticipate that our chief executive officer will on an annual basis at or around the beginning of each calendar year make recommendations to the compensation committee with respect to any potential merit salary increases, cash bonuses and equity incentives for our executive officers. We expect that our compensation committee will meet to evaluate, discuss, modify or approve these recommendations. Without the participation of the chief executive officer, the compensation committee as part of the annual review process will conduct a similar evaluation of the chief executive officer's contribution and individual performance and make determinations after the beginning of each calendar year with respect to potential merit salary increases, bonus payments, equity awards, or other forms of compensation for our chief executive officer. The compensation committee reviews and discusses its recommendations regarding compensation for our chief executive officer with the non-employee members of our board of directors.

  Compensation Committee Process

        Our compensation committee has the authority under its charter to engage the services of outside advisors, experts and others for assistance. Historically, the compensation committee did not retain an independent executive compensation consulting firm to assist it in structuring and implementing our executive compensation policies. However, in January 2008, the compensation committee retained Compensia, Inc. to serve as a consultant for the calendar 2008 compensation period. In early 2008, Compensia conducted analyses of our compensation programs against those of other storage-related companies, which include 3ParData Inc., BlueArc Corporation, Compellent Technologies, Inc., CommVault Systems, Inc., Datalink Corporation, Dataram Corporation, Data Domain, Inc., Dot Hill Systems Corp., Isilon Systems, Inc., Mellanox Technologies, Ltd., Netezza Corporation and Overland Storage, Inc. We did not perform a formal benchmarking process in reviewing the analyses of the compensation programs of these other companies. Instead, this data was used to obtain a general understanding of our then-current executive compensation levels relative to market practices as we began to consider a possible transition to the status of a public reporting company. We believe that the market data derived from a group of public reporting companies was useful as a reference for guiding the direction of future compensation determinations to ensure that as a public reporting company our executive compensation program would be consistent with market practice within our industry sector and geographic region. Compensia did not conduct any additional analyses for us for fiscal 2009. Except as described below, our compensation committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

        We currently intend to perform at least annually a strategic review of our executive officers' overall compensation packages to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than to our chief executive officer, the compensation committee considers recommendations from the chief executive officer.

  Review Process

        Although our fiscal year end is June 30, the compensation committee reviews and makes compensation decisions regarding cash bonus awards for the current year and performance objectives for the coming year each January on a calendar year basis, since our board of directors establishes our financial plan on a calendar year basis. Historically, except with respect to cash bonuses, our compensation committee has reviewed and made changes to executive compensation for individual officers on an as-needed basis, typically as requested by our chief executive officer. For our cash bonuses, the compensation committee reviews data and makes executive compensation decisions on an annual basis, typically during the first quarter of each calendar year for those individuals who receive annual bonuses and also discusses the recommendations of the chief executive officer for those individuals who receive quarterly bonuses. The compensation committee reviews, considers, and may amend the terms and conditions proposed by management. In the future, we intend to conduct annual reviews of our executive compensation, both the overall program and for each individual executive officer. We intend to consider the relative weight of cash and equity compensation and the overall value of our individual executive officer's compensation packages.

        From time to time, the compensation committee may make off-cycle adjustments in executive compensation as it determines appropriate.

  Principal Components of Executive Compensation

        Our executive compensation program consists of four primary components, in addition to benefits generally available to all salaried employees:

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  base salary;

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  cash bonuses;

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  equity-based incentives; and

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  severance/change of control arrangements.

        Currently, all of our cash compensation plans for our executive officers provide short-term incentives that are paid within one year. We do not have any deferred cash compensation plans. Our equity-based incentives are long-term incentives that are based on the parameters described below under "Equity-Based Incentives." We believe that a program containing each of these components, combining both short- and long-term incentives, is necessary to achieve our compensation objectives and that collectively these components will be effective in properly incentivizing our executive officers and helping us achieve our corporate goals. Historically, equity compensation in the form of restricted stock and stock options has generally not been a significant portion of our executive officers' compensation program, as our company desired to minimize dilution to our existing investors that would result from such issuances. However, in connection with this offering, our board of directors approved amendments to our employment agreements with each of Messrs. Black and Spies, which provide, among other things, that each such officer will receive an award of shares of our common stock upon the successful completion of an initial public offering. For Mr. Spies, this award was approved to satisfy prior commitments we had made to him to issue options to purchase shares of our common stock. These arrangements are described below under "Equity-Based Incentives." We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

        Base compensation.    The salaries of Messrs. Black, Spies, Gosnell, Molenda and McGuire for calendar 2009 were $345,000 (increased effective December 2008), $195,000 (increased to $195,000 effective August 2009), $206,000, $138,600 and $225,000, respectively. These amounts reflect our compensation committee's view of the appropriate compensation levels of our named executive officers and remain unchanged for calendar 2010. The compensation committee had previously increased Mr. Black's base salary from $290,000 to $345,000 in December 2008 and Mr. Spies' base salary from $175,000 to $195,000 in July 2009 after a review of Mr. Black's and Mr. Spies' total compensation. It was noted that Mr. Black's salary had not been increased in four years and Mr. Spies' salary had not been increased in two years and that their compensation was below the 50th percentile of companies in their peer group identified by Compensia. Following the adjustment of Mr. Black's base salary, his base salary was approximately in the middle of the 50th and 75th percentiles of the peer group. In August 2009, the base salary for Mr. Spies was increased by $20,000 to $195,000. Mr. Spies' total target compensation was approximately 23% below the average of the total compensation of the chief financial officers in the 2008 peer group companies, and in light of the contributions made by Mr. Spies, the compensation committee believed it would be appropriate to increase his total compensation to bring him closer to the average compensation for chief financial officers of the peer group of companies. As a result of the base salary increase and the increase in target bonus noted below, Mr. Spies' total on-target compensation was $300,000, which remained slightly below the average of the total compensation of chief financial officers of the peer group companies.

        The total compensation for Mr. McGuire was determined based on negotiations between us and Mr. McGuire. We did not perform any formal third-party benchmarking or other market analysis with respect to the amount of his base salary or total target compensation, although we did receive advice from third-party executive search firms. The compensation committee has generally not awarded increases in annual base compensation, except as warranted based on a change in circumstances, such as an increase in an executive officer's responsibilities or to keep our company's operating expenses in line with our financial plan, particularly as a private company that was not yet profitable.

        Cash bonuses.    We utilize cash bonuses to reward performance achievements. For Messrs. Black, Spies and Gosnell, bonus targets are established annually, are based on calendar-year performance and are paid in the first quarter of the calendar year following the calendar year to which the bonus relates. Although our fiscal year end is June 30, we base our annual bonus targets on calendar year performance. Mr. Molenda's sales commission plan is established annually and is paid monthly based on commissions earned in the previous month. The amount of commission Mr. Molenda receives is a specified percentage of sales made, with adjustments made to reflect returns. The bonus target for Messrs. Black and Gosnell is a pre-determined percentage of their base salary and for our other named executive officers a fixed dollar amount. The target bonuses are intended to incentivize each executive officer to achieve the performance targets that are designed to help us achieve our current year financial plan and to provide a competitive level of compensation if the executive officer achieves his performance objectives. For calendar 2009, the target bonus amounts for our named executive officers were determined by our board of directors based on the recommendation of our compensation committee and, with respect to his direct reports, the recommendations of our chief executive officer, and are reflected in their employment agreements with us. For Messrs. Black, Spies and Gosnell, the compensation committee determined the actual bonus amount according to the company's and the executive officer's level of achievement against these performance objectives. Our chief executive officer determined the actual bonus amount earned for calendar 2009 for Mr. McGuire. For calendar 2009 the target bonus amounts and performance objectives for our executive officers were generally determined by our compensation committee, consistent with each executive's employment contract with us, with input from our board of directors with respect to our chief executive officer, and with input from our chief executive officer with respect to his direct reports.

        The target bonus for our chief executive officer for calendar 2009 was 50% of his base salary. Pursuant to Mr. Black's employment agreement with us, his target bonus may not be less than 50% of his base salary (currently, not less than $172,500). The annual bonus objectives are set forth in his employment agreement with us, which was most recently amended in December 2008, and consisted of: (1) the achievement of financial goals set forth in a financial plan approved by our board of directors based on (a) gross revenue targets representing 21% of his target bonus, (b) EBITDA representing 21% of his target bonus and (c) cash reserves representing 28% of his target bonus, and which collectively represent 70% of the target bonus; and (2) other business goals established by the compensation committee, which represent 30% of the target bonus. For calendar 2009, the financial goals for our chief executive officer established by our board of directors were: (a) gross revenue of at least $65.6 million, on an invoiced basis, (b) EBITDA of at least $3 million and (c) cash reserves of at least $8.5 million. Our board of directors chose these financial targets because it believed that, as a growth company, we should reward revenue growth, but only if that revenue growth is achieved cost effectively and adequate cash reserves to fund operations are maintained, since we had not yet been profitable. Our board weighted the financial goals at 70% because it believed that achievement of our financial plan was important to our success. The business goals for our chief executive officer established by our board of directors were to establish distribution relationships for our products and success with original equipment manufacturers. Our board of directors believed that the combination of the financial measures and business goals as the chosen metrics for our chief executive officer were the best indicators of our financial success and the creation of stockholder value. The compensation committee awarded Mr. Black a bonus of $196,650 for calendar 2009, which represented 114% of his target bonus, due to his achievement of 96% of the gross revenue target representing approximately 20% of the target bonus, 153% of the EBITDA target representing approximately 32% of the target bonus, 127% of the cash target representing approximately 36% of the target bonus, and 86% of the other business goals, representing approximately 27% of the target bonus.

        Mr. Spies' target annual bonus for calendar 2009 was $75,000 through July 2009, as set forth in his employment agreement with us, and was increased by the Compensation Committee to $105,000 starting in August 2009 in connection with the increase in his base salary. As set forth in his employment agreement, Mr. Spies' bonus is to be paid out at the same percentage as Mr. Black's bonus was paid. Mr. Spies earned 114% of his $87,500 pro-rated target bonus for calendar 2009. Mr. Spies' bonus objectives for calendar 2009 were set by our compensation committee and are the same as Mr. Black's financial objectives.

        Mr. Gosnell's target annual bonus for calendar 2009 was 50% of his base salary, or a target of $100,000, and is set forth in his employment agreement with us. Mr. Gosnell's bonus objectives for calendar 2009 were the same as Mr. Black's financial goals described above. In addition, Mr. Gosnell is entitled to receive a bonus of $18,750 for achievement of $3.5 million in sales of our Assureon product during the second half of the 2009 calendar year. Mr. Gosnell received $125,000 of his bonus for achievement of the financial goals and an additional $15,562 for 83% achievement with respect to Assureon sales.

        Mr. McGuire is entitled to receive a target bonus of up to 100% of his base salary, payable quarterly. The amount of Mr. McGuire's target bonus was negotiated as part of his initial employment offer with us in October 2008. The performance targets for Mr. McGuire were based on us achieving calendar 2009 quarterly gross sales revenue of $15.0 million, $15.6 million, $17.0 million and $17.9 million, respectively.

        Our senior vice president of sales, Mr. Molenda earned sales commissions of $198,847 for calendar 2009. Mr. Molenda's commission plan for fiscal 2009 was established by our chief executive officer at the end of calendar 2008 based on the calendar 2009 financial plan approved by our board of directors.

        Equity-Based Incentives.    In November 2007, our board of directors approved amendments to our employment agreements with Messrs. Black and Spies to provide for awards of shares of our common stock immediately prior to the completion of our initial public offering, or IPO Bonus Shares, which will be fully-vested upon issuance. The number of IPO Bonus Shares these officers are entitled to receive is calculated by dividing the "IPO Bonus Value" for each officer by the initial public offering price per share. We will withhold that value equal to the number of shares having a fair market value equal to the amount of federal, state and local income and employment taxes. The IPO Bonus Value varies based on our "Pre-IPO Value," which is calculated by multiplying the total number of shares of common stock, preferred stock and exchangeable stock actually outstanding on a treasury stock basis immediately prior to the initial public offering by the initial public offering price per share. Based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, our Pre-IPO Value would be approximately $137.5 million, resulting in an IPO Bonus Value of $4,647,000 and $1,162,000 for Messrs. Black and Spies, respectively. For Mr. Black, we will pay the bonus in cash of $2,114,000, representing the tax withholdings, and issue 230,237 shares valued at $2,533,000. For Mr. Spies, we will pay the bonus in cash of $529,000, representing the tax withholdings, and issue 57,571 shares valued at $633,000.

        These officers will receive a lesser number of shares, based on the applicable federal, state and local income and employment taxes to be withheld for such officer.

        Our board of directors awarded the IPO Bonus Shares to reward these officers for our prior performance, including positioning us to effect this offering, to ensure that these officers have a continuing stake in our long-term success and to align them with other executive officers who already had an equity stake in the company.

        The Board also granted Mr. Molenda an option to purchase 114,285 shares of common stock. Effective January 15, 2008, Mr. Molenda satisfied his obligations to us under a promissory note to us in consideration of his surrendering 114,285 shares of restricted common stock pledged to us as security under the note at a price of $6.93 per share. As of that date, the total principal amount and accrued and unpaid interest due under the note was $1,104,601. The value of the shares surrendered was approximately $800,000, which was applied to the amount outstanding under the note, and the unpaid balance of $300,601 was forgiven. We forgave this amount in recognition of Mr. Molenda's service to us and to assist in retaining his services. To place Mr. Molenda back in substantially the same economic position he was in prior to the cancellation of the note, we granted Mr. Molenda an option to purchase an additional 114,285 shares of our common stock at an exercise price of $9.12 per share, increasing by 3.23% per year compounded annually on each March 31, from the grant date through the date of exercise and, as of December 31, 2009, the exercise price was $9.48 per share. This option is currently exercisable and expires on March 31, 2013.

        Additionally, the Board granted Mr. McGuire an option to purchase 198,293 shares of common stock at an exercise price of $6.93 per share. This option vests with respect to 25% of the shares on the first anniversary of the grant date and the remaining 75% vests ratably and quarterly over the remaining three year period following the first anniversary of the grant date and expires on October 28, 2018. The number of shares subject to this option was determined based on negotiations between us and Mr. McGuire, and was intended to represent approximately 1.5% of our then fully-diluted shares outstanding. We did not perform any formal third-party benchmarking or other market analysis with respect to the size of the equity grant, although we did receive informal advice from executive search firms.

        We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates, and because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. However, we intend to implement policies to ensure that equity awards are granted at fair market value on the date the action approving the award is effective.

        During calendar 2009, our board of directors based its determination of the value of our common stock on various factors. In connection with the preparation of our financial statements in anticipation of a potential initial public offering, valuations were performed to estimate the fair value of our common stock for financial reporting purposes through the use of contemporaneous valuations of our common stock.

        Authority to approve stock option grants to executive officers rests with our board of directors and our compensation committee. In determining the size of stock option grants to executive officers, our board of directors considers our performance against the strategic plan, individual performance against the individual's objectives, the extent to which shares subject to previously granted options are vested and the recommendations of our chief executive officer and other members of management.

        Because the IPO Bonus Shares will be vested at the time of this offering and some members of the executive team had no other equity awards, the compensation committee desired to ensure that adequate retention value is in place for our executive team after this offering. Our compensation committee consulted with our compensation consultant, Compensia, and considered typical equity awards at similar pre-public companies, executive ownership and typical unvested equity allocations for recent technology company initial public offerings, these companies include: Data Domain, Netezza, Constant Contact, Compellent Technologies, Neutral Tandem, 3Par, Rubicon Technology, Intellon, Netsuite, ArcSight, Rosetta Stone, SolarWinds, Opentable, LogMeIn and Ancestry.com. On January 20, 2010, the compensation committee granted the equity awards to our named executive officers as follows:

Name	Shares Subject to Options Granted
Philip Black	190,476
Eugene Spies	47,619
Thomas F. Gosnell	95,238

        Each of the options has an exercise price of $9.14 per share and vests as to 25% of the shares on the first anniversary of the grant date, the remaining 75% vests ratably every quarter over the three year period following the first anniversary of the grant date. The options granted to each of Messrs. Black, Spies and Gosnell will immediately vest as to all unvested shares in the event that, within 12 months of an acquisition of a majority of the voting power of our stock or the sale of all or substantially all of our assets, the named executive officer is terminated without cause by the acquiring company or is constructively terminated.

        In February 2010, we adopted a new equity incentive plan described below under "Management—2010 Equity Incentive Plan." The 2010 equity incentive plan will replace our existing 2001 stock plan upon completion of this offering and will afford greater flexibility in making a wide variety of equity awards, including stock options, shares of restricted stock and stock appreciation rights, to directors, executive officers and our other employees.

        Employment Arrangements.    We have entered into employment arrangements with each of our named executive officers. We entered into our employment contract with Mr. Gosnell in connection with our acquisition of Evertrust. These agreements provide that if such officer is terminated other than for "cause" (which generally includes unauthorized use or disclosure of our confidential information, a material breach of an agreement with us, a material failure to comply with written company policies, commission of a felony or misdemeanor involving moral turpitude, failure to perform assigned duties after written notice, willful misconduct or gross negligence or other acts that constitute cause under applicable state law), or the individual terminates his employment for "good reason" (which generally includes a material reduction in base salary, a material reduction in duties or responsibilities, a transfer of employment requiring a relocation of certain specified distances, and any other action that constitutes a material breach by us of the employment agreement), he is entitled to receive (1) continuation of his salary for a period ranging from six to 12 months, (2) payments of annual target cash bonuses ranging from 50% to 100% over a 12-month period, or in the case of Mr. Molenda, paid monthly, or in the case of Mr. Black, paid when annual bonuses are normally paid, in an amount equal to the amount that he would have received for the year of termination had he been employed the full year, multiplied by a fraction, the numerator of which is the number of days elapsed during the year through the date of his termination, and the denominator of which is 365, or in the case of Mr. McGuire, paid quarterly, in an amount equal to the average amount per quarter received over the prior four quarters, for two quarters and (3) continuation of benefits for periods ranging from six to 12 months. We believe our employment arrangements with these officers are necessary for us to attract and retain our executive officers and to maintain competitive compensation arrangements with them.

        Change of Control Arrangements.    Our employment agreement with Mr. Spies provides that if he is employed during the three-month period preceding a change of control and on the date of the change of control and he is terminated following the change of control, he is entitled to receive (1) continuation of his salary for six months, (2) a specific percentage of his annual target cash bonus and (3) continuation of benefits for periods ranging from six to 12 months. The employment agreement with Mr. Spies provides that he is entitled to these benefits only if he is terminated "without cause" or if he terminates his employment for "good reason," (generally as defined above) following the change of control.

        Mr. McGuire's offer letter provides that all of the unvested shares subject to his option accelerate in full upon the sale of the company.

        We decided to provide these change of control arrangements to mitigate some of the risk that exists for executives working in a small, dynamic startup company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer. Our change of control arrangements for our executive officers are based on a "double trigger," meaning that the provisions do not become operative upon a change of control unless the executive's employment is terminated involuntarily (other than for cause) or the executive terminates his employment for "good reason" following the transaction. We believe this structure strikes a balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

        For a description and quantification of these severance and change of control benefits, see "Executive Compensation—Employment, Severance and Change of Control Arrangements."

        Benefits.    We also provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees: health, dental and vision insurance, life insurance, employee assistance plan, medical and dependent care flexible spending account, short- and long-term disability (generally as defined above), accidental death and dismemberment, and a 401(k) plan.

Summary Compensation Table

        The following table presents information on compensation earned by our named executive officers for our fiscal years ended June 30, 2007, 2008 and 2009.

Name and Principal Position	Fiscal Year	Salary(1)	Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation			Total
Philip Black President and Chief Executive Officer	2009 2008 2007	$321,154 290,000 290,000	$	— 4,647,000 —	$	— — —	$158,750 145,000 119,625	$	— — —		$479,904 5,082,000 409,625
Eugene Spies Chief Financial Officer	2009 2008 2007	175,673 175,000 166,635		— 1,162,000 —		— — —	75,000 75,000 50,000		— — —		250,673 1,412,000 216,635
Thomas F. Gosnell Chief Executive Officer Nexsan Canada	2009 2008 2007	227,865 231,660 207,539		— — —		— — —	100,000 100,000 80,000		— — —		327,865 331,660 287,539
James Molenda Executive Vice President of Sales	2009 2008 2007	139,133 138,600 138,600		— — —		— 293,526 —	194,417 216,430 187,835		— 300,601 —	(5)	333,550 949,157 326,435
Michael McGuire(6) Chief Commercial Officer	2009	151,442		—		687,088	137,744		—		976,274
(1)
The amounts in this column include payments in respect of accrued vacation, holidays, and sick days.

(2)
For the IPO Bonus Shares for Messrs. Black and Spies, an assumed initial public offering price of $11.00, the midpoint of the range set forth on the cover of this prospectus was used. For further description of the IPO Bonus Shares and estimates on the number of IPO Bonus Shares that will be awarded, see the section of this prospectus entitled "Executive Compensation—Compensation Discussion and Analysis—Principal Components of Executive Compensation."

(3)
The amounts in this column represent the fair value of the awards on the date of grant, computed in accordance with ASC 718. See note 1 of the notes to our consolidated financial statements for a discussion of our assumptions in determining the ASC 718 values of our option awards.

(4)
With the exception of the amount for Mr. Molenda, the amounts in this column represent total performance-based bonuses earned during fiscal 2007, 2008 and 2009. These bonuses were based on our financial performance and the executive officer's performance against his specified individual objectives. For a description of these bonuses, see the section of this prospectus entitled "Executive Compensation—Compensation Discussion and Analysis—Principal Components of Executive Compensation." Mr. Molenda received this amount for sales commissions earned in fiscal 2007, 2008 and 2009.

(5)
This amount represents the unpaid balance on an outstanding loan obligation that Mr. Molenda had with us, which was forgiven. For a description of this transaction see the section of this prospectus entitled "Related Party Transactions—Restricted Stock Transactions with Certain Related Parties and Related Matters."

(6)
Mr. McGuire joined us in October 2008.

Grants of Plan-Based Awards During Fiscal 2009

        The following table provides information with regard to non-equity plan incentive plan awards granted during our fiscal year ended June 30, 2009 that may be earned by each named executive officer:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(3)		All Other Option Awards: Number of Securities Underlying Options
				Grant Date Fair Value of Stock Awards and Option Awards(2)
Name	Threshold	Target
Philip Black	$0	$172,500	—	$—
Eugene Spies	0	87,500	—	—
Thomas F. Gosnell	0	118,750	—	—
James Molenda	0	252,400	—	—
Michael McGuire	0	225,000	198,293	687,088
(1)
Represents target bonuses established for calendar 2009, a portion of which may be earned during the first half of fiscal 2010 (July 1, 2009 through June 30, 2010). For a description of these bonuses, see the section of this prospectus entitled "—Compensation Discussion and Analysis—Cash Bonuses." Mr. Molenda has a sales commission plan, rather than a performance bonus plan.

(2)
The amounts in this column represent the fair value of the awards on the date of grant, computed in accordance with ASC 718. See note 1 of the notes to our consolidated financial statements for a discussion of our assumptions in determining the ASC 718 values of our option awards.

(3)
The target bonuses for Messrs. Black, Spies and Gosnell have no maximum amount, Mr. Molenda has a sales commission plan with no maximum amount, and Mr. McGuire has a variable compensation plan with no maximum amount.

Outstanding Equity Awards at June 30, 2009

        The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2009.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)
Philip Black	—		—		—	—	422,455	(2)	$4,647,000
Eugene Spies	—		—		—	—	105,636	(2)	1,162,000
Thomas F. Gosnell	—		—		—	—	—		—
James Molenda	114,285 114,285	(3) (4)	— —		$2.94 9.48	03/31/2013 03/31/2013	— —		— —
Michael McGuire	—		198,293	(5)	6.93	10/28/2018	—		—
(1)
Represents the fair market value of a share of our common stock on the grant date, as determined by our board of directors.

(2)
Represents IPO Bonus Shares, which will be fully vested on the date of issuance. The number of IPO Bonus Shares these officers are entitled to receive is calculated by dividing the "IPO Bonus Value" for each officer by the initial public offering price per share. The IPO Bonus Value varies based on our "Pre-IPO Value," which is calculated by multiplying the total number of shares of common stock, preferred stock and exchangeable stock actually outstanding on a treasury stock basis immediately prior to the initial public offering by the initial public offering price per share. Based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, Messrs. Black and Spies would receive 422,455 and 105,636 IPO Bonus Shares respectively. For further description of the IPO Bonus Shares and a table showing the potential number of IPO Bonus Shares that will be awarded, see the section of this prospectus entitled "Executive Compensation—Compensation Discussion and Analysis—Principal Components of Executive Compensation."

(3)
This option has a ten-year term, is exercisable at $2.94 per share and is subject to a call option held by us exercisable as of June 30, 2009 at $9.48 per share, the exercise price per share for this call option compounds annually at a rate of 3.23%.

(4)
This option is exercisable as of June 30, 2009 at $9.48 per share, the exercise price compounds annually at a rate of 3.23%.

(5)
This option was not exercisable for any of its underlying shares as of June 30, 2009.

Employment, Severance and Change of Control Arrangements

        We have entered into the following agreements with our executive officers, including our named executive officers:

        Philip Black, our president and chief executive officer, entered into a restated employment agreement with us in November 2007, which was further amended in December 2008. The agreement has an initial term of two years, provided that after one year the agreement will be continuously extended by one day each day so that the term will remain one year until either party provides the other party with written notice of intent not to extend the term of the agreement. The agreement sets Mr. Black's starting base salary at $290,000, subject to annual review by our board of directors. In December 2008, our board of directors approved an increase to Mr. Black's base salary to $345,000, effective December 11, 2008. The agreement entitles Mr. Black to an incentive bonus, as determined by our board of directors, of not less than 50% of his then-current base salary if he achieves his performance objectives as determined by our board of directors. Except as provided below, Mr. Black must be employed on the last day of the calendar year to be eligible to receive the annual bonus for that year. See "Compensation Discussion and Analysis—Cash Bonuses" for more information regarding Mr. Black's incentive bonus. In addition, the agreement provides that if Mr. Black remains employed by us through the effective date of our initial public offering, or IPO, then he will receive "IPO Bonus Shares" as described in "Compensation Discussion and Analysis—Equity-Based Incentives." Mr. Black's minimum IPO Bonus Value is $1.0 million and his maximum IPO Bonus Value is $16.6 million. The agreement also provides that if Mr. Black (1) is terminated by us without cause or (2) resigns for good reason (in either case prior to a change of control, or COC), then he will be entitled to receive (a) 12 months of salary continuation, (b) 12 months of continued participation in our benefit plans (other than any qualified retirement plan or other deferred compensation plan), and (c) a cash bonus payable when annual bonuses are normally paid in an amount equal to the amount that he would have received for the year of termination had he been employed the full year multiplied by a fraction, the numerator of which is the number of days elapsed during the year through the date of his termination, and the denominator of which is 365. Mr. Black has also agreed not to compete with us or solicit any of our employees, customers or vendors for the one-year period following his termination of employment with us.

        Eugene Spies, our chief financial officer, entered into a restated employment agreement with us in November 2007. The agreement sets Mr. Spies' base salary at $175,000 and his eligibility to receive an annual target bonus of $75,000, which shall be paid out at the same percentage that our chief executive officer receives on his annual bonus. In July 2009, our board of directors approved an increase to Mr. Spies' base salary to $195,000 and an increase to his annual target bonus to $105,000, effective August 1, 2009. If Mr. Spies remains employed by us through the effective date of an IPO, or if his employment is terminated by us within three months before the IPO, then he will receive IPO Bonus Shares as described in "Compensation Discussion and Analysis—Equity-Based Incentives." Mr. Spies' minimum IPO Bonus Value is $250,000 and his maximum IPO Bonus Value is $4.2 million. Mr. Spies' IPO Bonus Shares will be fully vested on the date of the offering. Additionally, the agreement provides that if Mr. Spies (1) is terminated by us without cause or (2) resigns after a COC for good reason, then he will receive (a) six months of salary continuation, (b) 50% of the bonus he would have received if he had remained employed through the end of the year payable when annual bonuses are normally paid, and (c) six months of continued participation in our benefit plans (other than any qualified retirement plan or deferred compensation plan).

        Thomas F. Gosnell, our chief executive officer of Nexsan Canada, entered into an employment agreement with us in March 2005. The agreement terminates upon Mr. Gosnell's death, disability for three consecutive months or 120 days within a 12-month period, dismissal for cause, dismissal without cause, or Mr. Gosnell's resignation upon giving us 120 days advance written notice. The agreement sets Mr. Gosnell's base salary at US$200,000. In addition, Mr. Gosnell is eligible to receive an annual incentive bonus of up to 50% of his annual base salary based on goals established by the board of directors related to our gross revenue and earnings (before interest, taxes, depreciation and amortization) and based on the budget approved by the board for the year. If our board of directors requires Mr. Gosnell to relocate to Southern California, we shall reimburse his relocation expenses (up to US$50,000) and Mr. Gosnell's annual base salary and bonus will be increased by 25%. If Mr. Gosnell is terminated without cause, then subject to his signing a release, he is entitled to receive his then-current base salary for a period of 12 months, 50% of his target bonus and 12 months of continued participation in our benefit plans. Mr. Gosnell's agreement was amended in November 2007 to clarify the bonus metrics for 2007 and subsequent years. See "Compensation Discussion and Analysis—Cash Bonuses." The agreement prohibits Mr. Gosnell, until 12 months from the date he ceases to be employed by us, from providing services to certain of our competitors and soliciting our employees and customers. In addition, Mr. Gosnell is prohibited from owning more than two percent of the issued and outstanding securities of any of our publicly traded competitors.

        James Molenda, our executive vice president of sales, entered into an amended employment agreement with us in January 2007, which provides for a four-year term. The agreement sets Mr. Molenda's starting base salary at $138,600. In addition, Mr. Molenda will earn a sales-related bonus based on a formula determined by our chief executive officer. In addition, if Mr. Molenda's employment is terminated by us without cause, or if he resigns for good reason, (as those terms are defined in his agreement), then Mr. Molenda will be entitled to receive continuation of his base salary for 12 months, plus a cash bonus on a monthly basis for 12 months that equals the average monthly bonus received during the prior 12 months. Mr. Molenda has also agreed not to compete with us or solicit any of our employees, customers or vendors for the one-year period following his termination of employment with us. If Mr. Molenda fails to honor these restrictive covenants, he will forfeit any unpaid severance benefits and he must repay any severance benefits he previously received.

        Michael McGuire, our chief commercial officer, accepted an offer of employment with us in October 2008. The offer letter established Mr. McGuire's base salary at $225,000 and his eligibility to receive variable based cash compensation in an on-target amount of $225,000 annually, based on meeting certain performance targets, such as product sales, sales growth and performance objectives defined by the chief executive officer and the compensation committee of the board of directors, which shall be payable quarterly in arrears. See "Compensation Discussion and Analysis—Cash Bonuses." On October 29, 2008, we granted to Mr. McGuire an option to purchase 198,293 shares of our common stock at an exercise price of $6.93 per share, which option vests as to 25% of the shares on the first anniversary, the remaining 75% vests ratably every quarter over the three year period following the first anniversary of the grant date. In the event of a sale of our company, all of Mr. McGuire's then unvested options would fully accelerate. Additionally, the agreement provides that if Mr. McGuire (1) is terminated by us without cause or (2) resigns after a COC for good reason, then he is entitled to receive (a) six months of salary continuation, (b) variable based cash compensation for two quarters, with the payment for each quarter equal to the average amount per quarter that Mr. McGuire received over the prior four quarters, payable quarterly at the time such compensation would normally have been paid, and (c) six months of continued participation in our benefit plans (other than any qualified retirement plan or deferred compensation plan). Mr. McGuire has also agreed not to solicit any of our employees, customers or vendors for the one-year period following his termination of employment with us.

Potential Payments Upon Termination or Change in Control

        The values of the severance, vesting acceleration, vacation payouts and benefit plan premiums shown in the table below were calculated based on the assumption that the resignation, termination or change in control, if applicable, occurred and the named executive officer's employment terminated on June 30, 2009, and the employment agreements currently in effect with each of our named executive officers were in effect on that date.

Name	Nature of Payment or Benefit(1)	Voluntary Resignation or Termination for Cause		Termination Without Cause Prior to a Change in Control	Termination Without Cause After a Change in Control		Constructive Termination(2)
Philip Black	Severance Target Bonus Benefit Plan Premiums(4) Vacation Payout(7) Accelerated exercisability of stock options	$	— — — 33,582 —	$345,000 86,250 15,547 33,582 —	$345,000 86,250 15,547 33,582 —			$345,000 86,250 15,547 33,582 —

	Total Value		$33,582	$480,379	$480,379			$480,379

Eugene Spies	Severance Target Bonus Benefit Plan Premiums(4) Vacation Payout(7) Accelerated exercisability of stock options	$	— — — 16,875 —	$87,500 37,500 4,167 16,875 —	$87,500 37,500 4,167 16,875 —			$87,500 37,500 4,167 16,875 —

	Total Value		$16,875	$146,042	$146,042			$146,042

Thomas F. Gosnell	Severance Target Bonus Benefit Plan Premiums(4) Vacation Payout(7) Accelerated exercisability of stock options	$	— — — 31,288 —	$200,000 50,000 2,854 31,288 —	$200,000 50,000 2,854 31,288 —		$	— — — 31,288 —

	Total Value		$31,288	$284,142	$284,142			$31,288

James Molenda	Severance Target Bonus(3) Benefit Plan Premiums(4) Vacation Payout(7) Accelerated exercisability of stock options	$	— — — 11,993 —	$138,600 194,417 15,547 11,993 —	$138,600 194,417 15,547 11,993 —			$138,600 194,417 15,547 11,993 —

	Total Value		$11,993	$360,557	$360,557			$360,557

Michael McGuire	Severance Target Bonus(3)(6) Benefit Plan Premiums(4) Vacation Payout(7) Accelerated exercisability of stock options	$	— — — 4,288 —	$112,500 108,461 69 4,288 —	$112,500 108,461 69 4,288 807,053	(5)		$112,500 108,461 69 4,288 807,053	(5)

	Total Value		$4,288	$225,318	$1,032,371			$1,032,371

(1)
The amounts reported for severance and benefit plan premiums are payable monthly over the applicable term.

(2)
Mr. Black's employment agreement provides for these benefits upon a constructive termination occurring prior to a change in control. Messrs. Spies, McGuire and Molenda would receive these benefits for a constructive termination occurring prior to or after a change in control.

(3)
Based on the target bonus or variable based cash compensation earned by the named executive officer for calendar 2009.

(4)
Includes amounts payable by us for health, dental and vision insurance, life insurance, short- and long-term disability and accidental death and dismemberment.

(5)
Mr. McGuire's outstanding unvested options accelerate in full upon a sale of our company and based on an assumed initial public offering price of $11.00 per share.

(6)
Based on four quarters of variable compensation earned by the named executive officer as of December 31, 2009.

(7)
Based on accrued vacation balance as of June 30, 2009.

Equity Incentive Plans

        This section contains a summary of our equity incentive plans. To date, options to purchase shares of our common stock have been granted under our 2001 stock plan or pursuant to non-plan grants described below. Upon the completion of this offering, we expect that our 2001 stock plan will be terminated, and thereafter we will grant equity awards only from our 2010 equity incentive plan. The following descriptions are qualified by the terms of the actual plans filed as exhibits to the registration statement, of which this prospectus is a part.

  2010 Equity Incentive Plan

        Background.    The 2010 equity incentive plan will serve as the successor equity compensation plan to our 2001 stock plan. Our board of directors adopted our 2010 equity incentive plan in February 2010 and our stockholders approved the 2010 equity incentive plan in February 2010. This equity incentive plan will become effective upon the completion of this offering and will terminate ten years from adoption. Our 2010 equity incentive plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, performance shares, stock appreciation rights, restricted stock units and stock bonuses.

        Administration.    Our 2010 equity incentive plan will be administered by our compensation committee (or by our board of directors acting as our compensation committee). This committee will act as the plan administrator and will determine which individuals are eligible to receive awards under our 2010 plan, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an ISO or an NSO under U.S. federal tax laws, the vesting schedule applicable to an award and the maximum term for which any award is to remain outstanding (subject to the limits set forth in our 2010 plan). The committee will also determine the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, restricted stock units, and the strike price for stock appreciation rights. Unless the committee provides otherwise, our 2010 equity incentive plan does not allow for the transfer of awards other than by will or the laws of descent and distribution and only the recipient of an award may exercise an award during his or her lifetime.

        Share reserve.    We have reserved up to 476,857 shares of our common stock for issuance under our 2010 equity incentive plan, which are all shares of our common stock reserved under our 2001 stock plan that are not issued or subject to outstanding grants as of the completion of this offering, plus:

  •
  any shares of our common stock issued under our 2001 stock plan that are forfeited or repurchased by us at the original purchase price; and

  •
  any shares issuable upon exercise of options granted under our 2001 stock plan that expire without having been exercised in full.

        Additionally, our 2010 equity incentive plan provides for automatic increases in the number of shares of our common stock available for issuance under it, on the first day of each January from 2011 through 2020, by:

  •
  1% of the number of shares of our common stock issued and outstanding on the preceding December 31st; or

  •
  a lesser number of shares of our common stock as determined by our board of directors.

        Equity awards.    Our 2010 equity incentive plan permits us to grant the following types of awards:

        Stock options.    Our 2010 equity incentive plan provides for the grant of ISOs to employees, and NSOs to employees, directors and consultants. Options may be granted with terms determined by the committee, provided that ISOs are subject to statutory limitations. The committee determines the exercise price for a stock option, within the terms and conditions of our 2010 equity incentive plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or higher in the case of certain recipients of ISOs) of the fair market value of our common stock on the date of grant. ISOs exercisable for no more than 1,500,000 shares may be granted over the life of our 2010 equity incentive plan. Options granted under our 2010 equity incentive plan will vest at the rate specified by the committee and such vesting schedule will be set forth in the stock option agreement to which such stock option grant relates. Generally, the committee determines the term of stock options granted under our 2010 equity incentive plan, up to a term of ten years, except in the case of certain ISOs.

        After termination of an optionee, he or she may exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates, up to a maximum of five years from the date of termination. Generally, if termination is due to death or disability, the vested option will remain exercisable for 12 months. In all other cases, the vested option will generally remain exercisable for three months. However, an option may not be exercised later than its expiration date.

        Notwithstanding the foregoing, if an optionee is terminated for cause (as defined in our 2010 equity incentive plan), then the optionee's options shall expire on the optionee's termination date or at such later time and on such conditions as determined by our compensation committee.

        Restricted stock awards.    A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the completion of performance goals during a performance period. The price of a restricted stock award will be determined by the committee.

        Performance shares.    Performance share awards represent the right to receive cash or shares of common stock, subject to the completion of specified performance goals during a performance period.

        Stock appreciation rights.    Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. Stock appreciation rights may vest based on time or achievement of performance conditions.

        Restricted stock units.    Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve specified performance conditions. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock, cash or a combination of our common stock and cash.

        Stock bonuses.    Stock bonuses are granted as additional compensation for performance and therefore are not issued in exchange for cash.

        Change in control.    In the event of a liquidation, dissolution or corporate transaction (as defined in our 2010 equity incentive plan), except for options granted to non-employee directors (which vest and become exercisable in full upon a change in control event (as defined in our 2010 equity incentive plan)), outstanding awards may be assumed or replaced by the successor company (if any). Outstanding awards that are not assumed or replaced by the successor company (if any) will expire on the consummation of the liquidation, dissolution or change in control transaction at such time and on such conditions as our board of directors determines (including, without limitation, full or partial vesting and exercisability of any or all outstanding awards issued under our 2010 equity incentive plan).

        Transferability of awards.    Generally, a participant may not transfer an award other than by will or the laws of descent and distribution unless, in the case of awards other than ISOs, the committee permits the transfer of an award to certain authorized transferees (as set forth in our 2010 equity incentive plan).

        Eligibility.    The individuals eligible to participate in our 2010 equity incentive plan include our officers and other employees, our directors and any consultants. Unless otherwise determined by the committee at the time of award, vesting ceases on the date the participant no longer provides services to us and unvested shares are forfeited to us or subject to repurchase by us (except for as described above under stock options).

        Payment for purchase of shares of our common stock.    Payment for shares of our common stock purchased pursuant to our 2010 equity incentive plan may be made by any of the following methods (provided such method is permitted in the applicable award agreement to which such shares relate): (1) cash (including by check); (2) cancellation of indebtedness; (3) surrender of shares; (4) waiver of compensation due or accrued for services rendered or to be rendered; (5) any combination of these methods or any other method approved by our board of directors or (6) any other method of payment permitted by applicable law.

        Limit on Awards.    Under our 2010 equity incentive plan, during any calendar year, no person will be eligible to receive more than 2,000,000 shares of our common stock.

        Amendment and Termination.    Our board of directors may amend or terminate our 2010 equity incentive plan at any time, subject to stockholder approval where required. In addition, no amendment that is detrimental to a participant in our 2010 equity incentive plan may be made to an outstanding award without the consent of the affected participant.

  2010 Employee Stock Purchase Plan

        Background.    Our 2010 employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our common stock at a discount. Purchases are accomplished through participation in discrete offering periods. Our 2010 employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the IRC. Our board of directors adopted our 2010 employee stock purchase plan in February 2010 and our stockholders approved the plan in February 2010.

        Share reserve.    We have initially reserved 193,045 shares of our common stock for issuance under our 2010 employee stock purchase plan. The number of shares reserved for issuance under our 2010 employee stock purchase plan will increase automatically on the first day of each January, for the first ten years after the first offering date, starting with January 1, 2011, by the number of shares equal to 0.5% of our total outstanding shares as of the immediately preceding December 31st (rounded down to the nearest whole share). Our board of directors or compensation committee may reduce the amount of the increase in any particular year. No more than 965,225 shares reserved under the 2010 employee stock purchase plan may be issued and no other shares may be added to this plan without the approval of our stockholders.

        Administration.    Our compensation committee or board of directors will administer our 2010 employee stock purchase plan. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our 2010 employee stock purchase plan, are ineligible to participate in our 2010 employee stock purchase plan. We may impose additional restrictions on eligibility as well. Under our 2010 employee stock purchase plan, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. We also have the right to amend or terminate our 2010 employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. Our 2010 employee stock purchase plan will terminate on the tenth anniversary of the last date the first offering period, unless it is terminated earlier by our board of directors or by issuance of all common stock reserved for issuance under the 2010 employee stock purchase plan.

        Purchase rights.    When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period are automatically granted a non-transferable option to purchase shares in that offering period. Each offering period may run for no more than 24 months and consist of no more than five purchase periods. An employee's participation automatically ends upon termination of employment for any reason.

        No participant will have the right to purchase our shares at a rate which, when aggregated with purchase rights under all our employee stock purchase plans that are also outstanding in the same calendar year(s), have a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which such right is outstanding. The purchase price for shares of our common stock purchased under our 2010 employee stock purchase plan will be 85% of the lesser of the fair market value of our common stock on (1) the first trading day of the applicable offering period and (2) the last trading day of each purchase period in the applicable offering period.

        Change in control.    In the event of a change in control transaction, our 2010 employee stock purchase plan and any offering periods that commenced prior to the closing of the proposed transaction may terminate on the closing of the proposed transaction and the final purchase of shares will occur on that date, but our compensation committee may instead terminate any such offering period at a different date.

  2001 Stock Plan and Non-Plan Stock Options

        Our board of directors adopted and our stockholders approved our 2001 stock plan in January 2001. Subsequent to December 31, 2009, we reserved an additional 963,286 shares of our common stock for issuance under the 2001 stock plan, bringing the total shares reserved under the 2001 stock plan to an aggregate of 2,494,957 shares of our common stock. As of December 31, 2009, options to purchase 1,237,065 shares of our common stock were outstanding under our 2001 stock plan. This plan will terminate upon our 2010 equity incentive plan becoming effective upon completion of this offering, and thereafter no additional options will be granted under this plan. However, all stock options and stock purchase rights outstanding on the termination of the 2001 stock plan will continue to be governed by the terms and conditions of the 2001 stock plan.

        The 2001 stock plan is administered by our board of directors or a committee that may be appointed by our board, which has exclusive authority to grant awards under the 2001 stock plan and to make all interpretations and determinations affecting the 2001 stock plan. The board of directors has the power to determine the individuals to be granted awards, the type of award granted, the number of shares of common stock to be subject to each award granted, the exercise price of each award, the conditions with respect to vesting and exercisability of awards and all other conditions of any award under the 2001 stock plan.

        Participation in the 2001 stock plan is limited to our directors, officers, employees and consultants who are selected from time to time by the board of directors or by a committee appointed by the board of directors. Awards under the 2001 stock plan may be in the form of incentive stock options meeting the requirements of Section 422 of the IRC, non-qualified stock options which are not intended to meet the requirements of Section 422 of the IRC, or stock purchase rights. Stock purchase rights are subject to repurchase by us on terms and conditions determined by the board of directors. Under the terms of the plan, the vesting of awards under our 2001 stock plan will accelerate upon a change in control unless the successor corporation assumes or substitutes for the options.

        In April 2003, our board of directors granted options to purchase an aggregate of 403,570 shares of our common stock to James Molenda, Beechtree Capital LLC, an entity with whom George Weiss, a member of our board of directors is affiliated and Diamond Lauffin and Mohan Vachani. These options are subject to call options and were granted outside our 2001 stock plan. In January 2008, our board of directors granted options to purchase an aggregate of 352,380 shares of our common stock to James Molenda, Beechtree Capital LLC and Diamond Lauffin. These options were granted outside our 2001 stock plan. For a description of these transactions see the section of this prospectus entitled "Related Party Transactions—Restricted Stock and Stock Option Transactions with Certain Related Parties and Related Matters."

Additional Employee Benefit Plans

  401(k) Plan

        We offer a 401(k) plan to all U.S. employees who meet specified eligibility requirements. The plan provides for voluntary deferred tax contributions subject to certain IRS limitations. We presently do not match participant contributions. Participants are immediately vested in their contributions plus actual earnings thereon.

  Retirement Savings Plan

        We also offer a retirement savings plan to all eligible U.K. employees. Under this plan, our contributions and our employees' contributions and accumulated plan earnings qualify for favorable tax treatment under applicable U.K. tax regulations. To date, our contributions to this plan have been immaterial.

Indemnification of Directors and Executive Officers and Limitation of Liability

        Our restated certificate of incorporation and bylaws, which will be in effect upon the completion of this offering, will provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws will provide that we will advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, the restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violate their duty of loyalty to us or our stockholders, act in bad faith, knowingly or intentionally violate the law, authorize illegal dividends or redemptions or derive an improper personal benefit from their action as directors.

        We will enter into indemnification agreements with each of our directors and officers. These agreements provide for indemnification for related expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding, and obligate us to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe provisions in our restated certificate of incorporation, bylaws and indemnification agreements are necessary to attract and retain qualified persons to serve as directors and officers. In addition, we expect to maintain liability insurance which insures our directors and officers against certain losses under certain circumstances.

        The limitation of liability and indemnification provisions in our restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

RELATED PARTY TRANSACTIONS

        In addition to the executive and director compensation arrangements discussed above under "Executive Compensation," the following is a description of transactions since July 1, 2006 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Issuance of Secured Debt and Preferred Warrant

        On September 21, 2009, we issued a $3.6 million note to Fonds de solidarité des travailleurs du Québec (F.T.Q.), or the F.T.Q. Note, which bears interest at 12% per year. The outstanding principal and accrued and unpaid interest on the F.T.Q. Note is due and payable on September 21, 2012. We have the right to prepay the F.T.Q. Note at any time provided we pay such amount outstanding, together with any accrued interest as of the date of such prepayment, plus a premium in an amount equal to three percent (3%) of the amount being prepaid. F.T.Q. has not been paid any principal or interest on the F.T.Q. Note since issuance. In connection with the issuance of the F.T.Q. Note, we issued to F.T.Q. a warrant to purchase 228,568 shares of our Series C preferred stock at an exercise price of $8.47 per share. The expiration date of the warrant is September 21, 2016. See note 11 of the notes to our consolidated financial statements for a discussion of the accounting treatment for this warrant. Upon the completion of this offering, this warrant will be exercisable for 228,568 shares of our common stock at an exercise price of $8.47 per share. F.T.Q. beneficially owns more than 5% of our outstanding common stock. We intend to repay the F.T.Q. Note with our cash on hand.

Evertrust Acquisition

        The initial consideration for this acquisition consisted of payments to the Evertrust Sellers, in the aggregate, of approximately $1.25 million in cash, 200,917 shares of our common stock, 342,103 shares of exchangeable stock of our Canadian subsidiary, and one share of our Series B preferred stock issued in connection with the exchangeable stock. The aggregate consideration, including $316,000 of direct acquisition costs, had a value of approximately $5.0 million. Of these shares, Mr. Gosnell received all of the exchangeable stock and Esther Hotter, his wife, received 27,151 shares of our common stock. In November 2007, we issued to the former shareholders of Evertrust, or the Evertrust Sellers, in the aggregate, 71,754 shares of our common stock and 122,180 shares of our exchangeable stock. This issuance was made pursuant to the Evertrust purchase agreement, dated March 14, 2005, which stipulated that the Evertrust Sellers were to receive the additional shares upon the satisfaction of certain performance targets. Although the performance targets were not satisfied in full, we issued the additional shares of our common stock and exchangeable stock in full satisfaction of all of our obligations arising under the Evertrust purchase agreement in consideration of mutual releases and other undertakings by the Evertrust Sellers. Of these shares, Mr. Gosnell, our chief executive officer of Nexsan Canada, the chief executive officer of Evertrust and a significant shareholder of Evertrust, received all of the exchangeable stock and Ms. Hotter received 9,696 shares of our common stock.

Issuance of Convertible Bridge Debt to Stockholders

        In January and August 2006, we completed two bridge financings with funds provided by existing stockholders, including affiliates of VantagePoint Venture Partners and RRE Ventures. VantagePoint Venture Partners and RRE Ventures hold or control entities holding at least 5% of our outstanding capital stock and have an affiliate serving on our board of directors, and entities controlled by George Weiss, one of our directors. The first was completed in January 2006 with the issuance of our 8% Secured Convertible Subordinated Promissory Notes dated January 27, 2006 in the aggregate original principal amount of $2.0 million, and the second was completed in August 2006 with the issuance of our 8% Secured Convertible Subordinated Bridge Notes dated August 8, 2006 in the aggregate original principal amount of $2.0 million. See the table under "Sales of Series C Preferred Stock" for the largest principal amounts outstanding for notes held by our affiliates. Pursuant to the F.T.Q. Series C Preferred Stock financing described below, noteholders representing substantially all of the principal amount of the January notes and the August notes, elected to convert the then outstanding principal and accrued interest on the notes into shares of our Series C preferred stock at a conversion price per share of $4.17 for the January notes, and $5.25 per share for the August notes, resulting in the issuance of an aggregate of 924,376 shares of Series C preferred stock.

Issuance of Convertible Bridge Debt

        On November 2, 2006, we issued a $3.0 million note, or the Terrapin Note, to Terrapin Partners Nexsan Partnership, L.P., or Terrapin, which bears interest at 8% per year. We amended the Terrapin Note in 2007 to provide that the outstanding principal and accrued and unpaid interest on the Terrapin Note would be due and payable on August 15, 2008, and at the option of Terrapin, a date not later than November 15, 2008. On March 26, 2008, we amended and restated the Terrapin Note to allow Terrapin to extend the November 15, 2008 date to a date not later than November 30, 2009, the later of which we refer to as the Maturity Date. The Terrapin Note was repaid in full on March 2, 2009, and Terrapin no longer beneficially owns more than 5% of our outstanding common stock.

Sale of Series C Preferred Stock

        On March 29, 2007, we consummated an investment transaction with F.T.Q. pursuant to which F.T.Q. purchased 1,428,571 shares of our Series C preferred stock for cash consideration of $7.5 million. As a result of its purchase of these shares, F.T.Q. became a holder of more than 5% of our capital stock. In addition, the subscription agreement with F.T.Q. terminates upon the consummation of a qualified public offering. Immediately prior to the consummation of this offering, each outstanding share of Series C preferred stock will convert into one share of our common stock.

        The following table describes the number of shares of Series C preferred stock issued to holders of more than 5% of our outstanding capital stock and an entity affiliated with a member of our board of directors.

Investor	Shares of Series C Preferred Stock	Aggregate Purchase Price(1)	Percentage of Total Series C Preferred Stock
F.T.Q.	1,428,571	$7,500,000	60.71%
Entities affiliated with VantagePoint Venture Partners	378,103	1,752,202	16.07
Entities affiliated with RRE	113,808	527,494	4.84
Entity affiliated with George Weiss(2)	27,109	125,628	1.15
(1)
Except for F.T.Q., the purchase price was paid by conversion of outstanding indebtedness under the January 2006 and August 2006 convertible bridge debt to stockholders described above.

(2)
Beechtree Capital, LLC, or Beechtree, a company controlled by George Weiss, one of our directors, purchased these shares of Series C preferred stock.

Amended and Restated Stockholders' Agreement and Third Amended and Restated Registration Rights Agreement

        We entered into an amended and restated stockholders' agreement, dated March 29, 2007, as amended, with the holders of our Series A preferred stock and Series C preferred stock, and a number of the holders of our common stock. The stockholders' agreement, as amended provides, among other things, (1) that VantagePoint Venture Partners and MFP each have the right to designate two directors and that F.T.Q., RRE Ventures and Beechtree each have the right to designate one director to our board of directors and that our then-current Chief Executive Officer (currently Philip Black) shall serve as a member of our board of directors; however, RRE Ventures has opted to no longer exercise this right, (2) certain rights of first refusal and co-sale with respect to transfers by our stockholders who are a party to the agreement, and (3) certain preemptive rights with respect to certain issuances of our securities. The April 2009 amendments increased the number of directors constituting our board of directors from eight to nine and provided that one member of our board of directors should be an individual determined by the board to be independent and elected by holders of our outstanding Series A preferred stock, Series C preferred stock and common stock, voting together as a single class on an as-if converted to common stock basis. Upon consummation of this offering, the amended and restated stockholders' agreement will terminate.

        We also entered into a third amended and restated registration rights agreement, dated March 29, 2007, with the holders of our Series A preferred stock and Series C preferred stock, and a number of the holders of our common stock. We amended this agreement on November 14, 2007 to clarify that the Evertrust holders who received shares of our common stock and exchangeable stock in connection with our acquisition of Evertrust would have registration rights with respect to such shares issuable upon conversion of the exchangeable stock and on December 31, 2007 to provide that the stockholder parties to the agreement did not have "piggyback" registration rights in connection with an initial public offering of our capital stock. We further amended this agreement in March 2008 to provide that the April 2003 and January 2008 stock options described in "—Restricted Stock and Stock Option Transactions with Certain Related Parties and Related Matters" have registration rights under this agreement. For a description of these registration rights, see "Description of Capital Stock—Registration Rights."

Consulting Agreement with Beechtree Capital, LLC

        Beechtree was a party to an Amended and Restated Consulting Agreement with us, dated July 9, 2001, which expired on January 4, 2006. The agreement provided, among other things, that Beechtree would provide the services of Mr. Weiss to our company to render advice and assistance to us on business related matters, strategic corporate planning and financial matters. Beechtree was compensated at a rate of approximately $8,333 per month from January 4, 2001 to July 1, 2001 and approximately $16,667 per month beginning July 2001 and continuing until the expiration of the agreement in January 2006. We paid total consulting fees to Beechtree of $200,000, $100,000 and $0, in fiscal 2005, 2006 and 2007, respectively. No consulting fees have since been paid to Beechtree. Under the agreement, we also issued Beechtree restricted stock purchase rights for 95,238 shares of our common stock. The restricted stock purchase agreements are described below.

Restricted Stock and Stock Option Transactions with Certain Related Parties and Related Matters

Restricted Stock and Stock Option Transactions with Former Executive Officer

        On January 4, 2001, we sold 190,476 shares of our restricted common stock to Diamond Lauffin, then our executive vice president, pursuant to our 2001 stock plan, at a purchase price of $6.93 per share. In payment for the shares, Mr. Lauffin executed a promissory note in the original principal amount of $1.32 million. The original due date of the note was January 4, 2006 and the note bore interest at the rate of 5.61% per year. We had recourse under the note for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note. Mr. Lauffin pledged all of the purchased shares to secure the note. The shares were subject to vesting over time and achievement of revenue targets. As of the date of the sabbatical agreement described below, 142,857 of Mr. Lauffin's restricted shares had vested and the remaining 47,619 restricted shares were subject to a repurchase option in our favor.

        On April 1, 2003, we issued Mr. Lauffin options to purchase 190,476 shares of our common stock exercisable through April 1, 2013 at an exercise price of $2.94 per share. At the same time, Mr. Lauffin granted us an option to purchase the 190,476 shares covered by the option referred to in the preceding sentence at an exercise price of $7.83 per share. The exercise price on the call option increases at the rate of 3.23% per year after April 1, 2003 and, as of December 31, 2009 the call price was $9.48 per share.

        On October 23, 2006, we entered into a sabbatical agreement with Mr. Lauffin under which he ceased to serve as executive vice president and his employment with us terminated on January 4, 2007. Under the terms of the sabbatical agreement, we engaged a company controlled by Mr. Lauffin to provide the services of Mr. Lauffin as a consultant to us from January 4, 2007 through January 4, 2008. The consulting fees payable during the sabbatical period were at an annualized rate of $148,604 plus a monthly commission of 0.4348% of total worldwide sales. We paid a total of $278,000 in consulting fees under this agreement.

        On December 19, 2007, we amended the note issued to us in 2001 to provide that the note would be recourse to Mr. Lauffin only in an amount equal to the difference between (1) the amount actually applied to the payment of principal and accrued but unpaid interest on the note and (2) 33 1/3% of the original principal amount of the note.

        On December 13, 2007, we entered into a termination agreement with Mr. Lauffin in connection with the termination of the sabbatical agreement. Pursuant to the termination agreement, effective January 4, 2008, Mr. Lauffin satisfied a portion of his obligations to us under the note in consideration of his surrendering the 190,476 shares of restricted common stock pledged to us as security under the 2001 note at a price of $6.93 per share. As of that date, the total principal amount and accrued and unpaid interest due under the note was approximately $1.8 million. The value of the shares surrendered was approximately $1.3 million, which was applied to the amount outstanding under the note, and the unpaid balance of $518,567 was forgiven. To place Mr. Lauffin back in substantially the same economic position he was in prior to the cancellation of the note, we granted Mr. Lauffin an option to purchase an additional 142,857 shares of our common stock at an exercise price of $9.08 per share, increasing by 3.23% per year compounded annually on each March 31 from the grant date through the date of exercise. This option is currently exercisable at an exercise price of $9.45 per share and expires on March 31, 2013.

Restricted Stock and Stock Option Transactions with Current Executive Officer

        On January 4, 2001, we sold 114,285 shares of our restricted common stock to James Molenda, our executive vice president of sales, pursuant to our 2001 stock plan, at a purchase price of $6.93 per share. In payment for the shares, Mr. Molenda executed a promissory note in the original principal amount of $792,000. The original due date of the note was January 4, 2006 and the note bore interest at the rate of 5.61% per year. We had recourse under the note for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of the note. Mr. Molenda pledged all of the purchased shares to secure the note. The shares were subject to vesting over time and achievement of revenue targets. All of Mr. Molenda's restricted shares vested during the 2007 calendar year.

        On April 1, 2003, we issued Mr. Molenda options to purchase 114,285 shares of our common stock exercisable through April 1, 2013 at an exercise price of $2.94 per share. At the same time, Mr. Molenda granted us an option to purchase the 114,285 shares covered by the option referred to in the preceding sentence at a per share exercise price of $7.83. The exercise price on the call option increases at the rate of 3.23% per year after April 1, 2003 and, as of December 31, 2009, the call price was $9.48 per share.

        On November 1, 2007, we amended the promissory note he issued to us in 2001 to modify the maturity date of the note to the earlier of January 15, 2008 or the date we determined that payment was due and necessary under the Sarbanes-Oxley Act. The note was also amended to provide that the note would be recourse to Mr. Molenda only in an amount equal to the difference between (1) the amount actually applied to the payment of principal, after payment of costs, expenses and accrued and unpaid interest on the note and (2) 33 1/3% of the original principal amount of the note.

        Effective January 15, 2008, Mr. Molenda satisfied his obligations to us under the note in consideration of his surrendering the 114,285 shares of restricted common stock pledged to us as security under the 2001 note at a price of $6.93 per share. As of that date, the total principal amount and accrued and unpaid interest due under the note was $1,104,601. The value of the shares surrendered was approximately $800,000, which was applied to the amount outstanding under the note, and the unpaid balance of $300,601 was forgiven. To place Mr. Molenda back in substantially the same economic position he was in prior to the cancellation of the note, we granted Mr. Molenda an option to purchase an additional 114,285 shares of our common stock at an exercise price of $9.12 per share, increasing by 3.23% per year compounded annually on each March 31 from the grant date through the date of exercise. This option is currently exercisable at an exercise price of $9.48 per share and expires on March 31, 2013.

Restricted Stock and Stock Option Transactions with Affiliate of Current Director

        On January 4, 2001, we sold 47,619 shares of our restricted common stock to Beechtree pursuant to our 2001 stock plan, at a purchase price of $6.93 per share. In payment for the shares, Beechtree executed a promissory note in the original principal amount of $330,000. The original due date of the note was January 4, 2006 and the note bore interest at the rate of 5.61% per year. On July 9, 2001, we sold an additional 47,619 shares of our restricted common stock to Beechtree pursuant to our 2001 stock plan at a purchase price of $5.15 per share. In payment for these shares, Beechtree executed a promissory note in the original principal amount of $245,000. The original due date of the note was January 4, 2006 and the note bore interest at the rate of 5.12% per year. We had recourse under each of the notes for the accrued and unpaid interest and up to 33 1/3% of the original principal amount of each note. Beechtree pledged all of the purchased shares to secure the notes. The shares were subject to vesting over time. As of March 31, 2009, all of Beechtree's restricted shares had vested.

        On April 1, 2003, we issued Beechtree options to purchase 95,238 shares of our common stock exercisable through April 1, 2013 at an exercise price of $2.94 per share. At the same time, Beechtree granted us an option to purchase the 95,238 shares covered by the option referred to in the preceding sentence at a per share exercise price of $7.83. The exercise price on the call option increases at the rate of 3.23% per year after April 1, 2003 and, as of December 31, 2009, the call price was $9.48 per share.

        Effective January 30, 2008, Beechtree satisfied a portion of its outstanding obligations to us under the notes in consideration of its surrender of the 95,238 shares of restricted common stock pledged to us as security under the 2001 notes at a price of $6.93 and $5.15 per share, respectively. As of that date, the total principal amount and accrued and unpaid interest due under the notes was $788,389. The value of the shares surrendered was approximately $670,000, which was applied to the amount outstanding under the notes, and the unpaid balance of $118,389 was forgiven. To place Beechtree back in substantially the same economic position it was in prior to the cancellation of the notes, we granted Beechtree an option to purchase an additional 95,238 shares of our common stock at an exercise price of $9.08 per share, increasing by 3.23% per year compounded annually on each March 31 from the grant date through the date of exercise. This option is currently exercisable at an exercise price of $9.43 per share and expires on March 31, 2013.

Indemnification Agreements

        In addition to the indemnification provided for in our restated certificate of incorporation and bylaws, we will enter into indemnification agreements with each of our current directors and officers prior to the completion of this offering. These agreements will require us to indemnify each such person against expenses and liabilities incurred by such person in connection with a proceeding related to such person's services for us, and to advance expenses incurred in connection with such proceeding, all subject to limited exceptions. See "Executive Compensation—Indemnification of Directors and Executive Officers and Limitation of Liability."

Review, Approval or Ratification of Transactions with Related Parties

        Our related party transaction policy requires that transactions with related parties shall be subject to approval or ratification by our nominating/governance committee. The committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party's interest in the transaction. Prior to the adoption of this policy, a majority of disinterested members of our board of directors reviewed and approved any potential related party transaction prior to our entering into the proposed transaction. In the event a member of our nominating/governance committee or other member of board of directors is a related party, such member shall not participate in any discussion or approval of a related party transaction, except that such member shall provide all material information concerning the related party transaction to our nominating/governance committee.

        All related party transactions are subject to the approval or ratification of our nominating/governance committee, except transactions that involve compensation between us and any of our executive officers, which require the approval of our compensation committee, or transactions that are available to all employees generally, such as participation in health, dental and vision insurance, life insurance, short- and long-term disability, accidental death and dismemberment and our 401(k) plan.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table presents information as to the beneficial ownership of our common stock as of February 28, 2010, as adjusted to reflect the sale of common stock offered by us in this offering, by:

  •
  each of the named executive officers listed in the summary compensation table;

  •
  each of our directors;

  •
  all of our directors and executive officers as a group; and

  •
  each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

        We have determined beneficial ownership in accordance with SEC rules. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2010 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        The number of shares beneficially owned and percentage of our common stock outstanding before and after the offering is based on 11,739,967 shares of our common stock outstanding on

February 28, 2010. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Nexsan Corporation, 555 St. Charles Drive, Suite 202, Thousand Oaks, CA 91360.

	Shares Beneficially Owned Prior to This Offering			Shares Beneficially Owned After This Offering
			Number of Shares Being Offered
Name of Beneficial Owner	Number	Percentage		Number	Percentage
Directors and Named Executive Officers
Philip Black(1)	230,237	2.0%	—	230,237	1.4%
Thomas F. Gosnell(2)	501,131	4.4	116,000	385,131	3.0
James Molenda(3)	228,570	2.0	—	228,570	1.4
Michael McGuire(4)	74,360	*	—	74,360	*
Eugene Spies(1)	57,571	*	—	57,571	*
Geoff Barrall(5)	14,730	*	—	14,730	*
William J. Harding(6)	—	*	—	—	*
Philip B. Livingston(7)	32,187	*	—	32,187	*
Richard A. McGinn(8)	116,153	1.0	—	116,153	*
Arthur L. Money(7)	32,187	*	—	32,187	*
Geoff Mott(9)	22,853	*	—	22,853	*
Michael F. Price(10)	2,534,161	22.3	—	2,534,161	15.2
George M. Weiss(11)	697,238	6.0	—	697,238	4.1
All officers and directors as a group (17 persons)(12)	4,822,310	39.5	116,000	4,706,310	27.6
5% Stockholders
MFP Partners, L.P.(10)	2,534,161	22.3	—	2,534,161	15.2
The Fonds de solidarité des travailleurs du Québec (F.T.Q.)(13)	1,657,139	14.6	—	1,657,139	10.0
Entities affiliated with RRE Ventures(14)	834,092	7.3	—	834,092	5.0
Entities affiliated with VantagePoint Venture Partners(15)	2,810,512	24.7	—	2,810,512	16.9
*
Less than 1%

(1)
Consists of 230,237 and 57,571 shares, net of tax withholdings, of our common stock issuable to Messrs. Black and Spies, respectively, immediately prior to the completion of this offering, or IPO Bonus Shares, based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus. See "Executive Compensation—Compensation Discussion and Analysis—Equity-Based Incentives" for a description of the effect of an increase or decrease in the initial public offering price per share on the number of IPO Bonus Shares. The IPO Bonus shares for Messrs. Black and Spies will be fully vested on the date of the offering.

(2)
Consists of 464,283 shares of exchangeable stock of our Canadian subsidiary held by Mr. Gosnell, which will be exchanged for the same number of shares of our common stock upon the completion of this offering. Also includes 36,848 shares of common stock held by Esther Hotter, Mr. Gosnell's wife. Mr. Gosnell's address is c/o Nexsan Technologies Canada, 1405 Rte Trans-Canada, Dorval, QC H9P 2V9. See the section of this prospectus entitled "Related Party Transactions—Evertrust Acquisition."

(3)
Consists of 228,570 shares issuable upon exercise of outstanding stock options held by Mr. Molenda, all of which shares are currently exercisable. 114,285 of the option shares held by Mr. Molenda are subject to a call option held by us. See the section of this prospectus entitled "Related Party Transactions—Restricted Stock Transactions with Certain Related Parties and Related Matters."

(4)
Consists of 74,360 shares issuable upon exercise of outstanding stock options, which shares will be exercisable within 60 days of February 28, 2010.

(5)
Consists of 14,730 shares issuable upon exercise of outstanding stock options, which shares will be exercisable within 60 days of February 28, 2010.

(6)
Excludes 2,810,512 shares held by entities affiliated with VantagePoint Venture Partners, or VantagePoint, (see note 15). Mr. Harding disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Harding's address is c/o VantagePoint Venture Partners, 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(7)
Consists of 32,187 shares issuable upon exercise of outstanding stock options, which shares will be exercisable within 60 days of February 28, 2010.

(8)
Includes 13,077 shares of our common stock and 103,076 shares issuable upon exercise of outstanding stock options held by Mr. McGinn, which shares will be exercisable within 60 days of February 28, 2010. Excludes 834,092 shares held by entities affiliated with RRE Ventures (see note 14). Mr. McGinn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)
Includes 211 shares of our common stock and 22,642 shares issuable upon exercise of outstanding stock options held by Mr. Mott, which shares will be exercisable within 60 days of February 28, 2010.

(10)
Consists of 2,534,161 shares held by MFP Partners, L.P. Mr. Michael F. Price, as a Managing Partner, may exercise voting power and investment authority over the shares held by MFP Partners, L.P. The address of MFP Partners, L.P. is 667 Madison Avenue, 25th Floor New York, NY 10065.

(11)
Consists of (a) 89,611 shares held by Beechtree Capital, LLC, (b) 95,320 shares issuable upon exercise of outstanding stock options, which shares will be exercisable within 60 days of February 28, 2010, and 190,476 shares issuable upon exercise of options held by Beechtree which will be exercisable within 60 days of February 28, 2010, 95,238 of which option shares are subject to call options held by us, (c) 230,973 shares held by CDLM-Weiss Associates, (d) 9,523 shares held by CDLM-Investments Ltd. and (e) 81,335 shares held by DLG Investment Partnership. Mr. Weiss is the sole member of Beechtree Capital, LLC, he is a 50% owner of CDLM Weiss Associates and he has voting and investment power with respect to the shares held by DLG Investment Partnership. As a result of his relationships to these entities, Mr. Weiss may be considered the beneficial owner of the shares held by such entities. Mr. Weiss's address is c/o Beechtree Capital, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(12)
Includes the items described in notes (1)-(11) above and (a) 42,855 shares issuable upon exercise of outstanding stock options held by executive officers, which shares will be exercisable within 60 days of February 28, 2010 and (b) 74,790 IPO Bonus Shares, net of tax withholdings based on an initial public offering price of $11.00, to be issued to certain other executive officers immediately prior to the completion of this offering, which shares will be fully vested when issued. See "Executive Compensation—Compensation Discussion and Analysis—Equity-Based Incentives" for a description of the effect of an increase or decrease in the initial public offering price per share on the number of IPO Bonus Shares.

(13)
Consists of 1,428,571 shares held by F.T.Q. and a warrant to purchase 228,568 shares. Voting and investment control with respect to these shares is ultimately shared by F.T.Q's board of directors, which consists of Michel Arsenault, Louis Bolduc, Yvon Bolduc, Luc Desnoyers, Alain DeGrandpré, Daniel Boyer, Jean Lavallée, Denise Martin, Michel Ouimet, Réjean Parent, Michel Porier, Roland Robichaud, Daniel Roy, René Roy, Louise St-Cyr, Jérome Turcq and Pierre-Maurice Vachon. The address of F.T.Q. is 545 Crémazie Boulevard, Suite 200, East Montréal, Québec H2M 2W4.

(14)
Consists of (a) 738,407 shares held by RRE Ventures III-A, L.P., (b) 61,705 shares held by RRE Ventures Fund III, L.P. and (c) 33,980 shares held by RRE Ventures III, L.P. Mr. Andrew Zalasin, as a General Partner of RRE Ventures GP III, LLC, the general partner of each of these funds, may exercise voting and investment power over the shares separate, apart and to the exclusion of Richard A. McGinn. The address of RRE Ventures is 126 East 56th Street, New York, New York 10022.

(15)
Consists of (a) 2,517,582 shares held by VantagePoint Venture Partners IV (Q), L.P., (b) 9,170 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., (c) 252,300 shares held by VantagePoint Venture Partners IV, L.P., (d) 9,746 shares held by VantagePoint Venture Associates IV, L.L.C. and (e) 21,714 shares issuable upon exercise of outstanding options held by VantagePoint Management, Inc., which shares will be exercisable within 60 days of February 28, 2010. VantagePoint Venture Associates IV, L.L.C., is the general partner of each of the entities listed in (a) through (c) and Alan E. Salzman is the managing member of VantagePoint Venture Associates IV, L.L.C. and the chief executive officer of VantagePoint Management, Inc. Mr. Salzman has voting and investment authority over the shares held by VantagePoint Venture Partners IV (Q), L.P., VantagePoint Venture Partners IV Principals Fund, L.P., VantagePoint Venture Partners IV, L.P., VantagePoint Venture Associates IV, L.L.C. and VantagePoint Management, Inc. The address of VantagePoint Venture Partners is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

DESCRIPTION OF CAPITAL STOCK

        Upon consummation of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. A description of the material terms and provisions of our certificate of incorporation and bylaws affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated certificate of incorporation and the form of our bylaws that will be effective upon the completion of this offering that will be filed with the registration statement relating to this prospectus.

        As of December 31, 2009, and after giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock prior to completion of this offering and the issuance of the IPO Bonus Shares, there were outstanding:

  •
  11,739,967 shares of our common stock held by approximately 200 stockholders;

  •
  1,993,015 shares issuable upon exercise of outstanding stock options, including 403,570 shares subject to options that are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share; and

  •
  292,316 shares issuable upon exercise of outstanding warrants.

Common Stock

  Dividend Rights

        Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

  Voting Rights

        Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Under our restated certificate of incorporation, stockholders do not have the right to cumulate votes for the election of directors.

  No Preemptive or Similar Rights

        Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

  Right to Receive Liquidation Distributions

        Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

        Upon the completion of this offering, each outstanding share of Series A and Series C convertible preferred stock will be converted into common stock and our one share of Series B preferred stock will be cancelled upon exchange of the exchangeable stock of our Canadian subsidiary into shares of our common stock.

        Following this offering, we will be authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not above the total number of authorized shares of each class or below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

        Pursuant to the exchange agreement under which our Series B preferred stock was issued, the holder of the 464,283 shares of exchangeable shares has the same voting power and other rights as do our holders of common stock. Each exchangeable share is exchangeable for one share of common stock, subject to adjustment for stock splits. The exchangeable stock may be redeemed by the holder upon election or by us on the earlier of March 24, 2015, or the occurrence of certain specified events associated with the exchangeable stock.

Options

        As of December 31, 2009, we had outstanding options to purchase 1,237,065 shares of our common stock pursuant to our 2001 stock plan, 403,570 shares issuable upon exercise of options, which option shares are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share, and an additional 352,380 shares subject to options outstanding granted in January 2008. Subsequent to December 31, 2009, we granted options to purchase 732,358 shares of our common stock pursuant to our 2001 stock plan.

Warrants

        As of December 31, 2009, we had outstanding warrants to purchase an aggregate of 54,333 shares of our common stock with a weighted average exercise price of $6.44 per share and warrants to purchase an aggregate of 237,983 shares of our preferred stock with a weighted average exercise price of $8.39, which will represent warrants to purchase an equivalent number of shares of our common stock after this offering at a weighted average exercise price of $8.03 per share. The warrants may be exercised on a "net" basis and expire on various dates between April 2012 and October 2013.

Registration Rights

        Upon consummation of this offering, certain holders of shares of our common stock and common stock issuable upon exercise of certain warrants and upon exercise of certain options will be entitled to registration rights under the Third Amended and Restated Registration Rights Agreement, dated March 29, 2007, as amended (the "Registration Rights Agreement"), with respect to the registration of a total of 12,120,891 shares of our common stock under the Securities Act, as described below.

        Demand Registration Rights.    At any time following six months after the completion of this offering, upon the request of holders of either (1) more than 50% of the shares of common stock issued or issuable upon conversion of the Series C Convertible Preferred Stock (the "Series C

Preferred Registrable Shares"), (2) more than 50% of the shares of common stock issued or issuable upon conversion of the Series A Convertible Preferred Stock (the "Series A Preferred Registrable Shares") or (3) more than 50% of the shares of common stock held by certain holders of registration rights under the Registration Rights Agreement which shares were not issued upon conversion of any series of preferred stock (including shares of common stock issued or issuable upon exercise of warrants issued and held by such holders and shares issued or issuable upon exchange of the exchangeable stock) (the "Common Registrable Shares"), we will be obligated to use our best efforts to register such shares. We are required to file (1) no more than two registration statements upon exercise of these demand registration rights for holders of Series A Preferred Registrable Shares and Series C Preferred Registrable Shares and (2) no more than one registration statement upon exercise of these demand registration rights by those current holders of Common Registrable Shares. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if we determine that the effect of the demand registration would materially impede our ability to consummate a significant transaction or there exists at the time of such demand material non-public information relating to us the disclosure of which would be seriously detrimental to us.

        Piggyback Registration Rights.    If we register any of our securities for public sale (excluding this offering), the holders with piggyback registration rights under the Registration Rights Agreement will have the right to include their shares in the registration statement. However, these piggyback rights do not apply to a registration relating to any of our employee benefit plans or any registration made solely in respect of a merger or acquisition. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders; provided, however, in no event shall the aggregate number of Series A Preferred Registrable Shares and Series C Preferred Registrable Shares be reduced below 20% of the aggregate amount of securities included in such registration. In addition, no other holder of registration rights under the Registration Rights Agreement may include their shares in any registration in which the Series A Preferred Registrable Shares and Series C Registrable Shares have been limited to 20%.

        Form S-3 Registration Rights.    Once we become eligible to register our securities on a Form S-3, if we register any securities for public sale, the holders of shares having registration rights under the Registration Rights Agreement can request that we register all or a portion of their shares on Form S-3, provided that the aggregate price to the public of the shares offered is at least $2.0 million. We are required to file no more than two registration statements on Form S-3 upon exercise of these rights in any 12-month period.

        Registration Expenses.    We will pay all expenses incurred in connection with each of the registrations described above, except for underwriters' discounts and selling commissions and stock transfer taxes applicable to the sale of shares held by the holders of registration rights. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holder of registration rights requesting such registration unless the holders of registration rights holding at least a majority of the shares with these registration rights agree to forfeit their right to one demand registration, subject to limited exceptions. We will pay as part of the registration expenses the fees and disbursements of one legal counsel chosen by the holders of registration rights participating in the registration.

        Expiration of Registration Rights.    The registration rights described above will expire upon the earlier of (1) five years after this offering is completed, (2) when there are no longer outstanding any shares that are subject to registration under the Registration Rights Agreement outstanding or (3) as to any holder of registration rights, when all of the shares held by and issuable to such holder may be sold under Rule 144 of the Securities Act in any 90-day period.

        Holders of substantially all of our shares with these registration rights have signed agreements with us or the underwriters prohibiting the exercise of their registration rights for 180 days, plus such period thereafter as may be necessary to comply with applicable rules of the Financial Industry Regulatory Authority, following the date of this prospectus. These agreements with the underwriters are described below under "Underwriting."

Anti-takeover Provisions

        Some of the provisions of Delaware law, our restated certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation's assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation's outstanding voting stock, unless:

  •
  the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  at or subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        A Delaware corporation may "opt out" of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We do not plan to "opt out" of these provisions. The statute could prohibit or delay mergers or other takeover or change in control attempts, and accordingly, may discourage attempts to acquire us.

Charter and Bylaw Provisions

        Our restated certificate of incorporation or bylaws will provide that:

  •
  following the completion of this offering, no action shall be taken by our stockholders except at an annual or special meeting of our stockholders called in accordance with our bylaws and that our stockholders may not act by written consent;

  •
  our stockholders may not call special meetings of our stockholders or fill vacancies on our board of directors;

  •
  our board of directors may designate the terms of, and issue a new series of preferred stock with, voting or other rights without stockholder approval;

  •
  the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our bylaws or repeal the provisions of our restated certificate of incorporation regarding the fixing of the authorized number of directors, the election and removal of directors, indemnification of directors and the ability of stockholders to take action or call special meetings of stockholders;

  •
  a majority of the authorized number of directors will have the power to adopt, amend or repeal our bylaws without stockholder approval;

  •
  our stockholders may not cumulate votes in the election of directors;

  •
  directors can only be removed for cause by holders of at least a majority of the shares entitled to vote at an election of directors; and

  •
  we will indemnify directors and officers against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

        These provisions of our restated certificate of incorporation or bylaws may have the effect of delaying, deferring or discouraging another person or entity from acquiring control of us.

NASDAQ Global Market Listing

        Our common stock has been approved for listing on The NASDAQ Global Market under the trading symbol "NXSN."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, whose telephone number is (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

        Upon the completion of this offering, based on the number of shares of our common stock outstanding as of December 31, 2009, we will have 16,623,967 shares of common stock outstanding. Of these shares, an aggregate of 5,000,000 shares of common stock sold in this offering by us and the selling stockholder will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144(a)(1) under the Securities Act.

        Except as set forth below, the remaining shares of our common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  172,366 shares not subject to a lock-up or market standoff agreement with Thomas Weisel Partners, LLC or with us will be eligible for immediate sale upon the completion of this offering;

  •
  no restricted shares will be eligible for immediate sale upon the completion of this offering; and

  •
  beginning 181 days after the date of this prospectus, subject to extension, 2,818,600 shares will be freely tradable under Rule 144(b)(1), 8,921,367 shares will be tradable subject to the limitations on shares held by affiliates under Rule 144(b)(2).

Rule 144

        In general, under Rule 144 under the Securities Act of 1933, as in effect on the date of this prospectus, a person who is not, and has not for a period of three months preceding the sale been, an affiliate of us and has beneficially owned shares of our common stock for at least six months would be entitled to freely sell such common stock subject only to the availability of current public information regarding us, and subject to no restrictions if such person has held the shares for at least 12 months.

        An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 166,239 shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales by affiliates under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

        Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all of our Rule 701 shares are subject to lock-up agreements as described below and under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-up Agreements

        We will enter into a lock-up agreement with the underwriters, and all of our directors and officers and the holders of substantially all of our outstanding shares, stock options and warrants have entered into or will enter into lock-up agreements with the underwriters or us. Under the agreements, we may not issue any new shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, and the holders of common stock, options and warrants may not sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days, subject to specified exceptions and a possible extension of up to 34 additional days beyond the end of such 180-day period, after the date of this prospectus. These agreements are described below under "Underwriting."

Registration Rights

        Upon completion of this offering, the holders of approximately 12,120,891 shares of our common stock will be entitled to rights with respect to the registration of these shares under the Securities Act, subject to the lock-up arrangement described above. For a description of these registration rights, please see "Description of Capital Stock—Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

Stock Options

        As of December 31, 2009, options to purchase a total of 1,993,015 shares of our common stock were outstanding, including 403,570 shares subject to options that are subject to call options held by us, exercisable as of December 31, 2009 at $9.48 per share. Subsequent to December 31, 2009, we granted options to purchase 732,358 shares of our common stock pursuant to our 2001 stock plan. Following this offering, we intend to register on a registration statement on Form S-8 up to approximately 1,947,709 shares of common stock that may be issued upon exercise of outstanding stock options granted under our 2001 stock plan, 565,474 shares of our common stock that may be issued upon exercise of outstanding stock options granted outside of our equity incentive plans, and 476,857 shares of common stock that are authorized for future issuance or grant under our 2010 equity incentive plan, 193,045 shares of common stock that are authorized for future issuance or grant under our 2010 employee stock purchase plan, such plans to be effective upon the completion of this offering, and the 362,598 IPO Bonus Shares. To the extent we register these shares they can be freely sold in the public market upon issuance, subject to the lock-up agreements referred to above and, with respect to affiliates, Rule 144.

        In addition, 212,190 shares subject to options are not eligible for registration on Form S-8. Of these shares, 95,238 will be tradable beginning 181 days after the date of this prospectus, subject to the limitations on shares sold by affiliates under Rule 144(b)(2), and the remaining 116,952 shares will be tradable beginning 181 days after the date of this prospectus and six months from the date of exercise of the options, subject to the limitations on shares sold by affiliates under Rule 144(b)(2).

U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

        This section summarizes certain material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by non-U.S. holders. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities might be repealed, revoked, or modified, possibly on a retroactive basis, so as to result in U.S. federal income and other tax consequences different from those discussed below. For purposes of this summary, a "non-U.S. holder" is any beneficial owner of our common stock that holds our common stock as a capital asset for U.S. federal income tax purposes and is not a citizen or resident of the U.S., a corporation organized under the laws of the U.S. or any state, a trust that is (i) subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person or an estate whose income is subject to U.S. income tax regardless of source. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, partnerships that hold our common stock and partners in such partnerships should consult their own tax advisors. This summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  brokers or dealers in securities or currencies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  partnerships or entities treated as partnerships;

  •
  owners (actually or constructively) of 5% or more of our common stock;

  •
  certain U.S. expatriates; or

  •
  persons who acquired our common stock as compensation for services.

Finally, this summary does not describe the effects of any applicable foreign, state, or local laws.

        Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences of foreign, state or local laws, and tax treaties.

Distributions

        Any distribution paid to a non-U.S. holder on our common stock (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) will be a dividend taxed in the manner described below. Any distribution not constituting a dividend will be treated as first a return of capital that reduces a non-U.S. holders adjusted tax basis in the common stock but not below zero. Any excess will be treated as gain on the sale or distribution of the common stock as described below under the heading "Sale of Our Common Stock."

        Dividends will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, if the non-U.S. holder satisfies the applicable conditions under the terms of an applicable income tax treaty between the U.S. and the non-U.S. holder's country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by providing a properly completed Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners' or other owners' documentation to us or our paying agent. Special rules, described below, apply if a dividend is effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

Sale of Our Common Stock

        Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (in which case the special rules described below under the caption "Dividends or Gains Effectively Connected with a U.S. Trade or Business" apply);

  •
  subject to certain exceptions, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the year of disposition, in which case the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.; or

  •
  we are considered to be, or to have been in the five years prior to the transaction, a "U.S. real property holding company" and either our common stock ceases to be traded on an established securities market or the gain on the sale, exchange, or other disposition of our common stock is realized by a non-U.S. holder who has held more than 5% of our common stock in the five years prior to the transaction.

We do not believe that we are a U.S. real property holding company or that we are likely to become one in the future.

Dividends or Gain Effectively Connected with a U.S. Trade or Business

        If any dividend on our common stock, or gain from the sale, exchange or other disposition of our common stock, is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then, subject to the application of an income tax treaty, the dividend or gain will not be subject to the withholding tax described above (assuming proper certification), but will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and the holder's country of residence, any "effectively connected" dividend or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the U.S. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding for dividends that are effectively connected with a U.S. trade or business, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax" in addition to any regular U.S. federal income tax on the dividend or gain. The branch profits tax rate is generally 30 percent, although an applicable income tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

        The estates of nonresident alien individuals are generally subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the U.S. and the decedent's country of residence.

Backup Withholding and Information Reporting

        The IRC and the Treasury regulations promulgated thereunder require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his returns. The backup withholding tax rate is currently 28 percent. These backup withholding rules generally do not apply to payments to corporations, whether domestic or foreign.

        Payments to non-U.S. holders of dividends on our common stock will generally not be subject to backup withholding, and payments of proceeds made to non-U.S. holders by a broker upon a sale of our common stock will not be subject to information reporting or backup withholding, in each case so long as the non-U.S. holder certifies its nonresident status. Some of the common means of certifying nonresident status are described under "—Dividends," above. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the U.S. by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (iii) is a "controlled foreign corporation" as to the U.S., or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50 percent (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld from a payment to a holder of our common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder provided the required information is timely provided to the IRS.

        The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us and the selling stockholder the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Thomas Weisel Partners LLC
Lazard Capital Markets LLC
Needham & Company, LLC
Morgan Keegan & Company, Inc.

Total

        Of the 5,000,000 shares to be purchased by the underwriters, 4,884,000 shares will be purchased from us and 116,000 shares will be purchased from the selling stockholder.

        The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters' obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

        Thomas Weisel Partners LLC expects to deliver the shares of common stock to purchasers on or about                          , 2010.

Over-Allotment Option

        We have granted a 30-day option to the underwriters to purchase up to 750,000 additional shares of our common stock at the initial public offering price, less the underwriting discount, as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Determination of Offering Price

        Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives and may not reflect the market price for our common stock that may prevail following this offering. The principal factors in determining the initial public offering price will include:

  •
  the information presented in this prospectus and otherwise available to the underwriters;

  •
  the history of and the prospects for our industry;

  •
  the ability of our management;

  •
  our past and present operations;

  •
  our historical results of operations;

  •
  our prospects for future operational results;

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  •
  the general condition of the securities markets at the time of this offering.

        We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.

Commissions and Discounts

        The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and at this price less a concession not in excess of $             per share of common stock to other dealers specified in a master agreement among underwriters who are members of the Financial Industry Regulatory Association. The underwriters may allow, and the other dealers specified may re-allow, concessions not in excess of $          per share of common stock to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

        The following table summarizes the compensation to be paid to the underwriters by us and by the selling stockholder:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses paid by us
Underwriting discounts and commissions paid by the selling stockholder
Expenses paid by the selling stockholder

Indemnification of Underwriters

        We and the selling stockholder will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act. If we or the selling stockholder are unable to provide this indemnification, we and the selling stockholder will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

        All of our directors, certain of our executive officers, the selling stockholder and certain of our other stockholders have agreed not to offer, sell, contract to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Thomas Weisel Partners LLC for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (a) during the period that begins on the date that is 17 calendar days before the last day of the 180-day period and ends on the last day of the 180-day period, we issue an earnings release or publicly announce material news or if a material event relating to us occurs, or (b) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period after the date we issued the earnings release, publicly announced the material news or the material event occurred unless otherwise waived by Thomas Weisel Partners LLC. We do not anticipate requesting a waiver or shortening of the lock-up agreement from Thomas Weisel Partners LLC and have no reason to believe that any person who has or will enter into a lock-up agreement with Thomas Weisel Partners LLC in connection with the offering will make such a request.

        The restrictions described in the immediately preceding paragraph do not apply to:

  •
  sales of shares of common stock offered in this offering;

  •
  transactions relating to shares of common stock acquired in open market transactions after the completion of the offering;

  •
  exercises of options or warrants by the holders thereof;

  •
  exercises of call options held by us on certain options to purchase shares of our common stock;

  •
  sales to us;

  •
  transfers among certain of our stockholders prior to the date of this prospectus, provided that such stockholders have agreed to the restrictions described in the immediately preceding paragraph;

  •
  the transfer of shares of common stock by gift, will or intestacy;

  •
  the transfer of shares to any trust for the stockholder's direct or indirect benefit or a member of the immediate family of the stockholder; and

  •
  the distribution of shares of common stock to partners, members, stockholders or affiliates of our stockholders;

provided that in the case of each of the last three types of transactions, subject to limited exceptions, each donee, distributee, transferee and recipient agrees to be subject to the restrictions described in the immediately preceding paragraph and no filing under Section 16 of the Exchange Act is required or shall be made voluntarily in connection with these transactions. In addition, our directors and officers are permitted under certain circumstances to enter into a written plan or agreement that meets the requirements of Rule 10b5-1 under the Securities Exchange Act.

        We have agreed that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Thomas Weisel Partners LLC, offer, sell or otherwise dispose of any shares of common stock, except for:

  •
  the shares of common stock offered in this offering;

  •
  the shares of common stock issuable upon exercise of options outstanding on the date of this prospectus;

  •
  the shares of common stock issuable upon exercise of warrants outstanding on the date of this prospectus; and

  •
  the shares of our common stock that are issued under the equity incentive plans described in this prospectus.

These restrictions will remain in effect beyond the 180-day period under the same circumstances described above.

NASDAQ Global Market Listing

        Our common stock has been approved for listing on The NASDAQ Global Market under the trading symbol "NXSN."

Short Sales, Stabilizing Transactions and Penalty Bids

        In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with SEC rules.

        Short sales.    Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

        Stabilizing transactions.    The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

        Penalty bids.    If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

        The transactions above may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The transactions above may occur on The NASDAQ Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price listed on the cover page of this prospectus.

Relationships

        The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

        Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California. Weil, Gotshal & Manges LLP, Redwood Shores, California, has advised the underwriters in connection with the offering of common stock.

EXPERTS

        The consolidated financial statements and schedule of Nexsan Corporation and subsidiaries as of June 30, 2008 and 2009, and for each of the years in the three-year period ended June 30, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

NEXSAN CORPORATION AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors
Nexsan Corporation:

        We have audited the accompanying consolidated balance sheets of Nexsan Corporation and subsidiaries (the Company) as of June 30, 2008 and 2009, and the related consolidated statements of operations, preferred stock, stockholders' deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2009. In connection with our audits of the consolidated financial statements, we also have audited the financial statement Schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nexsan Corporation and subsidiaries as of June 30, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Los Angeles, California
December 23, 2009, except as to
    note 17, which is as
    of March 16, 2010

NEXSAN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

				Pro Forma Stockholders' Equity (note 1) as of December 31, 2009
	As of June 30,
			As of December 31, 2009
	2008	2009
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,500	$9,092	$10,760
Trade accounts receivable, net of allowance for doubtful accounts of $14, $1, and $36, respectively	9,810	11,384	11,136
Inventories	5,940	4,952	7,053
Prepaid expenses and other current assets	2,527	1,592	1,807

Total current assets	26,777	27,020	30,756
Property and equipment, net	2,014	1,595	1,650
Other non-current assets	319	242	440

Total assets	$29,110	$28,857	$32,846

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$6,701	$5,629	$6,898
Accrued expenses	4,983	3,864	3,488
Deferred revenue	2,778	1,687	1,993
Notes payable, excluding long-term portion	2,554	3,000	10

Total current liabilities	17,016	14,180	12,389

Note payable to related party	—	—	2,580
Notes payable, long-term	10	10	—
Deferred revenue, non-current	620	439	821
Other long-term liabilities	2,664	2,113	4,626

Total liabilities	20,310	16,742	20,416

Commitments and contingencies
Redeemable convertible preferred stock:
Series A, $0.001 par value.
Authorized, 8,201,878 shares; issued and outstanding, 4,163,229 shares at June 30, 2008 and 2009 and December 31, 2009 (unaudited); liquidation preference of $17,340 at June 30, 2008 and 2009 and December 31, 2009 (unaudited); no shares issued and outstanding pro forma (unaudited)	15,431	15,431	15,431	$—
Series C, $0.001 par value.
Authorized, 2,857,142 shares; issued and outstanding, 2,352,947 shares at June 30, 2008 and 2009 and December 31, 2009 (unaudited); liquidation preference of $12,353 at June 30, 2008 and 2009 and December 31, 2009 (unaudited); no shares issued and outstanding pro forma (unaudited)	11,998	11,998	11,998	—

Total redeemable convertible preferred stock	27,429	27,429	27,429	—

Stockholders' deficit:
Series B preferred stock, $0.001 par value. Authorized, issued, and outstanding, 1 share at June 30, 2008 and 2009 and December 31, 2009 (unaudited); no shares issued and outstanding pro forma (unaudited)	—	—	—	—
Common stock, $0.001 par value. Authorized, 20,369,550 shares; issued and outstanding, 4,327,775 shares at June 30, 2008, 4,383,047 at June 30, 2009, 4,396,910 at December 31, 2009 (unaudited) and 11,377,369 at December 31, 2009 pro forma (unaudited)	4	4	4	11
Exchangeable stock in wholly-owned subsidiary, no par value.
Authorization based on common share authorization; issued and outstanding, 464,283 at June 30, 2008 and 2009 and December 31, 2009 (unaudited) and no shares issued and outstanding pro forma (unaudited)	3,033	3,033	3,033	—
Additional paid-in capital	17,943	18,561	18,921	49,376
Note receivable from stockholder	(35)	(37)	(37)	(37)
Accumulated other comprehensive loss	(1,445)	(2,253)	(2,852)	(2,852)
Accumulated deficit	(38,129)	(34,622)	(34,068)	(34,068)

Total stockholders' equity (deficit)	(18,629)	(15,314)	(14,999)	$12,430

Total liabilities and stockholders' deficit	$29,110	$28,857	$32,846

See accompanying notes to consolidated financial statements.

NEXSAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Revenue	$49,774	$62,676	$60,895	$32,498	$34,311
Cost of revenue	35,750	40,754	35,544	18,840	20,253

Gross profit	14,024	21,922	25,351	13,658	14,058
Operating expenses:
Research and development	3,938	5,364	5,316	2,593	3,302
Sales and marketing	8,055	10,444	11,112	5,495	7,532
General and administrative	3,114	6,289	4,678	2,804	2,620
Postponed public offering costs	—	3,447	449	—	—

Total operating expenses	15,107	25,544	21,555	10,892	13,454

Income (loss) from operations	(1,083)	(3,622)	3,796	2,766	604
Other income (expense):
Interest expense	(1,453)	(2,018)	(700)	(602)	(253)
Foreign currency transaction gain (loss)	(449)	166	402	880	567
Other income (expense), net	870	303	288	221	(244)
Loss on extinguishment and modification of debt	(1,058)	(197)	—	—	—

Total other income (expense)	(2,090)	(1,746)	(10)	499	70

Income (loss) before income taxes	(3,173)	(5,368)	3,786	3,265	674
Income tax benefit (expense)	148	35	(279)	(425)	(177)

Net income (loss)	$(3,025)	$(5,333)	$3,507	$2,840	$497

Net income (loss) per share, basic	$(0.61)	$(1.09)	$0.23	$0.34	$0.00

Net income (loss) per share, diluted	$(0.61)	$(1.09)	$0.22	$0.24	$0.00

Shares used in computing net income (loss) per share, basic	4,923	4,910	4,827	4,813	4,851
Shares used in computing net income (loss) per share, diluted	4,923	4,910	5,154	11,693	4,851
Pro forma net loss per share, basic and diluted (unaudited)			$(0.32)		$(0.57)

Shares used in computing pro forma net loss per share, basic and diluted (unaudited)			11,706		11,730

See accompanying notes to consolidated financial statements.

NEXSAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Preferred Stock, Stockholders' Deficit and Comprehensive Income (Loss)
(in thousands)

	Redeemable convertible preferred stock
	Series A		Series C		Common stock		Exchangeable stock			Notes receivable from stockholders	Accumulated other comprehensive loss
									Additional paid-in capital			Accumulated deficit	Total stockholders' deficit	Comprehensive income (loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances at June 30, 2006	4,163	15,431	—	—	4,647	5	342	2,186	17,220	(3,534)	(1,607)	(29,771)	(15,501)
Issuance of preferred stock for cash, net of issuance costs of $355	—	—	1,429	7,145	—	—	—	—	—	—	—	—	—
Conversion of bridge debt to preferred stock	—	—	924	4,284	—	—	—	—	—	—	—	—	—
Beneficial debt conversion	—	—	—	569	—	—	—	—	—	—	—	—	—
Exercise of warrants	—	—	—	—	9	—	—	—	39	—	—	—	39
Modification of warrant	—	—	—	—	—	—	—	—	1	—	—	—	1
Stock-based compensation	—	—	—	—	—	—	—	—	604	—	—	—	604
Interest on stockholders' notes	—	—	—	—	—	—	—	—	151	(151)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,025)	(3,025)	(3,025)
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	—	383	—	383	383

Total comprehensive loss														(2,642)

Balances at June 30, 2007	4,163	15,431	2,353	11,998	4,656	5	342	2,186	18,015	(3,685)	(1,224)	(32,796)	(17,499)
Issuance of stock for services	—	—	—	—	72	—	122	847	497	—	—	—	1,344
Beneficial conversion feature related to convertible bridge debt	—	—	—	—	—	—	—	—	1,756	—	—	—	1,756
Stock-based compensation	—	—	—	—	—	—	—	—	1,324	—	—	—	1,324
Interest on stockholders' notes	—	—	—	—	—	—	—	—	82	(82)	—	—	—
Cancellation of stockholders' notes	—	—	—	—	(400)	(1)	—	—	(3,731)	3,732	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(5,333)	(5,333)	(5,333)
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	(221)	—	(221)	(221)

Total comprehensive loss														(5,554)

Balances at June 30, 2008	4,163	15,431	2,353	11,998	4,328	4	464	3,033	17,943	(35)	(1,445)	(38,129)	(18,629)
Exercise of warrants	—	—	—	—	42	—	—	—	1	—	—	—	1
Exercise of stock options	—	—	—	—	13	—	—	—	25	—	—	—	25
Stock-based compensation	—	—	—	—	—	—	—	—	590	—	—	—	590
Interest on stockholder's note	—	—	—	—	—	—	—	—	2	(2)	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	3,507	3,507	3,507
Foreign currency translation loss	—	—	—	—	—	—	—	—	—	—	(808)	—	(808)	(808)

Total comprehensive income														$2,699

Balances at June 30, 2009	4,163	$15,431	2,353	$11,998	4,383	$4	464	$3,033	$18,561	$(37)	$(2,253)	$(34,622)	$(15,314)
Cumulative effect of change in accounting principle–adoption of ASC 815-40 (unaudited)	—	—	—	—	—	—	—	—	(220)	—	—	57	(163)

Adjusted balance at July 1, 2009	4,163	$15,431	2,353	$11,998	4,383	$4	464	$3,033	$18,341	$(37)	$(2,253)	$(34,565)	$(15,477)
Exercise of stock options (unaudited)	—	—	—	—	14	—	—	—	35	—	—	—	35
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	545	—	—	—	545
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	497	497	497
Foreign currency translation loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(599)	—	(599)	(599)

Total comprehensive loss (unaudited)														$(102)

Balances at December 31, 2009 (unaudited)	4,163	$15,431	2,353	$11,998	4,397	$4	464	$3,033	$18,921	$(37)	$(2,852)	$(34,068)	$(14,999)

See accompanying notes to consolidated financial statements.

NEXSAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(3,025)	$(5,333)	$3,507	$2,840	$497
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,887	1,130	881	476	476
Amortization of intangible assets	401	—	—	—	—
Stock compensation expense (credit)	986	3,473	337	(306)	1,434
Amortization of discounts and deferred costs related to notes payable	296	1,525	446	446	104
Gain on revaluation of note conversion features	(623)	(51)	(155)	(163)	—
Loss on revaluation of warrant liability	—	—	—	—	260
Loss on extinguishment and modification of debt	1,058	197	—	—	—
Changes in operating assets and liabilities, net of effect of acquisition:
Trade accounts receivable	(529)	(3,113)	(2,264)	(2,520)	92
Inventories	1,823	(1,617)	608	1,182	(2,206)
Prepaid expenses and other current assets	457	(103)	286	34	(215)
Other non-current assets	(173)	17	81	76	(63)
Accounts payable	(2,111)	3,859	(361)	(952)	1,365
Accrued expenses	514	1,591	(876)	(354)	(371)
Deferred revenue	1,223	1,030	(1,199)	(802)	705
Other long-term liabilities	(344)	(14)	(141)	(36)	98

Net cash provided by (used in) operating activities	1,840	2,591	1,150	(79)	2,176

Cash flows from investing activities:
Capital expenditures	(1,078)	(1,407)	(678)	(299)	(517)
Change in restricted cash	—	—	500	500	—

Net cash provided by (used in) investing activities	(1,078)	(1,407)	(178)	201	(517)

Cash flows from financing activities:
Proceeds from borrowings under revolving line of credit	—	—	3,000	—	—
Proceeds from issuance of notes payable	10,485	—	—	—	—
Proceeds from issuance of note payable to related party	—	—	—	—	3,600
Payments on notes payable	(9,085)	(2,600)	(3,000)	—	—
Payments on revolving line of credit	—	—	—	—	(3,000)
Deferred financing fees	—	—	(20)	—	(154)
Issuance of Series C redeemable convertible preferred stock	7,145	—	—	—	—
Proceeds from exercise of stock options	—	—	25	12	35
Proceeds from warrant exercises	39	—	—	—	—

Net cash provided by (used in) financing activities	8,584	(2,600)	5	12	481

Net increase (decrease) in cash and cash equivalents	9,346	(1,416)	977	134	2,140
Effect of foreign exchange rates on cash and cash equivalents	224	(241)	(385)	(554)	(472)
Cash and cash equivalents at beginning of period	587	10,157	8,500	8,500	9,092

Cash and cash equivalents at end of period	$10,157	$8,500	$9,092	$8,080	$10,760

Supplemental disclosures:
Cash paid for interest	$513	$80	$676	$12	$34
Cash paid for income taxes	—	—	641	410	274
Non-cash investing and financing activity:
Conversion of convertible bridge debt to stockholders and accrued interest to Series C redeemable convertible preferred stock	4,284	—	—	—	—
Value assigned to conversion feature in connection with convertible bridge debt	438	1,943	—	—	—
Surrender of notes receivable from stockholders, including accrued interest, and cancellation of restricted stock	—	3,732	—	—	—
Fair value of Series C redeemable convertible preferred stock warrant issued in connection with note payable to related party	—	—	—	—	1,106

See accompanying notes to consolidated financial statements.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Description of Business and Significant Accounting Policies

(a) Description of Business

        Nexsan Corporation (the Company), a Delaware corporation, was incorporated in November 2000. The Company provides capacity optimized disk-based storage systems designed for the long-term storage of digital information. The Company's solutions help organizations overcome the challenges they face storing and accessing growing amounts of fixed content over longer periods of time. The Company has three wholly-owned operating subsidiaries, which are located in California (Nexsan Technologies, Inc.), England (Nexsan Technologies, Ltd.), and Montreal (Nexsan Technologies Canada, Inc.)

(b) Basis of Presentation

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S.

(c) Principles of Consolidation

        The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(d) Unaudited Interim Financial Information

        The consolidated balance sheet as of December 31, 2009, the consolidated statements of operations and cash flows for the six months ended December 31, 2008 and 2009, and the consolidated statements of preferred stock, stockholders' deficit and comprehensive income (loss) for the six months ended December 31, 2009 are unaudited. The amounts as of December 31, 2009 and for the six months ended December 31, 2008 and 2009 included within the notes to consolidated financial statements are also unaudited. In the opinion of the Company's management, the unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and all adjustments (which include normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows, and change in preferred stock, stockholders' deficit and comprehensive income (loss) at December 31, 2009 and for the six months ended December 31, 2008 and 2009 have been made. Interim results are not necessarily indicative of the results that will be achieved for the year, for any other interim period, or for any future year.

(e) Unaudited Pro Forma Stockholders' Equity

        The Company has filed a registration statement with the U.S. Securities and Exchange Commission to sell shares of its common stock to the public. The unaudited pro forma stockholders' equity gives effect, upon completion of the initial public offering, to the conversion of all of the outstanding shares of Series A and C redeemable convertible preferred stock and exchangeable stock into 6,980,459 shares of common stock based on the number of shares of Series A and C redeemable convertible preferred stock and exchangeable stock outstanding at December 31, 2009.

        The IPO Bonus Shares, which are not included in the unaudited pro forma stockholders' equity, will be issued to certain executive officers upon completion of the Company's initial public offering, as defined in note 5. Based on an assumed initial public offering price of $11.00 per share, the Company would incur an expense in the amount of $7,201,000, resulting in an increase in pro forma accumulated deficit. The Company would pay the bonus in cash of $3,213,000, representing

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

the recipients' tax withholdings, and issue approximately 362,598 shares valued at $3,988,000. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the redeemable convertible preferred stock and exchangeable stock of $12.4 million would be reduced by $3.2 million to $9.2 million assuming the issuance of the IPO Bonus Shares.

(f) Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires company management to make a number of judgments, estimates, and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition, provisions for product warranties granted to customers, valuation allowances for receivables, inventories, and deferred income tax assets, and valuation of stock-based compensation, warrants, and conversion features associated with notes payable.

        The Company bases its estimates and judgments on historical experience and on various other assumptions that it believes are reasonable under the circumstances. However, the current economic climate has increased the uncertainty inherent in such estimates and judgments, and future events are subject to change and the best estimates and judgments routinely require adjustment. Actual results could differ from these estimates.

(g) Revenue Recognition

        The Company derives revenue from sales of hardware systems, software systems, and services, as defined below. The Company sells its products primarily through channel partners including resellers, original equipment manufacturers and systems integrators. Revenues from product sales are recognized when persuasive evidence of an arrangement exists, product has shipped or delivery has occurred (depending on when title passes), the sales price is fixed or determinable and free of contingencies and significant uncertainties, and collection is reasonably assured. The Company's fee is considered fixed or determinable at the execution of an agreement, based on specific products and quantities to be delivered at specified prices. The Company's agreements generally do not include acceptance provisions. To the extent that agreements contain such terms, revenue is recognized once the acceptance provisions have been met. The Company does not offer price protection or stock rotation rights. The Company assesses the ability to collect from channel partners based on a number of factors, including creditworthiness and past transaction history. If the channel partner is not deemed creditworthy, all revenue from the arrangement is deferred until payment is received and all other revenue recognition criteria have been met. Shipping charges are generally paid by the Company's channel partners. However, shipping charges, when billed to channel partners, are recorded as revenue and the related shipping costs are included in cost of revenue.

        A reserve for sales returns is established based on the Company's historical experience with returns. The Company monitors and analyzes the accuracy of sales returns estimates by reviewing actual returns and adjusts the reserves for future expectations to determine the adequacy of current and future reserve needs. If actual future returns and allowances differ from past experience and expectations, additional allowances may be required.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

        The Company has arrangements with its channel partners to reimburse them for cooperative marketing costs meeting specified criteria. In accordance with FASB Accounting Standards Codification (ASC) 605-50, Revenue Recognition, Customer Payments and Incentives (ASC 605-50), reimbursements to the channel partners meeting such specified criteria are recorded within sales and marketing expenses in the consolidated statements of operations. Those marketing costs not meeting these criteria are recorded as a reduction of revenue.

  Hardware Systems Sales

        Hardware systems sales consist of the sales of RAID storage products. Software is incidental to the functionality of these products. Accordingly, the Company applies the provisions of Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and all related interpretations.

        Hardware system sales may also include sales of premium and extended warranties. For multiple element arrangements that include hardware systems and premium and extended warranties, the Company recognizes revenue in accordance with ASC 605-25, Revenue Recognition, Multiple-Element Arrangements (ASC 605-25). The Company has determined that it has objective and reliable evidence of fair value, in accordance with ASC 605-25, to allocate revenue separately to hardware and hardware warranties. Accordingly, revenue for hardware components is generally recognized upon shipment, which is when the risk of loss is transferred to the buyer. In accordance with ASC 605-20, Revenue Recognition, Services (ASC 605-20), the Company recognizes revenue relating to its premium and extended hardware warranties ratably over the premium and extended warranty period, which is generally one to three years.

  Software Systems Sales

        Software systems sales consist of the sale of the Company's Assureon and DATABeast products where software has been determined to be essential to the functionality of the product. Accordingly, the Company accounts for revenues from Assureon and DATABeast sales in accordance with ASC 985-605, Software, Revenue Recognition.

        The Company's software systems sales comprise multiple elements, which include hardware, software, installation, training, hardware maintenance, and software support. A system is considered delivered for revenue recognition purposes when the system is installed, training is provided, and the system is working as expected. Software support includes telephone support, bug fixes, and unspecified software upgrades and enhancements, on a when-and-if available basis, over the term of the support period. Hardware maintenance and software support are considered post-contract customer support (PCS), under ASC 985-605. Prior to the fourth quarter of fiscal year 2008, the Company did not have vendor-specific objective evidence (VSOE) of fair value for its PCS. Accordingly, in these instances, the Company recognized all of the revenue elements from software systems sales ratably over the support period, which is typically one year. Effective in the fourth quarter of fiscal year 2008, the Company was able to establish VSOE of fair value for PCS on certain arrangements based on a stated renewal rate for PCS services, which the Company determined are substantive, and in these instances, the Company allocates revenue to the delivered elements using the residual method. The stated renewal rate is the rate billed for the first year PCS services and is computed in order to provide a competitive offering to our customers and provide a higher gross margin than the Company's product gross margins.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

  Services Revenue

        Services revenue consists of installation services, hardware maintenance and training. Installation services are not considered essential to the functionality of the Company's products as these services do not alter the product capabilities, do not require specialized skills, and may be performed by the Company's customers or other vendors. Installation services revenues are recognized upon completion of the installation due to their short duration. Hardware maintenance includes the premium and extended warranties discussed above. Training revenue is recognized as the training services are delivered.

  Evaluation Units

        Certain hardware products are shipped as evaluation units whereby the customer is under no obligation to buy until it determines the product is acceptable. If the customer does not wish to purchase the product, it is returned to the Company and the customer is under no further obligation, assuming the product is in good condition. For these transactions, the Company does not recognize revenue until the product is accepted by the customer, which is evidenced by the earlier of a valid purchase order or full cash payment. Evaluation units at customer locations are included in inventory in the accompanying consolidated balance sheets.

(h) Product Warranty Liability

        The Company generally warrants its products for a period of three years. A provision for estimated future warranty costs is recorded when revenue is recognized and is included in cost of revenue. The Company's estimate of product warranty liability involves many factors, including the number of units shipped, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded product warranty liability and adjusts the amounts as necessary. The Company classifies the portion of the product warranty liability that it expects to incur in the next 12 months as a current liability. The Company classifies the portion of the product warranty liability that it expects to incur more than 12 months in the future as a long-term liability.

(i) Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments, including money market funds, with a maturity of ninety days or less at the time of purchase. Cash equivalents consist of certificates of deposit, which are stated at fair value. Total cash equivalents were $0, $2.0, and $0 million (unaudited) at June 30, 2008, June 30, 2009 and December 31, 2009, respectively.

        The Company had $500,000 of restricted cash as of June 30, 2008 to meet a minimum balance requirement in connection with a revolving loan payable to a bank. This restricted cash balance was included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. In July 2008, the revolving loan payable agreement was amended, and the minimum balance requirement was removed.

(j) Trade Accounts Receivable

        The Company is exposed to credit risk as a result of extending uncollateralized trade credit to customers.

        The Company maintains an allowance for doubtful trade accounts receivable. This reserve is established based upon an analysis of specific exposures. The provision for doubtful accounts is

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

recorded as a charge to general and administrative expense. The allowance for doubtful accounts as of June 30, 2008 and 2009 and December 31, 2009 was $14,000, $1,000, and $36,000 (unaudited), respectively.

(k) Inventories

        Inventories include material and related manufacturing overhead and are stated at the lower of cost or market. Cost is determined using the average-cost method. The Company reduces the value of its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value. Allowances, once established, are not reversed until the related inventory has been sold or scrapped.

(l) Property and Equipment

        Property and equipment are stated at cost, subject to adjustments for impairment.

        Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives are as follows:

Machinery and equipment	2 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of estimated useful life or lease term

(m) Intangible Assets

        Intangible assets acquired in a business combination and in an asset acquisition of a development-stage company were amortized on a straight-line basis in sales and marketing expense (assembled work force and non-compete agreements) and cost of revenue (developed technology) over the following useful lives:

Assembled workforce	2 years
Non-compete agreements	2 years
Developed technology	5 years

        The intangible assets were fully amortized as of June 30, 2007. Amortization expense included in the consolidated statements of operations amounted to $401,000 for year ended June 30, 2007.

(n) Derivative Financial Instruments

        The Company applies the provisions of the ASC 815, Derivatives and Hedging (ASC 815) which requires that all derivatives be recorded on the balance sheet at fair value. The Company had recorded derivative liabilities related to the conversion rights held by holders of the Company's convertible bridge debt in the event of a defined disposition or financing transaction (see note 7).

(o) Research and Development and Software Development Cost

        All costs to develop the Company's products are expensed as incurred. In accordance with ASC 985-20, Software, Costs of Software to be Sold, Leased, or Marketed (ASC 985-20), software development costs are capitalized beginning when a product's technological feasibility has been established and ending when the product is available for general release to customers. Generally, the Company's products are released for sale soon after technological feasibility has been

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

established. As a result, costs subsequent to achieving technological feasibility have not been significant and all software development costs have been expensed as incurred.

(p) Advertising Costs

        Advertising costs are expensed as incurred. Advertising costs for the years ended June 30, 2007, 2008 and 2009 were $54,000, $11,000, and $109,000, respectively, and for the six months ended December 31, 2008 and 2009 were $37,000 and $66,000 (unaudited), respectively.

(q) Stock Option Plan

        The Company estimates the value of fixed stock-based awards on the date of grant or modification using the Black-Scholes option pricing model. For stock-based awards subject to graded vesting, the Company has utilized the straight-line method for recognizing compensation cost by period and a single option award approach. The fair value of awards expected to vest is amortized over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period.

        For the years ended June 30, 2007, 2008 and 2009, the Company recorded stock-based compensation expense of $986,000, $3.5 million, and $337,000 respectively, in accordance with ASC 718, Compensation—Stock Compensation (ASC 718). For the six months ended December 31, 2008 and 2009, stock-based compensation expense (credit) was ($306,000) and $1.4 million (unaudited), respectively.

        Given the absence of an active market for the Company's common stock prior to this offering, the Company's board of directors determined the fair value of the Company's common stock in connection with the Company's grant of options and stock awards. In periods prior to June 30, 2007, the Company's board of directors made such determinations based on valuation criteria and analyses, the business, financial, and venture capital experience of the individual directors, and input from management.

        In connection with the preparation of the Company's consolidated financial statements in anticipation of a potential initial public offering (IPO), valuations were performed to estimate the fair value of the Company's common stock for financial reporting purposes through the use of contemporaneous valuations of the Company's common stock commencing at June 30, 2007.

        Determining the fair value of the Company's common stock requires making complex and subjective judgments. In estimating the fair value of the Company's common stock on a quarterly basis commencing June 30, 2007, the Company employed a two-step approach that first estimated the fair value of the Company as a whole, and then allocated the enterprise value to the Company's common stock. This approach is consistent with the methods outlined in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

        The Company utilized an income approach and two market approaches to estimate the Company's enterprise value. The income approach consisted of the discounted cash flow method, which involved applying appropriate discount rates to estimated future cash flows that are based on forecasts of revenue and costs. These cash flow estimates were consistent with the plans and estimates that management used to manage the business. There is inherent uncertainty in making these estimates. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rates, which ranged from 16.0% to 23.0%. If different discount rates had been used, the valuations would have been different. The market approaches that we used were a comparable public company analysis and a comparable acquisition analysis. Based on the three approaches, the Company arrived at a high and low range for the total equity value of the Company and concluded on the average of the three as the estimated enterprise value.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

        The Company then utilized the option-pricing method to allocate the total equity value to the various securities that comprised the Company's capital structure. Application of this method involved making estimates of the anticipated timing of a potential liquidity event such as a sale of the Company or an IPO. The anticipated timing and likelihood of each scenario was based on the plans of the Company's board of directors and management as of the respective valuation date. Under each scenario, the enterprise value of the Company was allocated to preferred and common shares using the option-pricing method under which values are assigned to each class of the Company's preferred stock and the common stock is viewed as an option on the remaining equity value. The options were then valued using the Black-Scholes option pricing model, which required estimates of the volatility of the Company's equity securities. Estimating volatility of the share price of a privately held company is complex because there is no readily available market price for the shares. The volatility of the stock was based on available information on volatility of stocks of publicly traded companies in the Company's industry. Had the Company used different estimates of volatility, the allocations between preferred and common shares would have been different. The option-pricing method resulted in an estimated fair value per share of the Company's common stock that was reduced for lack of marketability by a discount of 5.0% to 17.5% in the valuations. The discounts for lack of marketability at each valuation date were determined by considering restricted stock and studies of pre-IPO company valuations.

        Information regarding stock option grants to the Company's employees and non-employee members of its board of directors for the years ended June 30, 2007, 2008, 2009, and the six months ended December 31, 2009 is summarized as follows:

Grant Date	Number of Shares Subject to Option Granted	Exercise Price Per Share	Fair Market Per Share	Intrinsic Value Per Share
September 2006	11,632	$6.45	$4.20	$—
January 2007	3,809	6.45	3.78	—
April 2007	49,511	6.45	3.78	—
June 2007	36,472	6.45	5.36	—
September 2007	81,225	6.45	6.51	0.06
October 2007	9,521	6.83	6.83	—
November 2007	1,904	6.93	6.93	—
December 2007	7,618	6.93	7.04	0.11
January 2008(1)	352,380	9.13	7.04	—
April 2008	39,514	7.56	7.56	—
September 2008	77,732	7.46	7.04	—
October 2008	204,244	6.93	6.83	—
December 2008	277,079	6.93	6.62	—
February 2009	48,266	6.51	6.51	—
April 2009	32,140	6.51	6.51	—
July 2009 (unaudited)	69,516	6.93	6.93	—
October 2009 (unaudited)	19,997	7.04	7.04	—
November 2009 (unaudited)	90,909	7.35	7.35	—
(1)
The exercise price per share compounds annually at a rate of 3.23%.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

(r) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some or all or any deferred tax assets will not be realized.

(s) Net Income (Loss) per Share

        The Company computes net income (loss) per share in accordance with ASC 260, Earnings Per Share (ASC 260). Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for that period. Diluted net income (loss) per share is computed giving effect to all dilutive potential shares that were outstanding during the period. Dilutive potential common shares consist of common shares issuable upon exercise of stock options and warrants, and conversions of preferred stock and conversions of debt. For the years ended June 30, 2007 and 2008, and the six months ended December 31, 2009 all potential common shares were anti-dilutive. Accordingly, for these periods diluted net loss per share is equivalent to basic net loss per share. For the six months ended December 31, 2008, certain potential common shares, primarily consisting of preferred stock, options and warrants, were considered dilutive. For the year ended June 30, 2009, certain potential common shares, primarily consisting of options and warrants, were considered dilutive. The Company's preferred stock has been determined to be participating securities, but does not participate in losses; therefore, all losses are attributable to common stock.

        The calculations for pro forma net income per share give effect to (1) the conversion of all outstanding shares of preferred stock into common stock as of the beginning of the period and (2) the issuance of the IPO Bonus Shares (note 5) as of the beginning of the period. In the calculations for the year ended June 30, 2009 and the six months ended December 31, 2009, certain potential common shares were considered anti-dilutive.

(t) Impairment of Long-Lived Assets

        In accordance with ASC 360, Property, Plant, and Equipment (ASC 360), long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheet. The Company has considered the potential for impairment of long-lived assets, and

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

no impairment has been recognized during the years ended June 30, 2007, 2008 and 2009, and the six months ended December 31, 2009.

(u) Foreign Currency Translation and Comprehensive Loss

        The financial statements of the Company's subsidiaries in the United Kingdom, U.K., and Canada use the respective local currency as their functional currency. The U.K. subsidiaries' functional currency is the British pound and the Canadian subsidiary's functional currency is the Canadian dollar. Assets and liabilities of the foreign operations are translated at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the weighted-average rate of exchange during the reporting period. Translation gains or losses are included in accumulated other comprehensive loss in the stockholders' deficit section of the consolidated balance sheets.

        The Company has not engaged in foreign currency hedging activities.

(v) Fair Value of Financial Instruments

        The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value because of the short maturity of these instruments or the variable nature of the underlying interest rates.

        The Company measures and reports its investments in money market funds at fair value on a recurring basis. The fair value of the Company's investments in money market funds is equal to the net asset value as reported by the funds. Such instruments are classified as Level 1 and are included in cash and cash equivalents. The Company has utilized a valuation model to determine the fair value of the outstanding warrants. The inputs to the model include fair value of the stock related to the warrant, exercise price of the warrant, expected term, volatility and risk free interest rate. As several significant inputs are not observable, the overall fair value measurement of the warrant is classified as Level 3.

        The following table summarizes the Company's financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

		Fair Value Measurement Using
	Total Fair Value as of December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
	(unaudited) (in thousands)
Assets:
Money market funds	$8,477	$8,477	$—	$—
Liabilities:
Warrants	1,568	—	—	1,568

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

        The following table summarizes the change in the fair value of the Company's Level 3 warrants during the six months ended December 31, 2009:

Six Months Ended December 31, 2009
(unaudited) (in thousands)
Fair value, July 1, 2009	$202
Fair value for issuance of warrant	1,106
Fair value adjustment of warrants	260

Fair value, December 31, 2009	$1,568

(w) New Accounting Pronouncements

        In September 2006, the FASB issued guidance which defines fair value, establishes a framework for measuring fair value, and expands fair value measurement disclosures. In February 2008, the FASB issued additional guidance which deferred the effective date of the fair value guidance to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities except for items that are recognized or disclosed at fair value on a recurring basis at least annually. The Company adopted the fair value guidance effective for fiscal year 2009 except for those items specifically deferred and is currently assessing the financial statement impact of the full adoption of this guidance.

        In February 2007, the FASB issued guidance which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The provisions of this guidance are effective for fiscal years beginning after November 15, 2007. The Company adopted these changes effective for fiscal year 2009, and the adoption had no impact on the Company's consolidated results of operations or financial position.

        In May 2009, the FASB issued a new standard to incorporate the accounting and disclosure requirements for subsequent events into U.S. generally accepted accounting principles. This standard introduces new terminology, defines a date through which management must evaluate subsequent events, and lists the circumstances under which an entity must recognize and disclose events or transactions occurring after the balance sheet date. The Company adopted the standard as of June 30, 2009, which was the required effective date.

        In December 2007, the FASB issued a new standard which establishes principles and requirements for how an acquirer in a business combination: (i) recognizes and measures in its consolidated financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the consolidated financial statements to evaluate the nature and financial effects of the business combination. The new standard is to be applied prospectively to business combinations for which the acquisition date is on or after an entity's fiscal year that begins after December 15, 2008 which is the Company's fiscal year beginning July 1, 2009. The Company will apply the provisions of this standard to any future acquisition.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

        In March 2008, the FASB issued a new standard which updates guidance regarding disclosure requirements for derivative instruments and hedging activities. It responds to constituents' concerns that prior guidance does not provide adequate information about how derivative and hedging activities affect an entity's financial position, financial performance, and cash flows. The disclosure of fair values of derivative instruments and their gains and losses in a tabular format, as required by the new standard should provide a more complete picture of the location in an entity's financial statements of both the derivative positions existing at period-end and the effect of using derivatives during the reporting period. The Company adopted the new standard as of July 1, 2009, which was the required effective date.

        In June 2008, the FASB provided guidance in assessing whether an equity-linked financial instrument (or embedded feature) is indexed to an entity's own stock for purposes of determining the appropriate accounting treatment. This guidance was effective for fiscal years beginning after December 15, 2008. As a result of the adoption of the new guidance on July 1, 2009, a warrant for common stock issued in connection with a note payable that has a down round anti-dilution provision was determined to not be indexed to the Company's stock and therefore required classification as a liability. On July 1, 2009, the Company recorded a warrant liability of $163,000 and recorded a cumulative effect of change in accounting principle of $57,000 as a reduction of accumulated deficit representing the decline in fair value between the warrant issuance date and the adoption date. Additionally, warrants subject to this guidance are adjusted to fair value at the end of each reporting period.

        In June 2009, the FASB issued Accounting Standards Update (ASU) 2009-01, Topic 105, Generally Accepted Accounting Principles—Amendments based on Statement of Financial Accounting Standards No. 168—The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (ASC 105), to establish the sole source of authoritative U.S. Generally Accepted Accounting Principles recognized by the FASB, excluding Securities and Exchange Commission guidance, to be applied by nongovernmental entities. The guidance in ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted ASC 105 as of July 1, 2009.

        In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force to amend certain guidance in ASC 605-25. The amended guidance in ASC 605-25 (1) modifies the separation criteria by eliminating the criterion that requires objective and reliable evidence of fair value for the undelivered item(s) and (2) eliminates the use of the residual method of allocation and instead requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price.

        The FASB also issued ASU 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, to amend the scope of arrangements under ASC 985-605 to exclude tangible products containing software components and non-software components that function together to deliver a product's essential functionality.

        The amended guidance in ASC 605-25 and ASC 985-605 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early application and retrospective application permitted. The Company will apply the amended guidance in ASC 985-605, concurrently with the amended guidance in ASC 605-25,

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(1) Description of Business and Significant Accounting Policies (Continued)

beginning on July 1, 2010. The Company is in the process of evaluating the impact the amendments to ASC 605-25 and ASC 985-605 will have on its consolidated financial statements.

        The FASB issued ASU 2009-12, Fair Value Measurements and Disclosures: Investments in Certain Entities that Calculate Net Asset Value per Share, to amend ASC 820, which permits a reporting entity, as a practical expedient, to measure fair value of an investment on the basis of net asset value per share of the investment (or its equivalent) if the net asset value of the investment is calculated in a manner consistent with the measurement principles of ASC 946 as of the reporting entity's measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with ASC 820. The Company adopted these changes effective for fiscal year 2010, and the adoption had no impact on the Company's consolidated results of operations or financial position.

        From time to time, new accounting pronouncements are issued by the FASB that are adopted by the Company as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's consolidated financial statements upon adoption.

(x) Concentration of Risk

        The Company's cash is invested with financial institutions in deposits that, at times, may exceed federally-insured limits. Management believes that the institutions are financially sound, and accordingly, that minimal credit risk exists. The Company has not experienced any losses on its cash deposits.

        The Company does not require collateral to support credit sales. The maximum credit loss that could result from a customers' failure to repay is limited to the recorded accounts receivable balances.

        No customer represented greater than 10% of revenue or trade accounts receivable.

(2) Inventories

        Inventories are summarized as follows:

	June 30,
			December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Components	$5,383	$4,904	$6,780
Work in process	557	42	125
Finished goods	—	6	148

	$5,940	$4,952	$7,053

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Property and Equipment

        Property and equipment are summarized as follows:

	As of June 30,
			As of December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Machinery and equipment	$8,129	$7,596	$8,044
Furniture and fixtures	445	422	433
Leasehold improvements	400	401	399

	8,974	8,419	8,876
Less accumulated depreciation and amortization	(6,960)	(6,824)	(7,226)

	$2,014	$1,595	$1,650

        Depreciation and amortization expense for the years ended June 30, 2007, 2008 and 2009 was $1.9 million, $1.1 million, and $881,000, respectively. Depreciation and amortization expense for the six months ended December 31, 2008 and 2009 was $476,000 and $476,000 (unaudited), respectively.

(4) Accrued Expenses

        Accrued expenses are summarized as follows:

	June 30,
			As of December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Accrued compensation	$1,373	$1,443	$1,622
Accrued warranty	794	602	586
Other	2,816	1,819	1,280

	$4,983	$3,864	$3,488

(5) Commitments and Contingencies

(a) Leases

        The Company has several non-cancelable operating leases that expire through January 2013. Certain leases require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases, including month-to-month leases, during the years ended June 30, 2007, 2008 and 2009 was $698,000, $663,000 and $638,000, respectively, and during the six months ended December 31, 2008 and 2009 was $330,000 and $321,000 (unaudited), respectively.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Commitments and Contingencies (Continued)

        Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2009 are as follows:

Operating leases
(in thousands)
Year ending June 30:
Remaining six months of fiscal year 2010	$325
2011	657
2012	276
2013	55

Total minimum lease payments	$1,313

(b) Product Warranties

        The Company provides basic limited warranties for its hardware products. The warranty period generally covers three years from the date of purchase.

        A summary of the Company's accrued warranty liability activity follows:

	June 30,
			December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Balance at beginning of the period	$1,566	$1,400	$1,067
Accrual for product warranty issued	816	563	289
Settlements	(982)	(896)	(333)

Balance at end of the period	1,400	1,067	1,023
Less: current portion included in accrued expenses	(794)	(602)	(586)

Long-term portion included in other long-term liabilities	$606	$465	$437

(c) Non-cancelable Purchase Commitments

        The Company outsources the production of its hardware to third-party contract manufacturers. In addition, the Company enters into various inventory-related purchase commitments with these contract manufacturers and suppliers. The Company had $5.6 million and $8.6 million (unaudited) in non-cancelable purchase commitments with these providers as of June 30, 2009 and December 31, 2009, respectively. The Company expects to sell all products which it has committed to purchase from these providers.

(d) Equity-Based Incentives

        The Company has entered into agreements with certain officers to provide for awards of shares of the Company's common stock on the date following the completion by the Company's initial

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Commitments and Contingencies (Continued)

public offering (IPO Bonus Shares). The number of IPO Bonus Shares these officers are entitled to receive is calculated by dividing the "IPO Bonus Value" for each officer by the initial public offering price per share, net of the number of shares withheld by the Company having a fair market value equal to the amount of federal, state, and local income and employment taxes to be withheld with respect to the IPO Bonus Shares. The IPO Bonus Value varies based on the Company's Pre-IPO Value, which is calculated by multiplying the total number of shares of common stock, preferred stock, and exchangeable stock actually outstanding on a treasury stock basis prior to the IPO by the initial public offering price per share. Assuming a Pre-IPO Value range of $125 million to $150 million, the IPO Bonus Value range would be approximately $6.2 million to $8.3 million, respectively and the additional shares that would be issued range from approximately 341,843 to 382,493 (on an after-tax basis), respectively.

        As a result of the issuance of the IPO Bonus Shares, the Company would incur an expense in the amount equal to the IPO Bonus Value in the quarter of the issuance of the IPO Bonus Shares. If the IPO Bonus Shares were issued as of December 31, 2009, the Company's basic and diluted net income per share of $0.00 and $0.00, would be reduced to a net loss per common share of $(1.29), based on an assumed initial public offering price of $11.00 per share, the midpoint of the range set forth on the cover page of this prospectus, resulting in a Pre-IPO Value of approximately $137.5 million (unaudited). The Company would pay the bonus in cash of $3,213,000, representing the recipients' tax withholdings, and issue approximately 362,598 shares valued at $3,988,000.

(e) Litigation

        In the normal course of business, the Company is subject to various legal proceedings. In the opinion of management, there is no current pending litigation that will have a material effect on the Company's consolidated financial position or results of operations.

(f) Indemnifications

        In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, vendors, lessors, and other parties with respect to certain matters, including, but not limited to, losses arising out of its breach of agreements, product liability, services to be provided, or from intellectual property infringement claims made by third parties. Additionally, the Company has agreed to indemnify its officers, employees, and agents serving at the request of the Company to the fullest extent permitted by applicable law.

        The terms of these indemnification agreements do not have a specific expiration any time after execution of the agreement. The maximum amount of potential future claims could be unlimited. To date, the Company has not paid any amounts to settle claims or defend lawsuits. The Company is unable to reasonably estimate the maximum amount that could be payable under these arrangements since the agreements do not specify a cap on these obligations but are conditional to the unique facts and circumstances involved. Accordingly, to date, the Company has not recorded any liabilities relating to these agreements.

(6) Note Payable To Related Party

        On September 21, 2009, the Company entered into $3.6 million loan payable with a Series C preferred stockholder. Interest on the debt accrues at 12% per annum on the outstanding principal

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Note Payable To Related Party (Continued)

and interest balances compound monthly. The outstanding principal and interest balances are due September 2012. The agreement contains a prepayment penalty of 3% of the principal balance paid prior to maturity. The loan balance is secured by the general assets of the Company. In connection with the issuance of the loan, the Company granted a warrant to the lender to purchase 228,568 shares of the Company's Series C preferred stock at an exercise price of $8.47 per share. The warrant expires in September 2016. The loan balance is shown net of unamortized discount of $1,020,000 at December 31, 2009. (Note 11)

(7) Notes Payable

        Notes payable consist of the following:

	As of June 30,
			As of December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Revolving line of credit	$—	$3,000	$—
Convertible bridge debt to stockholders	10	10	10
Convertible bridge debt, net of unamortized discount of $446 at June 30, 2008	2,554	—	—

Total notes payable	2,564	3,010	10
Less: current portion	2,554	3,000	10

Notes payable, long-term	$10	$10	$—

(a) Revolving Line of Credit

        On March 31, 2004, the Company entered into a revolving loan and security agreement with a bank. The agreement was amended several times, most recently on July 28, 2009, to adjust maximum borrowings, maturity dates, covenants, and interest rates. Discounts and fees associated with the loan have been accounted for in accordance with ASC 470-50, Debt, Modifications and Extinguishments (ASC 470-50), and no charges to loss on modification of debt have been made as a result of the amendments in the consolidated statements of operations presented. The agreement allows for maximum borrowings of $5.0 million subject to limits based on the Company's receivables, an interest rate equal to the prime rate (3.25% at June 30, 2009 and December 31, 2009—unaudited) plus 1.0% on the outstanding balance and an expiration date of July 31, 2011, at which time all outstanding balances are due and payable. Borrowings outstanding under the agreement as of June 30, 2008 and 2009 and December 31, 2009 (unaudited) were $0, $3.0 million and $0, respectively. As of December 31, 2009, available borrowings under the agreement were $5.0 million. An unused fee of 0.25% is assessed on the unused portion of the credit facility. Borrowings are secured by certain assets of the Company, primarily cash, accounts receivable, and inventory. At June 30, 2009 and December 31, 2009, the Company was in compliance with all covenants. At June 30, 2008 the Company had $500,000 of restricted cash to meet a minimum balance requirement. In the accompanying consolidated balance sheets, the restricted cash is included in prepaid expenses and other current assets as of June 30, 2008. In July 2008, the agreement was amended, and the minimum balance requirement was removed. In connection with

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Notes Payable (Continued)

certain amendments to this agreement, the Company issued Series A preferred stock warrants to the lender (note 11).

(b) Convertible Bridge Debt to Stockholders

        On January 27, 2006, the Company entered into $2.0 million of convertible bridge debt with certain stockholders (the January Bridge Debt). On August 8, 2006, the Company entered into an additional $2,000,000 of convertible bridge debt with certain stockholders (the August Bridge Debt). Interest on the debt accrued at 8% per annum on the outstanding principal and interest balances, compounded monthly. The outstanding principal and interest balances were due and payable on the earlier of: (i) August 10, 2010, (ii) the date of a disposition transaction, as defined in such notes, or (iii) the consummation of a financing in which the Company issued equity securities providing gross proceeds to the Company of at least $15.0 million.

        In the event the Company consummated a disposition transaction, as defined above, the debt holders had the option for either: (i) repayment of the debt, including accrued interest and a premium payment of 50% of the outstanding principal or (ii) conversion of the outstanding principal and interest into shares of Series A preferred stock. The conversion price was $4.17 for the January Bridge Debt, or the lower of $4.10 or 66 2/3% of the lowest per share purchase price in the transaction for the August Bridge Debt.

        In the event the Company consummated a financing transaction, as defined above, the debt holders had the option to convert the outstanding principal and interest into shares of the equity securities issued in the financing transaction at a conversion price of 66 2/3% of the lowest per share purchase price in the financing transaction. Alternatively, the holders of the August Bridge Debt could elect for repayment of the debt, including accrued interest and a premium payment of 25% of the outstanding principal.

        The Company determined that the rights held by the debt holders in the event of a disposition or financing transaction were derivatives. The Company's objective in issuing these derivatives was to facilitate the financing transaction. The initial fair value of the derivatives, based on a probability assessment of the payment alternatives, was determined to be $200,000 and $250,000 for the January and August Bridge Debt, respectively, and was recorded as a discount to the debt and a separate liability included in other long-term liabilities in the accompanying consolidated balance sheets. The debt discounts were amortized over the life of the debt using the effective-interest method.

        In March 2007, the Company completed its Series C redeemable, convertible preferred stock offering. As a result, a substantial majority of the holders of the January and August Bridge Debt converted their securities into Series C redeemable, convertible preferred stock. In connection with the conversion, the Company recorded a $1,058,000 loss on extinguishment of debt in the year ended June 30, 2007, consisting of $569,000 attributed to the beneficial debt conversion rate compared to the offering price of the Series C shares, $353,000 representing unamortized debt discounts, and $136,000 resulting from the write-off of origination costs paid to third parties. As a result of changes in the Company's assessment of the probability of the various settlement alternatives under the January and August Bridge Debt, gains from changes in the value of derivative liabilities totaling $450,000 for the year ended June 30, 2007, were recorded as a component of other income.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Notes Payable (Continued)

(c) Convertible Bridge Debt

        On November 2, 2006, the Company entered into a $3,000,000 convertible bridge debt agreement. The debt was subordinate to the other notes payable and was secured by all assets of the Company. Interest accrued at 8% per annum on the outstanding principal and interest balance, compounded monthly. The outstanding principal and interest balances were due and payable on the earlier of (i) March 31, 2008, (ii) the date of a disposition transaction, which is defined as a closing of a sale to a third party of all or substantially all of the assets of the Company, or a consolidation, merger, or other transaction pursuant to which the holders of outstanding voting securities of the Company prior to such transaction fail to hold a majority of the voting power of the Company immediately following such transaction, or (iii) the consummation of a financing transaction, which is defined as a financing in which the Company issues equity securities providing gross proceeds to the Company of at least $20.0 million.

        In the event the Company consummated a disposition transaction, as defined above, the debt holders had the option for either: (i) a premium payment of 50% of the outstanding principal or (ii) a conversion of the outstanding principal and interest into shares of Series A preferred stock at a conversion price equal to the lesser of $4.73 per share or 66 2/3% of the net proceeds per share.

        In the event the Company consummated a financing transaction, as defined above, the debt holders had the option for either: (i) a premium payment of 25% of the outstanding principal or (ii) a conversion of the outstanding principal and interest into shares of the equity securities issued in the financing transaction at a conversion price of 66 2/3% of the lowest per share purchase price in the financing transaction.

        The Company determined that the rights held by debt holders in the event of a disposition or financing transaction were derivatives. The Company's objective in issuing these derivatives was to facilitate the financing transaction. The initial fair value of the derivatives, based on a probability assessment of the payment alternatives, was determined to be $188,000 and was recorded as a discount to the debt and a separate liability included in other long-term liabilities in the accompanying consolidated balance sheets. The debt discounts were amortized over the life of the debt using the effective–interest method.

        In July 2007, the Company agreed to extend the due date to August 2008; provided, however, that the note holder has the right to extend the due date to November 2008. The Company also agreed to allow the note holder to convert the debt to Series A preferred stock at any time prior to maturity, at a conversion price equal to the lower of $4.73 per share or 66 2/3% of the offering price of shares sold in a qualified financing. In accordance with ASC 470-50, the Company accounted for the modification as a repayment of the existing debt and the issuance of a new loan. As a result, the unamortized discount of $88,000 was recorded as a loss on extinguishment of debt in the year ended June 30, 2008. Additionally, changes in the Company's assessment of the probability of the various settlement alternatives under the loan throughout the renegotiation process resulted in gains from changes in the value of derivative liabilities totaling $173,000 for the year ended June 30, 2007, that were recorded as a component of other income. The Company established a debt discount and derivative liability included in other long-term liabilities for the rights held under the modified debt agreement in the amount of $188,000. This debt discount was amortized over the life of the debt using the effective-interest method. The Company also established a debt discount and a related credit to additional paid-in capital in the amount of $1,756,000, representing the difference

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Notes Payable (Continued)

between the beneficial conversion price of $4.73 and the fair market value of the Series A preferred stock. The debt discount was being amortized over the life of the debt using the effective-interest method.

        In March 2008, the Company agreed to extend the due date to December 2008; provided, however, that the note holder had the right to extend the due date to November 2009. The due date extension did not qualify as a modification or exchange of debt instruments under ASC 470-50. The related debt discount was amortized on the prospective basis from the date of the amendment over the remaining life of the debt using the effective-interest method. The amendment changed the Company's assessment of probability of the various settlement alternatives under the loan resulting in a loss from change in the value of derivative liability of $162,000, which was recorded as a component of other income. For the years ended June 30, 2008 and 2009, the net gains from changes in the value of the derivative liabilities related to the convertible bridge debt totaled $46,000 and $156,000, respectively.

        In December 2008, the holder of the note extended the due date to March 2, 2009, at which point the loan was repaid in full.

(d) Loan payable

        On August 10, 2005, the Company entered into a loan and security agreement with a bank. The agreement was amended in November 2006 to provide for no additional borrowings, principal payments of $1.4 million during the year ended June 30, 2007, principal payments of $2.6 million during the year ended June 30, 2008, and monthly interest payments on the outstanding principal balance at an interest rate equal to the prime rate plus 5.25%. In addition, deferred interest accrued at 0.50% per annum on the outstanding principal balance, payable when the loan is paid in full.

        In connection with the original agreement on August 10, 2005, the Company issued warrants to purchase 54,333 shares of common stock at an exercise price of $6.44 per share. The fair value of these warrants of $4.04 per warrant share was calculated using the Black-Scholes option pricing model, assuming an option life of 7 years, volatility of 69.8%, a risk-free interest rate of 4.3% and no expected dividend payments. The aggregate fair value, which amounted to $220,000, was reflected as a discount to the loan and was being amortized over the remaining loan term using the effective–interest method.

        With the adoption of the requirements under ASC 815-40, Derivatives and Hedging, Contracts in Entity's Own Equity (ASC 815-40) on July 1, 2009, these warrants were determined to not be indexed to the Company's stock and therefore require classification as a liability. On July 1, 2009, the Company recorded a warrant liability of $163,000 and recorded a cumulative effect of change in accounting principle of $57,000 as a reduction of accumulated deficit representing the decline in fair value between the issuance and adoption dates. For the six months ended December 31, 2009, the application of ASC 815-40 resulted in an other expense of $92,000 resulting from an increase in the warrants fair market value during the period.

        The fair value of this warrant on July 1, 2009, of $3.00 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of 3 years, volatility of 59.9%, a risk-free interest rate of 1.64% and no expected dividend payments. The fair value of this warrant on December 31, 2009, of $4.69 per warrant share, was calculated using the Black-Scholes option

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Notes Payable (Continued)

pricing model, assuming an option life of 2.5 years, volatility of 65.7%, a risk-free interest rate of 1.42% and no expected dividend payments. The Company determined that the valuations using the Black-Scholes option pricing model would not be materially different then the valuations using a probability simulation model.

        On September 17, 2007, the Company paid $2.4 million representing the total principal amount outstanding, accrued interest, deferred interest, and prepayment fee. As a result of the early repayment, the Company recorded a loss on extinguishment of debt of $109,000 in the year ended June 30, 2008, representing the unamortized balance of debt discounts associated with the warrant issuance and unamortized third-party origination costs deferred in other current assets.

(8) Income Taxes

        For the three years ended June 30, 2009, the Company's income (loss) before income taxes included the following:

	Year Ended June 30,
	2007	2008	2009
	(in thousands)
U.S.	$(1,689)	$(4,302)	1,760
Foreign	(1,484)	(1,066)	2,026

Income (loss) before income taxes	$(3,173)	$(5,368)	3,786

        Income tax expense (benefit) attributable to income (loss) before income taxes consisted of the following (in thousands):

	Current	Deferred	Total
Year ended June 30, 2007:
U.S. federal	$—	$—	$—
State and local	—	—	—
Foreign jurisdiction	(148)	—	(148)

	$(148)	$—	$(148)

	Current	Deferred	Total
Year ended June 30, 2008:
U.S. federal	$74	$—	$74
State and local	25	—	25
Foreign jurisdiction	(134)	—	(134)

	$(35)	$—	$(35)

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Income Taxes (Continued)

	Current	Deferred	Total
Year ended June 30, 2009:
U.S. federal	$25	$—	$25
State and local	108	—	108
Foreign jurisdiction	146	—	146

	$279	$—	$279

        As of June 30, 2009, refundable income taxes of $468,000 are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and income taxes payable of $110,000 are included in accrued expenses in the accompanying consolidated balance sheets.

        Income tax expense (benefit) attributable to income (loss) before income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) as a result of the following:

	Year Ended June 30,
	2007	2008	2009
	(in thousands)
Computed "expected" tax expense (benefit)	$(1,079)	$(1,825)	$1,287
Increase (reduction) in income taxes resulting from:
Non-deductible public offering costs	—	1,172	179
Stock-based compensation	—	528	74
Tax rate differential for foreign subsidiaries	30	5	(126)
State and local income taxes, net of federal income tax benefit	(14)	49	103
Foreign jurisdiction research and development activities	(148)	(130)	(319)
Other	35	25	(33)
Change in valuation allowance	1,028	141	(886)

Income tax expense (benefit)	$(148)	$(35)	$279

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of June 30, 2008 and 2009 are presented below:

	As of June 30,
	2008	2009
	(in thousands)
Deferred tax assets and liabilities:
Inventory reserves	$449	$393
Sales reserves	11	26
Stock-based compensation	1,438	1,429
Depreciation	(15)	(35)
Allowances, reserves and other	(198)	(140)
Warranty reserve	470	336
Deferred revenue	769	449
Tax credit carryforwards	97	99
Net operating loss carryforwards	4,228	3,226

Total gross deferred tax assets	7,249	5,783
Less valuation allowance	(7,249)	(5,783)

Net deferred tax asset	$—	$—

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences. Therefore, a valuation allowance has been recorded as of June 30, 2008 and 2009, in an amount equal to total gross deferred tax assets.

        At June 30, 2009, the Company had net operating loss carryforwards for U.S. federal, California, U.K. and Canada tax jurisdictions of $4.5 million, $3.6 million, $1.1 million and $3.5 million, respectively, which are available to offset future taxable income, if any. U.S. federal net operating loss carryforwards begin to expire in fiscal year 2022. California net operating losses begin to expire in fiscal year 2015. Foreign net operating loss carryforwards begin to expire in fiscal year 2013.

        In June 2006, the FASB issued guidance which defines the threshold for recognizing the benefits of tax return positions in the consolidated financial statements as "more likely than not" to be sustained by the taxing authorities. ASC 740, Income Taxes (ASC 740) provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. ASC 740 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. The Company adopted the requirements of ASC 740 on July 1, 2007. As a result of adopting ASC 740, the Company did not identify any unrecognized tax benefits. Estimated interest and penalties related to the underpayment of income taxes would be classified as a

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Income Taxes (Continued)

component of interest expense in the consolidated statements of operations. The Company files income tax returns in the U.S. federal jurisdiction, state of California, and foreign jurisdictions. Income tax returns for all fiscal years through 2009 remain open to examination by U.S. federal and state tax authorities. Income tax returns filed for fiscal years 2006 and earlier are no longer subject to examination by U.K. and Canadian tax authorities. Income tax returns filed for fiscal years 2007 through 2009 remain open to examination by U.K. and Canadian tax authorities. The Company believes that there are no material income tax uncertainties pertaining to these open tax years.

        Income tax expense for the six months ended December 31, 2009 consisted primarily of state income taxes and U.S. federal alternative minimum tax. The state taxes were incurred as a result of a temporary suspension of net operating loss carryforwards utilization. The state taxes were recorded at a rate above the statutory rate due to the full valuation allowance on the deferred tax assets.

(9) Stock Plan

        In 2001, the Company adopted the 2001 stock plan (the Plan) pursuant to which the Company's board of directors may grant incentive and non-qualified stock options and sell restricted stock to eligible employees, directors, and consultants. The Plan authorizes up to 1,531,671 shares of authorized but unissued common stock. Stock options can be granted with an exercise price greater than or equal to the stock's fair market value at the date of grant. Stock options have been granted with a range of terms and vesting provisions, as determined by the Company's board of directors at the date of grant. There were 128,022 and 245,929 additional shares available for grant under the Plan as of June 30, 2009 and December 31, 2009 (unaudited), respectively.

        The following table summarizes the weighted-average assumptions used in determining the fair value of stock options granted, and a discussion of the Company's assumptions:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
Risk-free interest rate	4.8%	4.0%	2.4%	2.4%	2.8%
Expected term (years)	6.0	6.1	6.0	6.0	6.3
Expected volatility	55.1%	50.8%	47.9%	47.7%	51.0%
Expected dividend yield	—	—	—	—	—

        Risk-free interest rate—The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon bonds at the date of grant with maturity dates approximately equal to the expected life at the grant date.

        Expected term—The expected term is the period of time that the options granted are expected to remain outstanding. This estimate is derived using the simplified method, which is the average of the midpoint between the weighted average vesting period and the contractual term, as described in SAB No. 107, Share-Based Payment (SAB 107).

        Expected volatility—Estimated volatility also reflected the application of SAB 107 interpretive guidance and, accordingly, is based on historic volatilities from traded shares of a selected publicly

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Stock Plan (Continued)

traded peer group, believed to be comparable after consideration of size, maturity, profitability, growth, risk, and return on investment.

        Expected dividend yield—The Company has not paid dividends in the past and does not expect to in the foreseeable future.

        Expected forfeitures—The Company utilizes historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

        The weighted average grant date fair value for stock options granted during the years ended June 30, 2007, 2008 and 2009 was $4.41, $3.64 and $3.17, respectively and for the six months ended December 31, 2008 and 2009 was $3.17 and $3.73, respectively (unaudited).

        Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted-average exercise price	Weighted-average remaining contractual life
Balance at June 30, 2006	519,555	$4.61
Granted	101,424	6.45
Exercised	—	—
Forfeited	(70,470)	4.94
Expired	—	—

Balance at June 30, 2007	550,509	4.90
Granted	139,782	6.82
Exercised	—	—
Forfeited	(147,325)	5.12
Expired	—	—

Balance at June 30, 2008	542,966	5.34
Granted	639,461	6.94
Exercised	(25,588)	4.20
Forfeited	(66,873)	7.18
Expired	(1,190)	4.20

Balance at June 30, 2009	1,088,776	6.19	7.5 years
Granted (unaudited)	180,422	7.15
Exercised (unaudited)	(19,518)	4.11
Forfeited (unaudited)	(11,425)	7.08
Expired (unaudited)	(1,190)	4.20

Balance at December 31, 2009 (unaudited)	1,237,065	6.36	7.5 years

Options exercisable at June 30, 2009	482,575	5.32	5.4 years

Options vested and expected to vest at June 30, 2009	1,088,776	6.19	7.5 years

Options exercisable at December 31, 2009 (unaudited)	632,400	5.77	6.0 years

Options vested and expected to vest at December 31, 2009 (unaudited)	1,237,065	6.36	7.5 years

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Stock Plan (Continued)

        Total stock-based compensation costs under ASC 718 recognized by the Company for stock option awards issued under the Plan for the years ended June 30, 2007, 2008, and 2009 were $88,000, $270,000, and $590,000 respectively, and for the six months ended December 31, 2008 and 2009 were $117,000, and $545,000 respectively (unaudited). There was no tax benefit recorded in conjunction with these expenses, as the Company has generated losses and a full valuation allowance is recorded against deferred tax assets. Compensation costs did not affect basic and diluted net income (loss) per share for the years ended June 30, 2007, 2008, and 2009 and for the six months ended December 31, 2009 (unaudited).

        As of June 30, 2009 and December 31, 2009 (unaudited), there were $1.7 million and $1.9 million, respectively, of total unrecognized compensation costs related to nonvested stock-based compensation arrangements granted under the Plan. The unrecognized compensation costs as of June 30, 2009 and December 31, 2009 (unaudited) will be amortized on a straight-line basis over a weighted average period of approximately 2.4 and 1.7 years, respectively. Total unrecognized compensation expense is estimated based on outstanding nonvested stock options and may be increased or decreased in future periods for subsequent grants or forfeitures. The aggregate intrinsic value for all options outstanding under the Plan as of June 30, 2009 was $802,000. The aggregate intrinsic value for options exercisable under the Plan as of June 30, 2009 was $778,000. The aggregate intrinsic value of outstanding and exercisable options includes the effect of out-of-money options.

        During fiscal year 2003, the Company canceled all options outstanding and immediately reissued them with an exercise price of $2.94 per share. Due to the repricing of these options, they are being treated as variable stock options, and compensation expense is remeasured at each reporting period. Stock compensation expense (credit) of $40,000, $90,000, and $(29,000) was recorded for the years ended June 30, 2007, 2008 and 2009, respectively, and $(48,000) and $100,000 for the six months ended December 31, 2008 and 2009, respectively (unaudited), as a result of these variable stock options. Variable accounting for these awards will continue until the awards are exercised, forfeited, or otherwise expired.

  Restricted Shares

        In January and July 2001, the Company issued 403,570 restricted shares, which are subject to repurchase rights described below, under the Plan at per share prices of $5.15 to $6.93 in exchange for $2,711,750 in notes receivable from stockholders, some of whom were employees. These notes bear interest at 5.12% to 5.61%, can be prepaid at any time, are secured by the shares of common stock issued, and are non-recourse, except for the accrued and unpaid interest and up to 33% of the unpaid principal. The notes had original maturity dates in January and July 2006. In January 2008, the Company entered into agreements whereby a total of 399,999 shares of restricted stock were canceled and surrendered to the Company in consideration of the payment of the outstanding principal and accrued interest of certain notes receivable totaling $3,732,000. In connection with the above-mentioned agreement, the Company granted options to purchase 352,380 shares of common stock at $9.08 to $9.12 per share, increasing at a rate of 3.23% per year. These options are exercisable on January 1, 2009. The fair value of these options of $909,000, or $2.58 per option share, was recorded as stock-based compensation expense in the year ended June 30, 2008 and was calculated using a binomial option pricing model, assuming an option life of 5.2 years, volatility of 50%, a risk-free interest rate of 2.8% to 3.3%, and no expected dividend payments. Through

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Stock Plan (Continued)

June 30, 2007, 2008, 2009, and December 31, 2009 (unaudited) the Company has recorded cumulative interest on notes receivable from stockholders of $973,000, $10,000, $12,000 and $12,000, respectively, with offsetting credits to additional paid-in capital.

        Originally, repurchase rights on 98,809 shares would lapse based on the passage of time and 304,761 shares would lapse as a result of meeting performance-based criteria, which were the attainment of revenue targets. In April 2003, the Company modified the repurchase rights such that 251,190 shares would lapse based on the passage of time and 152,380 shares would lapse as a result of meeting performance-based criteria. Additionally, the Company issued 403,570 shares of fully vested, 10-year options at $2.94 per share to the holders of restricted shares. These options were issued outside the Plan. Concurrently, the holders of the restricted shares granted the Company 10-year call options for 403,570 shares, exercisable at $7.83 per share, with the exercise price increasing at a rate of 3.23% per year. The existence of the call options makes it likely that the shares issued pursuant to the April 2003 stock option grants will be settled for cash. Based on the authoritative guidance in effect at the time the options were granted, the intrinsic value of the options issued to the holders of restricted shares subject to the call options is recorded as a liability and is remeasured at each balance sheet date until the options are exercised, expired or forfeited. As a result, the Company recorded, $381,000, $805,000 and $(254,000) of compensation expense (credit) for the years ended June 30, 2007, 2008 and 2009, respectively, and $(424,000) and $890,000 for the six months ended December 31, 2008 and 2009, respectively (unaudited).

        Given the absence of an active market for the Company's common stock, our board of directors determined the fair value of our common stock, with valuations being performed to estimate the fair value of our common stock for financial reporting purposes through the use of contemporaneous valuations commencing at June 30, 2007. Consistent with the methods outlined in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, the Company employed a two-step approach that first estimated the fair value of the Company as a whole, and then allocated the enterprise value to the common stock.

        The Company utilized an income approach and two market approaches to estimate enterprise value. The income approach consisted of the discounted cash flow method which involved applying appropriate discount rates to estimated future cash flows that are based on forecasts of revenue and costs. These cash flow estimates were consistent with the plans and estimates that management used to manage the business. The risks associated with achieving the forecasts were assessed in selecting the appropriate discount rates which ranged from 15.5% to 23.0%. The market approaches that we used were a comparable public company analysis and a comparable acquisition analysis, although the comparable transaction analysis was not used for valuations subsequent to September 30, 2008 due to the lack of sufficient recent data. Based on these approaches, the Company arrived at a high and low range for the total equity value and concluded on the average as the estimated enterprise value.

        The Company then utilized the option pricing method to allocate the total equity value to the various securities that comprised the capital structure. The enterprise value was allocated to preferred and common shares using the option pricing method under which values are assigned to each class of preferred stock and the common stock is viewed as an option on the remaining equity value.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(9) Stock Plan (Continued)

        The options were then valued using the Black-Scholes option pricing model, with the various assumptions above in this note 9. The option pricing method resulted in an estimated fair value per share of common stock that was reduced for lack of marketability by a discount which ranged from 5% to 17.5% in the valuations through this period.

        Pursuant to the authoritative guidance in effect at the time, the 251,190 performance-based restricted stock awards were treated as variable awards, and the intrinsic value was remeasured at each reporting period. However, the intrinsic value was recognized as expense only for the awards that management estimated will be awarded. In October 2006 and January 2007, the notes received from stockholders in connection with 304,761 of the restricted shares, including all the performance-based awards, were amended to extend the note's due date to the earlier of the sale of the Company or April 1, 2013. The extension of the due date of the notes constituted a modification of the related restricted stock awards. Under the prospective method of adoption, the modification resulted in compensation expense based on the measurement principles of ASC 718, and the recognition of the previously unrecognized cost on the original award at the date of modification plus the incremental cost of the modified award over the remaining service period. Stock compensation expense of $516,000 and $145,000 was recorded for the years ended June 30, 2007 and 2008, respectively, and $144,000 for the six months ended December 31, 2007 (unaudited), as a result of applying the measurement principles of ASC 718 to the modified awards. The expense was recorded as a component of additional paid-in capital and was calculated using the Black-Scholes option pricing model, assuming an option term ending on the modified expiration date, volatility of 58.5% to 63.4%, risk-free interest rates of 4.6% to 4.8%, and no dividends. Based on the remaining service period, expense was recognized immediately for 190,476 of the restricted shares, and over one year for 114,285 of the restricted shares.

        As of June 30, 2009 and December 31, 2009, the 3,571 outstanding restricted shares were exercisable.

(10) Common Stock, Exchangeable Stock and Common Stock Warrants

        In conjunction with the March 2005 acquisition of AESign Evertrust Inc., or Evertrust, the acquisition subsidiary issued 342,103 shares of no par value exchangeable stock. The exchangeable stock is exchangeable at any time, at the option of the holder, on a one-for-one basis for shares of the Company's common stock. The holder of exchangeable stock is entitled to receive dividends equivalent, on a per-share basis, to dividends paid by the Company on its common stock and was granted one share of Series B preferred stock, which provides for voting rights equivalent to holders of common stock. The holders of the exchangeable stock can only dispose of the shares by first exchanging them for shares of the Company's common stock. In the event of a liquidation, the exchangeable shares are automatically exchanged for shares in the Company's common stock and receive no preferences. Because the rights and other attributes of the exchangeable shares are equivalent to those of the Company's common stock, the Company is accounting for the exchangeable stock as if they were shares of the Company's common stock.

        Based upon the terms of the Evertrust purchase agreement, the former owners of Evertrust were entitled to an additional 71,754 common shares and 122,180 exchangeable shares, upon satisfaction of certain performance targets. Although the performance targets were not met, in November 2007, the Company determined that it would issue the additional shares in consideration of certain employees' contributions to the combined operations subsequent to the acquisition. The

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Common Stock, Exchangeable Stock and Common Stock Warrants (Continued)

issuance of the shares, valued at fair value of $6.93 per share, resulted in a general and administrative compensation charge of $1,344,000 for the year ended June 30, 2008.

        Through December 31, 2009, no shares of exchangeable stock had been exchanged for common stock. At December 31, 2009, 464,283 exchangeable shares were outstanding.

        In August 2005, the Company issued common stock warrants for the purchase of 54,333 shares in connection with a loan payable to a bank (note 7). The fair value of these warrants of $220,000 or $4.04 per warrant share was calculated using the Black-Scholes option pricing model, assuming an option life of seven years, volatility of 69.8%, a risk-free interest rate of 4.3% and no expected dividend payments. All outstanding common stock warrants at December 31, 2009 are exercisable and expire through August 2012.

        With the adoption of the requirements of ASC 815 on July 1, 2009, these warrants were determined to not be indexed to the Company's stock and therefore require classification as a liability. On July 1, 2009, the Company recorded a warrant liability of $163,000 and recorded a cumulative effect of change in accounting principle of $57,000 as a reduction of accumulated deficit representing the decline in fair value between the warrant issuance date and the adoption date. For the six months ended December 31, 2009, the application of ASC 815 resulted in an other expense of $92,000 due to an increase in the warrants fair market value during the period.

        The fair value of this warrant on July 1, 2009, of $3.00 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of 3 years, volatility of 59.9%, a risk-free interest rate of 1.64% and no expected dividend payments. The fair value of this warrant on December 31, 2009, of $4.69 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of 2.5 years, volatility of 65.7%, a risk-free interest rate of 1.42% and no expected dividend payments.

        In September 2008, holders of common stock warrants for the purchase of 105,340 shares elected to exercise using the cashless exercise provision. Based on the September 2008 valuation, a total of 42,028 shares of common stock were issued.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Common Stock, Exchangeable Stock and Common Stock Warrants (Continued)

        Common stock warrant activity during the periods indicated is as follows:

	Number of shares	Weighted-average exercise price
Balance at June 30, 2006	188,728	$4.82
Granted	—	—
Exercised	(9,447)	4.17
Expired	(19,608)	4.17

Balance at June 30, 2007	159,673	4.94
Granted	—	—
Exercised	—	—
Expired	—	—

Balance at June 30, 2008	159,673	4.94
Granted	—	—
Exercised	(105,340)	4.17
Expired	—	—

Balance at June 30, 2009	54,333	6.44
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Expired (unaudited)	—	—

Balance at December 31, 2009 (unaudited)	54,333	$6.44

(11) Preferred Stock and Preferred Stock Warrants

  Series A Redeemable Convertible Preferred Stock

        In October 2003, the Company completed its Series A redeemable convertible preferred stock (Series A) offering, whereby the Company issued 4,163,229 shares in exchange for gross proceeds of $17,340,000 and incurred offering costs of $1,909,000. The conversion rights, liquidation preferences, dividends, and other features of the Series A shares are described below.

  Series B Preferred Stock

        In March 2005, the Company issued one share of Series B preferred stock (Series B) in connection with the acquisition of Evertrust. The Series B preferred stock gives the holder voting rights equal to the number of issued and outstanding exchangeable shares of the Company's wholly owned Canadian subsidiary, on all matters to which common shares are entitled to vote. Upon conversion of exchangeable shares to the Company's common stock, the Series B share is automatically redeemed and canceled. The holder of the Series B share is not entitled to conversion rights, liquidation preferences, dividends, or board representation. As of June 30, 2009 and December 31, 2009, this share was issued and outstanding.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Preferred Stock and Preferred Stock Warrants (Continued)

  Series C Redeemable Convertible Preferred Stock

        In March 2007, the Company completed its Series C redeemable convertible preferred stock (Series C) offering, whereby the Company issued 1,428,571 shares in exchange for gross proceeds of $7,500,000 and incurred offering costs of $355,000. Also in March 2007, the Company issued 924,376 Series C shares, valued at $4,284,000, in exchange for the conversion of the Convertible Bridge Debt to Stockholders (note 7). The conversion rights, liquidation preferences, dividends, and other features of the Series C shares are described below.

  Conversion

        The Series A and Series C shares are convertible by the holders at any time into common stock at a conversion ratio of one–for–one and will automatically convert into common stock with the close of a qualified public offering.

  Liquidation

        The Series A and Series C shares are not redeemable, except in the event of a liquidation, defined as a dissolution or winding up of the Company's affairs, a transaction resulting in a change in control of greater than 50% of the voting power prior to the transaction or a sale of all or substantially all of the assets or material intellectual property of the Company. Upon a deemed liquidation, holders are entitled to a liquidation preference in an amount equal to $4.17 per Series A share and $5.25 per Series C share plus all declared but unpaid dividends, payable first to the holders of Series C shares, and then to the holders of Series A shares. After the payment of the liquidation preference, holders of Series A and Series C shares participate in any remaining liquidation proceeds with the common stockholders on an as-if-converted basis.

        In accordance with ASC 480, Distinguishing Liabilities from Equity, redeemable, convertible preferred stock has been presented outside of permanent equity, as events triggering the liquidation of the Series A and Series C shares are outside of the Company's control. The carrying value of Series A and Series C shares in the accompanying consolidated balance sheets is equal to the fair value of the shares at the date of issuance. If payment of the liquidation preference becomes probable, the Series A and Series C shares will be adjusted to their current fair value through a charge to equity.

  Dividends

        The dividends associated with the Series A and Series C shares are non-cumulative, calculated at 8% per annum, and payable only if declared. No dividends have been declared. Dividends are payable first to holders of Series C shares, then to holders of Series A shares, both in preference to any dividends to common stockholders.

  Other Rights

        The Series A and Series C shares have voting rights equal to the number of common shares into which they are convertible. Other rights have been granted to the Series A and Series C stockholders, including additional dilution protection, drag-along rights, registration rights, tag-along rights, preemptive rights, and board of directors representation.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Preferred Stock and Preferred Stock Warrants (Continued)

  Preferred Stock Warrants

        In connection with an amendment to the revolving loan payable to a bank, in April 2005, the Company granted a fully vested warrant to purchase 4,761 Series A shares at $6.45 per share. The warrant was valued at $37,000 and expires in April 2012. The fair value of this warrant, of $7.77 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of seven years, volatility of 69.8%, a risk-free interest rate of 4.1%, and no expected dividend payments. In connection with a further amendment to the revolving loan payable to a bank, in October 2006, the Company granted a fully vested warrant to purchase 4,654 Series A shares at $6.45 per share. The fair value of this warrant, of $3.44 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of seven years, volatility of 64.7%, a risk-free interest rate of 4.7%, and no expected dividend payments. The warrant was valued at $16,000 and expires September 2013. The Company recorded the warrants fair value as a loan discount with an offsetting liability for warrants to purchase redeemable convertible preferred stock. The loan discount was amortized to interest expense over the term of the loan agreement. Changes in the fair value of the preferred stock warrants are recorded in other income. The fair value of the warrants at each valuation date was estimated using the Black-Scholes option pricing model. The fair value of the preferred stock warrants at June 30, 2008 and 2009 and December 31, 2009 was $37,000, $38,000 and $49,000 (unaudited), respectively. At June 30, 2009, the fair value was computed assuming an option life of 2.75 to 4.25 years, volatility of 54.1% to 62.2%, a risk-free interest rate of 1.5% to 2.2%, and no expected dividend payments. At December 31, 2009, the fair value was computed assuming an option life of 2.25 to 3.75 years, volatility of 56.9% to 68.0%, a risk-free interest rate of 1.28% to 2.07% and no expected dividend payments.

        In connection with the $3.6 million loan payable, in September 2009, the Company granted a fully vested warrant to purchase 228,568 Series C shares at $8.47 per share. The expiration date of the warrant is September 2016. The warrant contained a down round anti-dilution provision and accordingly was determined to not be indexed to the Company's stock and therefore required classification as a liability. The fair value of this warrant, $1,106,000 or $4.84 per warrant share, was calculated using the Black-Scholes option pricing model, assuming an option life of seven years, volatility of 53.1%, a risk-free interest rate of 3.11% and no expected dividend payments. The Company recorded the warrant fair value as a loan discount with an offsetting liability for warrants to purchase redeemable convertible preferred stock. The loan discount is being amortized to interest expense over the term of the loan agreement. Changes in the fair value of the preferred stock warrant are recorded in other income. The fair value of the preferred stock warrant at December 31, 2009, using the Black-Scholes option pricing model, was $1,264,000. At December 31, 2009, the fair value was computed assuming an option life of 6.75 years, volatility of 50.0%, risk-free interest rate of 3.30% and no expected dividend payments.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Shares Reserved for Issuance

        At December 31, 2009, the Company had reserved for future issuance the following shares of common stock:

(unaudited)
Series A redeemable convertible preferred stock	4,163,229
Series C redeemable convertible preferred stock	2,352,947
Exchangeable stock	464,283
Common stock available for future issuance under the 2001 stock plan	245,929
Common stock available for issued and outstanding options under the 2001 stock plan	1,237,065
Common stock available for issued and outstanding options granted outside the 2001 stock plan	352,380
Common stock warrants	54,333
Minimum required common stock available for conversion of debt to convertible preferred stock and subsequent conversion of preferred stock to common stock	2,907
Common stock available for exercise of preferred stock warrants and subsequent conversion to common stock	237,983

9,111,056

        In addition, the Company has reserved 9,415 Series A shares pursuant to outstanding warrants, a minimum of 2,092 Series A shares pursuant to convertible bridge debt and related accrued interest at a conversion price of $4.17 per share, and a minimum of 815 Series A shares pursuant to convertible bridge debt and related accrued interest at the lower of $4.10 per share or 66 2/3% of the offering price of shares sold in a qualified financing. The minimum shares of 815 reserved for the conversion of the convertible bridge debt and related accrued interest assume a conversion ratio of $4.10 per share. Further, the Company has reserved 228,568 Series C shares pursuant to outstanding warrants.

        Upon the closing of the IPO, all Series A and Series C stock will automatically convert into 6,516,176 shares of common stock and all preferred stock warrants will convert into common stock warrants. Immediately prior to the closing of the IPO, all shares of the exchangeable stock will convert into 464,283 shares of common stock.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) Net Income (Loss) per Share

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
	(in thousands, except per share data)
Numerator:
Net income (loss)	$(3,025)	$(5,333)	$3,507	$2,840	$497
Income allocable to preferred shareholders	—	—	(2,375)	(1,188)	(497)

Numerator for basic income (loss) per share—income available to common stockholders	(3,025)	(5,333)	1,132	1,652	0
Income allocable to preferred shareholders	—	—	—	1,188	—

Numerator for diluted income (loss) per share	$(3,025)	$(5,333)	$1,132	$2,840	$0

Denominator:
Weighted average common shares outstanding	4,581	4,487	4,363	4,349	4,387
Weighted average exchangeable shares outstanding	342	423	464	464	464

Denominator for basic net income (loss) per share—weighted-average shares	4,923	4,910	4,827	4,813	4,851
Dilutive effect of:
Options to purchase common stock	—	—	310	356	—
Redeemable convertible preferred stock	—	—	—	6,516	—
Preferred stock issuable for convertible debt and accrued interest	—	—	3	3	—
Warrants to purchase common stock	—	—	13	4	—
Warrants to purchase preferred stock	—	—	1	1	—

Weighted average shares for diluted net income (loss) per share	4,923	4,910	5,154	11,693	4,851

Net income (loss) per share:
Basic	$(0.61)	$(1.09)	$0.23	$0.34	$0.00
Diluted	$(0.61)	$(1.09)	$0.22	$0.24	$0.00

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) Net Income (Loss) per Share (Continued)

        The following were excluded from the computation of diluted net income (loss) per common shares for the periods presented because including them would have had an anti-dilutive effect:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
	(in thousands)
Options to purchase common stock	551	895	1,134	79	1,590
Unvested restricted stock	62	—	—	—	—
Redeemable convertible preferred stock	6,516	6,516	6,516	—	6,516
Preferred stock issuable for convertible debt and accrued interest	669	725	—	725	3
Preferred stock issuable under dilution protection provisions	80	87	—	87	—
Warrants to purchase common stock	160	160	—	—	54
Warrants to purchase preferred stock	9	9	—	—	238

Total	8,047	8,392	7,650	891	8,401

(14) Segment and Geographic Information

        ASC 280, Segment Reporting, establishes standards of reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

        The Company has one business activity and there are no segment managers who are held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Accordingly, the Company has a single reporting segment and operating unit structure.

        The Company's chief operating decision maker is the Company's chief executive officer. The Company's chief executive officer reviews financial information, accompanied by information about revenue by geographic region, for the purpose of allocating resources and evaluating financial performance.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Segment and Geographic Information (Continued)

        The following table is based on the geographic location of the customer who purchased the Company's products. The customer's geographic location may be different from the geographic location of the end user. The revenues by geographic location were as follows:

	Year Ended June 30,			Six Months Ended December 31,
	2007	2008	2009	2008	2009
				(unaudited)
	(in thousands)
Revenue:
U.S.	$35,227	$41,808	39,589	$20,591	$22,919
U.K.	3,678	6,261	8,146	4,038	3,570
All other countries	10,869	14,607	13,160	7,869	7,822

Total	$49,774	$62,676	60,895	$32,498	34,311

        The following table is based on the geographic location of long-lived assets held by the Company. The long-lived assets by geographic location were as follows:

	As of
	June 30,
			December 31, 2009
	2008	2009
			(unaudited)
	(in thousands)
Net long-lived assets:
U.S.	$1,088	823	$719
U.K.	519	424	585
Canada	407	348	346

Total	$2,014	1,595	$1,650

(15) Employee Benefit Plans

        The Company has available to all full-time U.S. employees a 401(k) retirement savings plan. Under this plan, employee contributions and accumulated plan earnings qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code, as amended. The Company has not contributed to the plan.

        The Company has available to all full-time U.K. employees a retirement savings plan. Under this plan, employee and employer contributions and accumulated plan earnings qualify for favorable tax treatment under Chapter IV, Part XIV, of the Income and Corporation Taxes Act of 1988. Company contributions to the plan totaled approximately $52,000, $106,000, and $117,000 for the years ended June 30, 2007, 2008 and 2009, respectively. Company contributions totaled approximately $58,000 and $58,000 for the six months ended December 31, 2008 and 2009 (unaudited), respectively.

NEXSAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Planned Initial Public Offering

        On April 25, 2008, the Company filed a registration statement with the SEC related to a proposed IPO of its common stock. As of June 30, 2008, the Company had incurred $3.4 million of costs directly attributable to the planned public offering. These costs were being deferred until the completion of the offering. In the quarter ended June 30, 2008, these costs were charged to expense due to an indefinite postponement of the offering process as a result of overall market conditions.

        On May 13, 2009, the Company filed Amendment No. 1 to Form S-1 to update the previously filed registration statement. The Company incurred $449,000 of costs directly attributable to the amended filing. These costs were charged to expense as incurred due to the indefinite postponement of the offering process. As of June 30, 2009 and December 31, 2009, we deferred $0 and $63,000, respectively, of costs related to the proposed public offering.

(17) Subsequent Events

        The Company evaluated its consolidated financial statements as of and for the year ended June 30, 2009 for subsequent events through December 23, 2009, the date the financial statements were available to be issued. Upon filing of the Company's Amendment No. 2 on Form S-1, the Company evaluated its consolidated financial statements as of and for the six month period ended December 31, 2009 for subsequent events through January 20, 2010, the date the financial statements were available to be issued. Upon filing of the company's Amendment No. 4 on Form S-1, the Company considered disclosures of additional matters through the date of filing on March 17, 2010. Other than the arrangements noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.

        In January 2010, the Company granted to employees options to purchase 461,904 shares of common stock at an exercise price of $9.14 per share under the Plan and the stockholders authorized an increase in the total number of shares available for issuance under the Plan to 2,494,957 shares.

        In February 2010, the Company granted to employees options to purchase 270,454 shares of common stock at an exercise price of $9.35 per share under the Plan.

        In March 2010, the Company effected a 10.5-for-1 reverse stock split of the Company's common stock, Series A and C preferred stock, and exchangeable stock. All shares and per share information referenced throughout the consolidated financial statements have been retroactively adjusted to reflect this reverse stock split.

5,000,000 Shares
Common Stock

Thomas Weisel Partners LLC

Lazard Capital Markets

Needham & Company, LLC

Morgan Keegan & Company, Inc.

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

Dealer Prospectus Delivery Obligation

       Through and including                           , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of common stock hereunder, all of which will be paid by the Registrant. All amounts are estimates except the SEC registration fee, the FINRA filing fee and The NASDAQ Global Market initial listing fee.

Amount to be paid
SEC Registration Fee	$4,920
FINRA Filing Fee	8,550
NASDAQ Global Market Initial Listing Fee	5,000
Legal Fees and Expenses	1,700,000
Accounting Fees and Expenses	2,000,000
Printing and Engraving Expenses	100,000
Blue Sky Fees and Expenses	10,000
Transfer Agent and Registrar Fees	25,000
Miscellaneous Expenses	46,530

Total	$3,900,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933.

        As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director.

        As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions;

  •
  the Registrant may also indemnify its other employees and agents in its discretion;

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding subject to certain limited exceptions, and to the extent the Delaware General Corporation Law so requires, such advances may be conditioned on the director or officer's agreement to repay any such advanced expenses if it is determined that the director or officer is not entitled to be indemnified under the Registrant's bylaws; and

  •
  the rights conferred in the bylaws are not exclusive.

        In addition, the Registrant will enter into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant, subject to limited exceptions. Some of the directors of the Registrant have entered into agreements with investment entities with which they are affiliated that provide for the indemnification of such directors (entered into in connection with such entities' investments in the Registrant).

        The Registrant expects to obtain liability insurance for its directors and officers.

        The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its directors and officers for certain liabilities under the Securities Act of 1933, or otherwise.

        Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Title	Number
Form of Underwriting Agreement	1.1
Fifth Amended and Restated Certificate of Incorporation of the Registrant	3.1
Form of Restated Certificate of Incorporation of the Registrant, to be filed upon completion of this offering	3.2
By-laws of the Registrant	3.3
Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering	3.4
Form of Indemnity Agreement between the Registrant and each of its directors and executive officers	10.1

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        Since January 1, 2007, the Registrant has issued and sold the following securities:

        1.   From January 1, 2007 to December 31, 2009, we issued and sold an aggregate of 51,475 shares of our common stock to certain warrant holders and investors, with 9,447 shares sold at $4.17 per share upon warrant exercises and with 42,028 shares issued through cashless exercise of 105,340 warrant shares. These transactions were exempt from registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

        2.   From January 1, 2007 to December 31, 2009, we issued and sold an aggregate of 24,251 shares of our common stock to directors and certain principal stockholders, with 11,904 shares sold at $4.20 per share upon option exercises and with 12,347 shares issued through cashless exercises of 30,356 shares subject to options under our 2001 stock plan. These transactions were exempt from registration requirements of the Securities Act in reliance on Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

        3.   From January 1, 2007 to December 31, 2009, we issued and sold an aggregate of 2,856 shares of our common stock to certain of our employees, with 2,380 shares sold at $2.94 per share upon option exercises and with 476 shares sold at $6.83 per share upon option exercises under our 2001 stock plan. These transactions were exempt from registration requirements of the Securities Act in reliance on Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

        4.   On March 29, 2007, we sold an aggregate of 1,428,571 shares of Series C Preferred Stock at a purchase price of $5.25 per share for an aggregate purchase price of $7,500,000 to a sophisticated accredited investor, Fonds de solidarité des travailleurs du Québec (the "F.T.Q. Financing"). This transaction was exempt from registration requirements of the Securities Act in reliance on

Section 4(2) of the Securities Act, Regulation S and/or Regulation D promulgated under the Securities Act.

        5.   In November 2007, we issued an aggregate of 71,754 shares of our common stock and 122,180 shares of our exchangeable stock to the Evertrust Sellers in connection with the Evertrust Purchase Agreement. Each exchangeable share is exchangeable for one share of our common stock. This issuance was made in reliance on Section 4(2) of the Securities Act, Regulation S and/or Regulation D promulgated under the Securities Act.

        6.   On September 21, 2009, we issued a warrant to purchase 228,568 shares of Series C Preferred Stock at an initial exercise price of $8.47 per share, subject to adjustment pursuant to the terms thereof, to F.T.Q., an existing investor and a sophisticated accredited investor, in connection with a $3,600,000 secured promissory note. This transaction was exempt from registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act.

        Share and per share amounts contained in the numbered paragraphs reflect, on a retroactive basis, the 10.5-for-1 reverse stock split of our outstanding capital stock (other than our Class B Preferred Stock) and exchangeable shares effected in March 2010.

        The foregoing transactions were private placements as there were no underwriters, underwriting discounts or commissions, or public offerings of our securities. All recipients of the foregoing transactions received adequate information about us, had an opportunity to discuss our business with us and had access, through their relationships with us, to such information. In addition, with regard to sales identified in paragraphs 1 and 2, in reliance on Section 4(2) of the Securities Act, each of the recipients of securities are believed to be "accredited investors" as defined in Rule 501(a) promulgated in the Securities Act and sophisticated and their intention to acquire the securities was for investment only and not with a view to or for sale in connection with any distribution thereof. In particular, with regard to sales identified in paragraphs 4 through 6, each of the recipients were represented by counsel, and we provided to such counsel diligence documents typically provided in venture capital debt and/or equity financings or acquisitions, including but not limited to, our material agreements and minutes of meetings and actions by written consent of our board of directors and our stockholders, and provided to each of the recipients representations and warranties regarding, among other things, our business, capitalization, employees and material agreements. In addition, with regard to sales identified in paragraph 6, each of the recipients of securities represented to us in the documents memorializing the transactions that they were "accredited investors" as defined in Rule 501(a) promulgated in the Securities Act and sophisticated and their intention to acquire the securities was for investment only and not with a view to or for sale in connection with any distribution thereof. Furthermore, we affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
The following exhibits are filed herewith:

Exhibit Number	Exhibit Title
1.1†	Form of Underwriting Agreement.
2.1†	Purchase Agreement among the Registrant, 6360319 Canada Inc., AESign Evertrust Inc., Thomas F. Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G. Delamore, dated March 14, 2005.
3.1†	Fifth Amended and Restated Certificate of Incorporation of the Registrant.

Exhibit Number	Exhibit Title
3.2†	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon completion of this offering.
3.3†	By-laws of the Registrant.
3.4†	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.
3.5†	Sixth Amended and Restated Certificate of Incorporation of the Registrant.
4.1†	Form of Registrant's Common Stock Certificate.
4.2†	Third Amended and Restated Registration Rights Agreement among the Registrant, certain stockholders and the investors listed on the signature pages thereto, dated March 29, 2007, as amended.
4.3†	Exchange Agreement among the Registrant, Exchangeco, 6360319 Canada Inc., 6360246 Canada Inc., and Thomas F. Gosnell, dated March 24, 2005.
4.4†	Amended and Restated Stockholders' Agreement among the Registrant, certain stockholders and the investors listed on the signature pages thereto, dated March 29, 2007, as amended.
5.1†	Opinion of Fenwick & West LLP.
10.1†	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.
10.2†	2001 Stock Plan, as amended, Form of Stock Option Agreement and Exercise Notice and Form of Non-Employee Director Stock Option Agreement and Exercise Notice under the 2001 Stock Plan.
10.3†	2010 Equity Incentive Plan, to be in effect upon the completion of this offering.
10.4†
Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Performance Shares Award Grant and Performance Shares Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2010 Equity Incentive Plan.
10.5†	Employment Agreement among the Registrant, Nexsan Technologies Incorporated and Philip Black, dated November 21, 2007.
10.5.1†	First Amendment to the Employment Agreement between and among Nexsan Corporation, Nexsan Technologies, Inc. and Philip Black dated December 11, 2008.
10.6†	Employment Agreement among the Registrant, Nexsan Technologies Canada Inc., and Thomas F. Gosnell, dated March 24, 2005, as amended on November 14, 2007.
10.7†	Employment Agreement among the Registrant, Nexsan Technologies Incorporated and James Molenda, dated January 4, 2007.
10.8	Intentionally omitted.
10.8.1	Intentionally omitted.
10.9	Intentionally omitted.

Exhibit Number	Exhibit Title
10.10†	Revised Employment Agreement between Nexsan Technologies Incorporated and Eugene Spies, dated November 21, 2007.
10.11	Intentionally omitted.
10.12†	Form of Non-Plan Stock Option Grant Agreement entered into with each of James Molenda and Beechtree Capital, LLC.
10.13†
Standard Office Lease, Suite No. 202, 555 St. Charles Drive, Thousand Oaks, California, 91360, between Arden Realty Limited Partnership and Broadcast Response, Inc., dated March 30, 2006 as amended, together with Assignment and Consent to Assignment Agreement, dated January 30, 2007, among Arden Realty Limited Partnership, Broadcast Response, Inc. and Nexsan Technologies Incorporated.
10.14†
Standard Industrial/Commercial Multi-Tenant Lease, 302 Enterprise St., Ste A, Escondido, CA, 92029, between Nexsan Technologies Incorporated and Enterprise Heights Industrial Centre Associates, dated October 10, 2003.
10.14.1†	Amendment of Industrial Lease No. 1 between Nexsan Technologies Incorporated and Enterprise Heights Industrial Centre Associates, dated January 2, 2009.
10.15†
Counterpart/Lease of Units 33-35 Parker Centre Mansfield Road Derby, between Nexsan Technologies Limited and John Spencer Foxcroft, Arthur Paul Woollands and Christopher Noel Moore being the Trustees of the Garrandale Limited Directors Pension Scheme, dated January 23, 2003.
10.15.1†	First Determination on Rent Under a Lease of Premises, dated February 12, 2009 and the Final Determination on Rent Under a Lease of Premises, dated March 20, 2009.
10.16	Intentionally omitted.
10.17	Intentionally omitted.
10.18	Intentionally omitted.
10.19†	Warrant to Purchase Stock between the Registrant and ORIX Venture Finance LLC, dated August 10, 2005, as amended.
10.20†	Warrant to Purchase Stock, between the Registrant and Comerica Incorporated, dated April 22, 2005, as amended.
10.21†	Warrant to Purchase Stock, between the Registrant and Comerica Incorporated, dated October 1, 2006, as amended.
10.22	Intentionally omitted.
10.23†
Agreement and Release, among the Registrant, 6360319 Canada Inc., 6360246 Canada Inc., AESign Evertrust Inc., Thomas F. Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G. Delamore, dated November 14, 2007.
10.24†	Amended and Restated Consulting Agreement between the Registrant and with Beechtree Capital, LLC, dated July 9, 2001.
10.25†	Subscription Agreement between the Registrant and Fonds de solidarité des travailleurs du Québec (F.T.Q.), dated March 29, 2007.
10.26†	Restricted Stock Purchase Agreement between Registrant and James Molenda, dated January 4, 2001, as amended.

Exhibit Number	Exhibit Title
10.27†	Replacement Restricted Stock Purchase Agreement between the Registrant and Beechtree Capital, LLC, dated December 28, 2007.
10.28†	Form of Call Option Agreement entered into between the Registrant and each of James Molenda and Beechtree Capital, LLC, dated April 1, 2003.
10.29†	Promissory Note between the Registrant and James Molenda, dated January 4, 2001.
10.30†	Agreement between the Registrant and James Molenda, dated January 15, 2008.
10.31†	Agreement between the Registrant and Beechtree Capital, LLC, dated January 30, 2008.
10.32†	Promissory Note between the Registrant and F.T.Q., dated September 21, 2009.
10.33†	Warrant to Purchase Stock between the Registrant and F.T.Q., dated September 21, 2009.
10.34†	Subordinated Security Agreement between the Registrant and F.T.Q., dated September 21, 2009.
10.35†	Amended and Restated Loan and Security Agreement between Nexsan Technologies Incorporated and Comerica Bank, dated July 28, 2009.
10.36†	Offer Letter between Nexsan Technologies Incorporated and Michael McGuire, dated October 22, 2008, as amended.
10.37†	Irrevocable letter of intent to exchange exchangeable shares between the Registrant and Thomas F. Gosnell, dated December 24, 2009.
10.38†	2010 Employee Stock Purchase Plan, to be in effect upon the completion this offering.
21.1†	List of Subsidiaries of the Registrant.
23.1†	Consent of KPMG LLP, independent registered public accounting firm.
23.2†	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24.1†	Power of Attorney.
24.2†	Power of Attorney of Geoff Barrall.
24.3†	Power of Attorney of William J. Harding.
24.4†	Power of Attorney of Michael F. Price.
99.1†	Consent of Enterprise Strategy Group.
99.2†	Consent of IDC.

†
Previously filed.

(b)
Financial Statement Schedules.

        The following schedule is filed as part of this registration statement:

    Schedule II—Valuation and Qualifying Accounts.

        All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

NEXSAN CORPORATION AND SUBSIDIARIES

SCHEDULE II

Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Additions Charged to Cost, Provision and Expenses	Deductions	Balance at End of Period
	(in thousands)
Valuation and qualifying accounts deducted from assets to which they apply:
Year ended June 30, 2007
Allowance for doubtful accounts	176	—	(171)	5
Year ended June 30, 2008
Allowance for doubtful accounts	5	20	(11)	14
Year ended June 30, 2009
Allowance for doubtful accounts	14	297	(310)	1
Year ended June 30, 2007
Allowance for sales returns	451	897	(1,113)	235
Year ended June 30, 2008
Allowance for sales returns	235	767	(912)	90
Year ended June 30, 2009
Allowance for sales returns	90	424	(428)	86

ITEM 17.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the completion specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on April 8, 2010.

NEXSAN CORPORATION
By:	/s/ PHILIP BLACK Philip Black President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ PHILIP BLACK Philip Black	President, Chief Executive Officer and Director (Principal Executive Officer)	April 8, 2010
/s/ EUGENE SPIES Eugene Spies	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2010
* Geoff Barrall	Director	April 8, 2010
* William J. Harding	Director	April 8, 2010
* Richard A. McGinn	Director	April 8, 2010
* Arthur L. Money	Director	April 8, 2010
* Geoff Mott	Director	April 8, 2010
* Philip B. Livingston	Director	April 8, 2010
* Michael F. Price	Director	April 8, 2010

Name	Title	Date

* George Weiss	Director	April 8, 2010

*By:	/s/ PHILIP BLACK Philip Black	Attorney-in-fact	April 8, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1†	Form of Underwriting Agreement.
2.1†	Purchase Agreement among the Registrant, 6360319 Canada Inc., AESign Evertrust Inc., Thomas F. Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G. Delamore, dated March 14, 2005.
3.1†	Fifth Amended and Restated Certificate of Incorporation of the Registrant.
3.2†	Form of Restated Certificate of Incorporation of the Registrant, to be filed upon completion of this offering.
3.3†	By-laws of the Registrant.
3.4†	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon completion of this offering.
3.5†	Sixth Amended and Restated Certificate of Incorporation of the Registrant.
4.1†	Form of Registrant's Common Stock Certificate.
4.2†	Third Amended and Restated Registration Rights Agreement among the Registrant, certain stockholders and the investors listed on the signature pages thereto, dated March 29, 2007, as amended.
4.3†	Exchange Agreement among the Registrant, Exchangeco, 6360319 Canada Inc., 6360246 Canada Inc., and Thomas F. Gosnell, dated March 24, 2005.
4.4†	Amended and Restated Stockholders' Agreement among the Registrant, certain stockholders and the investors listed on the signature pages thereto, dated March 29, 2007, as amended.
5.1†	Opinion of Fenwick & West LLP.
10.1†	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.
10.2†	2001 Stock Plan, as amended, Form of Stock Option Agreement and Exercise Notice and Form of Non-Employee Director Stock Option Agreement and Exercise Notice under the 2001 Stock Plan.
10.3†	2010 Equity Incentive Plan, to be in effect upon the completion of this offering.
10.4†
Form of Notice of Stock Option Grant, Stock Option Agreement and Stock Option Exercise Agreement, Notice of Restricted Stock Award Grant and Restricted Stock Purchase Agreement, Notice of Performance Shares Award Grant and Performance Shares Agreement, Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement, Notice of Stock Bonus Award Grant and Stock Bonus Agreement and Notice of Stock Appreciation Right Grant and Stock Appreciation Right Agreement under the 2010 Equity Incentive Plan.
10.5†	Employment Agreement among the Registrant, Nexsan Technologies Incorporated and Philip Black, dated November 21, 2007.
10.5.1†	First Amendment to the Employment Agreement between and among Nexsan Corporation, Nexsan Technologies, Inc. and Philip Black dated December 11, 2008.
10.6†	Employment Agreement among the Registrant, Nexsan Technologies Canada Inc., and Thomas F. Gosnell, dated March 24, 2005, as amended on November 14, 2007.

Exhibit Number	Exhibit Title
10.7†	Employment Agreement among the Registrant, Nexsan Technologies Incorporated and James Molenda, dated January 4, 2007.
10.8	Intentionally omitted.
10.8.1	Intentionally omitted.
10.9	Intentionally omitted.
10.10†	Revised Employment Agreement between Nexsan Technologies Incorporated and Eugene Spies, dated November 21, 2007.
10.11	Intentionally omitted.
10.12†	Form of Non-Plan Stock Option Grant Agreement entered into with each of James Molenda and Beechtree Capital, LLC.
10.13†
Standard Office Lease, Suite No. 202, 555 St. Charles Drive, Thousand Oaks, California, 91360, between Arden Realty Limited Partnership and Broadcast Response, Inc., dated March 30, 2006 as amended, together with Assignment and Consent to Assignment Agreement, dated January 30, 2007, among Arden Realty Limited Partnership, Broadcast Response, Inc. and Nexsan Technologies Incorporated.
10.14†
Standard Industrial/Commercial Multi-Tenant Lease, 302 Enterprise St., Ste A, Escondido, CA, 92029, between Nexsan Technologies Incorporated and Enterprise Heights Industrial Centre Associates, dated October 10, 2003.
10.14.1†	Amendment of Industrial Lease No. 1 between Nexsan Technologies Incorporated and Enterprise Heights Industrial Centre Associates, dated January 2, 2009.
10.15†
Counterpart/Lease of Units 33-35 Parker Centre Mansfield Road Derby, between Nexsan Technologies Limited and John Spencer Foxcroft, Arthur Paul Woollands and Christopher Noel Moore being the Trustees of the Garrandale Limited Directors Pension Scheme, dated January 23, 2003.
10.15.1†	First Determination on Rent Under a Lease of Premises, dated February 12, 2009 and the Final Determination on Rent Under a Lease of Premises, dated March 20, 2009.
10.16	Intentionally omitted.
10.17	Intentionally omitted.
10.18	Intentionally omitted.
10.19†	Warrant to Purchase Stock between the Registrant and ORIX Venture Finance LLC, dated August 10, 2005, as amended.
10.20†	Warrant to Purchase Stock, between the Registrant and Comerica Incorporated, dated April 22, 2005, as amended.
10.21†	Warrant to Purchase Stock, between the Registrant and Comerica Incorporated, dated October 1, 2006, as amended.
10.22	Intentionally omitted.
10.23†
Agreement and Release, among the Registrant, 6360319 Canada Inc., 6360246 Canada Inc., AESign Evertrust Inc., Thomas F. Gosnell, Esther Hotter, Rosamaria Koppes, Puneet Mehta and Robert G. Delamore, dated November 14, 2007.
10.24†	Amended and Restated Consulting Agreement between the Registrant and with Beechtree Capital, LLC, dated July 9, 2001.

Exhibit Number	Exhibit Title
10.25†	Subscription Agreement between the Registrant and Fonds de solidarité des travailleurs du Québec (F.T.Q.), dated March 29, 2007.
10.26†	Restricted Stock Purchase Agreement between Registrant and James Molenda, dated January 4, 2001, as amended.
10.27†	Replacement Restricted Stock Purchase Agreement between the Registrant and Beechtree Capital, LLC, dated December 28, 2007.
10.28†	Form of Call Option Agreement entered into between the Registrant and each of James Molenda and Beechtree Capital, LLC, dated April 1, 2003.
10.29†	Promissory Note between the Registrant and James Molenda, dated January 4, 2001.
10.30†	Agreement between the Registrant and James Molenda, dated January 15, 2008.
10.31†	Agreement between the Registrant and Beechtree Capital, LLC, dated January 30, 2008.
10.32†	Promissory Note between the Registrant and F.T.Q., dated September 21, 2009.
10.33†	Warrant to Purchase Stock between the Registrant and F.T.Q., dated September 21, 2009.
10.34†	Subordinated Security Agreement between the Registrant and F.T.Q., dated September 21, 2009.
10.35†	Amended and Restated Loan and Security Agreement between Nexsan Technologies Incorporated and Comerica Bank, dated July 28, 2009.
10.36†	Offer Letter between Nexsan Technologies Incorporated and Michael McGuire, dated October 22, 2008, as amended.
10.37†	Irrevocable letter of intent to exchange exchangeable shares between the Registrant and Thomas F. Gosnell, dated December 24, 2009.
10.38†	2010 Employee Stock Purchase Plan, to be in effect upon the completion this offering.
21.1†	List of Subsidiaries of the Registrant.
23.1†	Consent of KPMG LLP, independent registered public accounting firm.
23.2†	Consent of Fenwick & West LLP (included in Exhibit 5.1).
24.1†	Power of Attorney.
24.2†	Power of Attorney of Geoff Barrall.
24.3†	Power of Attorney of William J. Harding.
24.4†	Power of Attorney of Michael F. Price.
99.1†	Consent of Enterprise Strategy Group.
99.2†	Consent of IDC.

†
Previously filed.